Exhibit 10.1
Execution Version

TRANSACTION AGREEMENT
BY AND AMONG
SOLUTIA INC.,
NYCO LLC,
SK CAPITAL PARTNERS II, L.P.
AND
SK TITAN HOLDINGS LLC
MARCH 31, 2009

i

Exhibit A — {Intentionally Omitted}
Exhibit B — Form of Bill of Sale
Exhibit C — Form of Assignment and Assumption Agreement
Exhibit D — Form of Transition Services Agreement
Exhibit E — Form of Intellectual Property Assignments
Exhibit F — Form of DPO Operating Agreement
Exhibit G — Form of DME Supply Agreement
Exhibit H — Form of China Asset Transfer Agreement
Exhibit I — Form of Equistar Lease and Subcontract Agreement
Exhibit J — Form of Louvain-La-Neuve Lease
Exhibit K — Form of Securityholders Agreement
Exhibit L — Form of Holdings Certificate of Incorporation
Exhibit M — Form of Holdings Bylaws
Annex A — Select Transferred Contracts
Annex B — Select Contributed Assets
Annex C — Select Covered Employees
Annex D — Select Excluded Assets
Annex E — Illustrative Net Working Capital Determination
Annex F — Select Products
Annex G — Business Financial Statements
Annex H — Debt Letter of Interest
Annex I — Equity Commitment Letter
Disclosure Schedule

TRANSACTION AGREEMENT
     This TRANSACTION AGREEMENT (this “Agreement”) is entered into as of March 31, 2009 by and among Solutia Inc., a corporation formed under the laws of the State of Delaware (“Solutia” or “Seller” and together with the Other Sellers (as defined below), “Sellers”), NyCo LLC, a limited liability company formed under the laws of the State of Delaware and a direct, wholly-owned subsidiary of Solutia (“Newco”), SK Capital Partners II, L.P., a limited partnership formed under the laws of Delaware (“SK”), and SK Titan Holdings LLC, a limited liability company formed under the laws of the State of Delaware and a direct, wholly-owned subsidiary of SK (“Buyer”). Seller, Newco, SK and Buyer are referred to collectively herein as the “Parties”.
WITNESSETH
     WHEREAS, Solutia, through an unincorporated division thereof and through the Other Sellers, engages in a business operation that manufactures and markets nylon intermediate chemicals and nylon products, including the Products (as defined below) (the “Business”), as well as other business operations unrelated to the Business;
     WHEREAS, Solutia wishes to transfer, and Buyer wishes to acquire, a majority interest in the Business, on the terms and subject to the conditions set forth herein;
     WHEREAS, the transfer of the majority interest in the Business will be effected through (i) the contribution by Solutia and the Other Sellers to Newco or a designated Newco Subsidiary of certain assets held by Sellers and used primarily in the operation of the Business in exchange for equity interests of Newco and, (ii) thereafter, (x) the contribution by Solutia to a corporation formed under the laws of the State of Delaware to be formed by the Parties and named “NyCo Holdings, Inc.” or any other name as mutually agreed upon by Buyer and Seller (“Holdings”) of all of the then-outstanding equity interests of Newco for cash and shares of the capital stock of Holdings as specified herein, and (y) the contribution by Buyer to Holdings of the cash amount specified herein for the shares of the capital stock of Holdings specified herein so that, after giving effect to the transactions contemplated hereby, Buyer shall hold a majority of the outstanding capital stock of Holdings, in each case on the terms and subject to the conditions set forth herein; and
     WHEREAS, it is the intention of the Parties that the contributions to Holdings by Solutia of all of the equity interests of Newco in exchange for cash and shares of the capital stock of Holdings, on the one hand, and by Buyer of cash in exchange for shares of the capital stock of Holdings, on the other hand, together be treated as a tax-free contribution pursuant to Section 351 of the IRC (as defined below).
     NOW, THEREFORE, in consideration of the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

ARTICLE I
DEFINITIONS
     Section 1.1 Definitions. For purposes of this Agreement:
     “ABL” means an asset backed loan facility providing available borrowing to Holdings on commercially reasonable terms and conditions.
     “Accounts Receivable” means all accounts receivable of the Business outstanding on the Closing Date and all claims, refunds and credits with respect thereto.
     “Acquisition Proposal” means any inquiry regarding, or a proposal or offer to enter into, a Covered Transaction from any Person or group of Persons other than SK, Buyer or any of their Affiliates.
     “Adjustment Determination Effective Time” has the meaning set forth in Section 2.9(a).
     “Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.
     “Aggregate Reserved Capacity” means the total Committed Reserved Capacity for all existing Users.
     “Agreement” has the meaning set forth in the preamble.
     “Antitrust Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and all other laws and orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, whether in the United States or elsewhere.
     “Applicable Guest Agreement” has the meaning set forth in Section 8.7.
     “Assignment and Assumption Agreement” has the meaning set forth in Section 2.8(a)(ii).
     “Assumed Liabilities” means all Liabilities of any Seller related to the Business as of the Closing Date or arising from and after the date thereof, including:
     (a) all Liabilities reflected on the Conclusive Net Working Capital Statement;
     (b) all Liabilities relating to or arising out of the Transferred Contracts;
     (c) to the extent not assumed pursuant to any other clause of this definition, (i) all Liabilities set forth on the Most Recent Balance Sheet to the extent not reduced, discharged or released prior to Closing, but not including any Excluded Liabilities set forth thereon, and (ii) all Liabilities of Sellers that are of the same type and nature of the Liabilities identified on the Most Recent Balance Sheet relating to the Business which have arisen after the date of the Most Recent Balance Sheet Date in the ordinary course of business which would appear on a balance sheet prepared in accordance with GAAP consistently applied with the Most Recent Balance Sheet, but not including any Excluded Liabilities which would appear thereon;
     (d) all Liabilities for product returns or replacements or relating to or arising under any product warranties, claims of product liability, obligations to indemnify or similar claims related to the Business at any time;
     (e) other than the Excluded Environmental Liabilities, all Liabilities relating to or arising out of the ownership or operation of the Facilities or otherwise relating to or arising out of the past, current or future conduct of the Business with respect to environmental, health or safety matters, including all such Liabilities arising pursuant to Environmental, Health or Safety Requirements;
     (f) all Liabilities of the Business for unpaid Taxes with respect to taxable periods or portions thereof ending on or prior to the Closing Date (other than Liabilities for Income Taxes of any Seller);
     (g) any Liability relating to or arising out of any claim or threatened claim that the use of the Intellectual Property acquired hereunder infringed, misappropriated or otherwise violated the Intellectual Property or any right of any Person;
     (h) all Liabilities related to or arising out of any claims, causes of action, lawsuits, or any other legal proceedings, whether in tort, contract or otherwise, relating to or arising out of the Business or any Contributed Asset at any time (other than the Retained Litigation Matters);
     (i) for the avoidance of doubt, all Liabilities relating to or arising out of the ownership or operation of the Business or any Contributed Asset from and after the Closing Date;
     (j) all Liabilities to be assumed by Holdings, Newco or Buyer (or any of their respective Subsidiaries) in accordance with the provisions of Section 6.8; and
     (k) all Liabilities to be assumed by Holdings, Newco or Buyer (or any of their respective Subsidiaries) in accordance with the provisions of Section 6.12.
provided, however, that, notwithstanding the above, the Assumed Liabilities shall not include (i) any Liability of any Other Seller organized under the laws of China related to the Business as of the Closing Date; or (ii) any other Excluded Liabilities.
     “Basket” has the meaning set forth in Section 8.4(g).
     “Bill of Sale” has the meaning set forth in Section 2.8(a)(i).
     “Bonding Requirements” means standby letters of credit, guarantees, indemnity bonds and other financial commitment credit support instruments issued by third parties on behalf of any Seller or any of its respective Subsidiaries regarding the Business.

     “Business” has the meaning set forth in the recitals.
     “Business Day” means any day other than a Saturday, a Sunday or a day on which banks located in New York, New York shall be authorized or required by law to close.
     “Buyer” has the meaning set forth in the preamble.
     “Buyer Counterparty” has the meaning set forth in Section 8.7(a).
     “Buyer Indemnified Party” has the meaning set forth in Section 8.2.
     “Buyer Termination Fee” has the meaning set forth in Section 9.2(a).
     “Cap” has the meaning set forth in Section 8.4(i).
     “Cash” means cash, cash equivalents and liquid investments.
     “Cash Amount” means Fifty Million Dollars ($50,000,000).
     “China” means the People’s Republic of China, but excluding the Special Administrative Region of Hong Kong, the Special Administrative Region of Macao, and Taiwan Province.
     “China Asset Transfer Agreement” has the meaning set forth in Section 2.8(a)(vii).
     “China Asset Transfer Closing” means the closing of the transactions contemplated by the China Asset Transfer Agreement.
     “China Assumed Liabilities” means any Liability of any Other Seller organized under the laws of China that (a) would be an Assumed Liability but for clause (i) of the proviso to the definition of Assumed Liabilities or (b) is otherwise to be assumed by Newco or any Newco Subsidiary pursuant to the China Asset Transfer Agreement.
     “China Business Assets” means any asset of any Other Seller organized under the laws of China, including any rights of any such Other Seller under any Contracts, that would be a Contributed Asset but for clause (i) of the proviso to the definition of Contributed Assets.
     “Chocolate Bayou Plant” means Seller’s Chocolate Bayou plant located in Alvin, Texas.
     “Closing” has the meaning set forth in Section 2.7.
     “Closing Date” has the meaning set forth in Section 2.7.
     “COBRA” has the meaning set forth in Section 6.8(g).
     “Committed Reserved Capacity” means, with respect to each User, the Reserved Capacity that is reserved for, and committed to by, such User as of the date hereof.
     “Conclusive Net Working Capital Statement” has the meaning set forth in Section 2.9(c).

     “Conclusive Quarterly Statement” has the meaning set forth in Section 6.14(b)(iii).
     “Confidentiality Agreement” means the letter agreement, dated as of July 30, 2008, by and between Solutia and Valence Group, regarding the terms and conditions on which Solutia would make available to Valence Group and its Representatives (solely for such purposes, as defined therein) certain information relating to the Business.
     “Contract” means any agreement, contract, lease, sublease, indenture, mortgage, instrument, guaranty, loan or credit agreement, note, bond, customer order, purchase order, franchise, dealer and distributorship agreement, supply agreement, development agreement, joint venture agreement, license agreement, promotion agreement, partnership agreement or other binding arrangement, understanding, permission or commitment, whether written or oral and including any right or obligation under any of the foregoing.
     “Contract Rejection Effective Date” means the effective date of Equistar’s rejection, pursuant to 11 U.S.C. s. 365, of the Equistar U&S Agreement and the Equistar Land Lease, as such effective date is established by the Order Authorizing the (i) Long-Term Idling of the Chocolate Bayou Olefins Facility; (ii) Reduction of the Workforce at the Facility; and (iii) Rejection of Certain Executory Contracts and Unexpired Leases Related to the Facility, entered in the Equistar Chapter 11 Case on March 13, 2009, as such order or the effective date set forth therein for rejection of the Equistar U&S Agreement and the Equistar Land Lease may be modified by any later order entered in the Equistar Chapter 11 Case.
     “Contributed Assets” means all of Sellers’ right, title, and interest in and to all of the following assets of Sellers used or held for use primarily in the operation of the Business as of the Closing Date:
     (a) Inventory;
     (b) Furnishings and Equipment;
     (c) Records;
     (d) Intellectual Property (subject to the license set forth in Section 2.11);
     (e) Owned Real Property;
     (f) all rights under Contracts primarily relating to (x) the Business or (y) any asset included in the definition of Contributed Assets, including those Contracts listed on Annex A hereto other than those that expire or that are terminated prior to the Closing, but, in each case, excluding this Agreement, any Related Agreement or any Contracts primarily related to any Excluded Asset and any Seller’s rights under any such excluded Contracts (all Contracts contemplated by this clause (f), the “Transferred Contracts”);
     (g) all Current Assets, including Accounts Receivable (excluding the Equistar Accounts Receivable), reflected on the Conclusive Net Working Capital Statement;

     (h) all claims, deposits, pre-payments, refunds, causes of action, rights of set-off and rights of recoupment (including any such item relating to the payment of Taxes (other than such items relating to Income Taxes of Sellers)) primarily related to any Contributed Asset (and in no event related to or arising out of any Excluded Equistar Asset);
     (i) all transferable Permits primarily relating to the Business, but excluding Permits primarily related to any Excluded Asset (all Permits contemplated by this clause (i), the “Transferred Permits”);
     (j) all assets to be acquired by Holdings or Newco in accordance with the provisions of Section 6.8;
     (k) all assets to be acquired by Holdings or Newco in accordance with the provisions of Section 6.12; and
     (l) all other assets used primarily in the ordinary course of business of the Business, including all long term assets reflected on the balance sheet for the Most Recent Fiscal Year End other than those assets used, disposed of, consumed or transferred, to the extent contemplated by Section 3.7 or in the ordinary course of business from and after the date hereof;
provided, however, notwithstanding anything to the contrary set forth in this definition, the Contributed Assets shall not include (i) any asset of any Other Seller organized under the laws of China, including any rights of any such Subsidiary under any Contracts, or (ii) any other Excluded Assets. For the avoidance of doubt, the Contributed Assets shall include all of Sellers’ right, title, and interest in and to all the assets of Sellers set forth on Annex B hereto.
     “Conversion Rate” means, as of any date and for any currency conversion, the exchange rate for the conversion of such currencies as reported as of the last Business Day prior to such date in The Wall Street Journal or if not available, any other internationally recognized financial publication.
     “Covered China Employee” means any Covered Employee who is based in China.
     “Covered Employee” means an employee of Solutia or any of its Subsidiaries who is either (i) named on Annex C hereto or (ii) hired from and after the date hereof or, if the date of preparation of Annex C hereto is indicated thereon, the date of preparation thereof, in either case contemplated by this clause (ii), whose duties relate primarily to the operations of the Business, and in the case of either of clause (i) or (ii), if such employee is still actively employed by Solutia or any of its Subsidiaries as of immediately prior to the Closing regardless of the company payroll on which such individuals are listed.
     “Covered EU Employee” means any Covered Employee who is based in the European Union.
     “Covered Foreign Employee” means any Covered Employee who is not a Covered U.S. Employee.

     “Covered Period” has the meaning set forth in Section 6.14(b).
     “Covered Transaction” means a transaction for the sale of any of the Facilities that are Owned Real Property or all of, or a majority interest in, the Business through (i) the issuance or sale of capital stock or other securities of any Subsidiary of Seller holding assets of the Business (but in no event including capital stock or securities of Seller itself) or (ii) the sale of the assets of the Business other than any sale of (x) assets typically sold in the ordinary course of business (including inventory) or (y) assets of the Business together with all or substantially all of Seller’s other assets.
     “Covered U.S. Employee” means any Covered Employee who is based in the United States of America.
     “Current Assets” has the meaning set forth in the definition of Net Working Capital.
     “Current Liabilities” has the meaning set forth in the definition of Net Working Capital.
     “Damages” has the meaning set forth in Section 8.2.
     “Debt Financing” has the meaning set forth in Section 4.7(a).
     “Debt Letter of Interest” has the meaning set forth in Section 4.7(a).
     “Decree” means any judgment, decree, ruling, injunction, assessment, attachment, undertaking, award, charge, writ, executive order, administrative order, consent order or any other order of any Governmental Authority.
     “Disclosure Schedule” has the meaning set forth in Article III.
     “Disclosure Supplement” has the meaning set forth in Section 5.7.
     “Disputed Items” has the meaning set forth in Section 2.9(c).
     “DME Supply Agreement” has the meaning set forth in Section 2.8(a)(vi).
     “DPO Operating Agreement” has the meaning set forth in Section 2.8(a)(v).
     “Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) covered by ERISA and any other material employee benefit plan, program or arrangement of any kind established, maintained, sponsored or contributed to (or with respect to which an obligation to contribute has been undertaken) by any Seller on behalf of any Covered Employee or any similar employee benefit plan governed by the laws of any foreign jurisdiction.
     “Environmental, Health or Safety Requirements” means all federal, state, local and foreign statutes, regulations, rules, common law, codes, and all legally binding judicial and administrative orders, Decrees, and determinations, in each case, concerning worker health and safety, pollution or protection of the environment, or the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of, threatened Release of, or exposure, to Hazardous Materials, including but not limited to: the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Hazardous Material Transportation Act 49 U.S.C. § 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. § 136 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Occupational Safety & Health Act of 1970, 29 U.S.C. § 651 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the European Union Registration, Evaluation, Authorization and Restriction of Chemical Substances Act, EC 1907/2006 et seq.; and the state analogies thereto, all as amended or superseded from time to time.
     “Environmental Permits” has the meaning set forth in Section 3.21(a).
     “Equistar” means Equistar Chemicals, L.P.
     “Equistar Accounts Payable” means all accounts payable of the Business to Equistar outstanding on the Closing Date.
     “Equistar Accounts Receivable” means all accounts receivable of the Business from Equistar outstanding on the Closing Date and all claims, refunds and credits with respect thereto.
     “Equistar Chapter 11 Case” means the case commenced under chapter 11 of title 11 of the United States Code for Equistar Chemicals, L.P. on January 6, 2009 in the United States Bankruptcy Court for the Southern District of New York, which case has been consolidated for procedural purposes with that of Lyondell Chemical Company and is being jointly administered therewith under docket number 09-10023 (REG), together with all adversary proceedings, appeals and other ancillary proceedings to which Equistar Chemicals, L.P. is a party.
     “Equistar Land Lease” means the Sublease Agreement dated June 9, 1987, between Seller (as successor in interest thereto to E. I. du Pont de Nemours and Company) and Equistar (as successor in interest thereto to Cain Chemical Inc.).
     “Equistar Lease and Subcontract Agreement” has the meaning set forth in Section 2.8(a)(viii).
     “Equistar Residual Costs” means, with respect to each calendar quarter (prorated for any partial calendar quarter) during the Covered Period, the amount, if any, by which the amount of Newco’s User Cost Allocation for such calendar quarter exceeds the amount that Newco’s User Cost Allocation would have been for such calendar quarter without giving effect to the contract rejection contemplated to occur at the Contract Rejection Effective Date.
     “Equistar Resolution Period” has the meaning set forth in Section 6.14(b)(iii).
     “Equistar U&S Agreement” means the Amended and Restated Utilities and Services Agreement, dated as of September 30, 1999, as amended by Amendment No.1 dated September 30, 1999, by and between Seller and Equistar.

     “Equity Commitment Letter” has the meaning set forth in Section 4.7(a).
     “Equity Financing” has the meaning set forth in Section 4.7(a).
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means any entity that would be deemed a “single employer” with Sellers under Section 414(b), (c), (m) or (o) of the IRC or Section 4001 of ERISA.
     “Estimated Net Working Capital Amount” has the meaning set forth in Section 2.9(a).
     “Estimated Net Working Capital Statement” has the meaning set forth in Section 2.9(a).
     “Estimated Tax Basis Balance Sheets” has the meaning set forth in Section 3.13(g).
     “EU” means the European Union.
     “EU Employer’s Obligations” means all obligations or requirements related to the employment of personnel that an employer needs to comply with in its relation with employees, former employees, employee representatives, trade unions, public authorities, pension funds and insurance companies), whether statutory, regulatory, contractual or otherwise, including any obligation to discharge remuneration, benefits, bonus and incentive payments, holiday pay, termination indemnities, insurance premiums, pension fund contributions, tax and social security contributions.
     “EU Transfer Regulations” means the legislation, regulation, enactment, agreement or other instrument implementing the provisions of EC Directive No. 2001/23 dated March 12, 2001, which for Belgium means, in particular Collective Bargaining Agreement nr. 32bis, as amended, and Collective Bargaining Agreement nr. 9, as amended.
     “Exchange Act” means the Securities Exchange Act of 1934.
     “Excluded Assets” means all assets of any Seller as of the Closing that are not Contributed Assets, including:
     (a) any asset of any Seller that is (x) not used primarily in the Business or (y) used primarily in the Business but inseparable from any other business of Solutia or any of its Affiliates and, in the case of (y), set forth on Section 1.1(a)(i) of the Disclosure Schedule, in each case, including: (i) certificates of incorporation or organizational documents, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, stock certificates and other documents relating to the organization, maintenance and existence of such Seller as a corporation or any other entity (other than Newco or any Newco Subsidiary); (ii) Records related to Taxes paid or payable by any Seller; (iii) any Income Tax asset of or with respect to any Seller; (iv) any assets not customarily based or located at the Facilities or at the homes of Covered Employees who work out of their homes and are not assigned a permanent office at a Facility; and (v) the name “Solutia” and any name or trademark, service mark, trade name, logo, trade dress, Internet domain name or other indicia of origin that includes or relates to such name, or any related derivatives, abbreviations, acronyms or other formatives based on such name, whether alone or in combination with any other words, phrases, or designs, and all registrations, applications and renewals thereof and all rights and goodwill associated therewith and any name or trademark, service mark, trade name, logo, Internet domain name or other indicia of origin that is confusingly similar thereto or derived therefrom, including the marks set forth on Section 1.1(a)(ii) of the Disclosure Schedule (collectively, the “Solutia Marks”);
     (b) capital stock of any of Solutia’s Subsidiaries (other than capital stock of any of Newco’s Subsidiaries), including any Newco Units;
     (c) Cash or securities;
     (d) all Excluded Equistar Assets;
     (e) except as provided in Section 6.8, all rights and assets under or related to any Employee Benefit Plan;
     (f) all Permits other than Transferred Permits;
     (g) all insurance policies and binders and all claims, refunds and credits from insurance policies or binders due or to become due with respect to such policies or binders;
     (h) all rights, claims and counterclaims with respect to the Retained Litigation Matters;
     (i) any Seller’s rights under this Agreement or any Related Agreement;
     (j) any Seller’s rights under any Contracts primarily related to any Excluded Asset;
     (k) the China Business Assets; and
     (l) without limiting the generality of the foregoing, all assets listed on Annex D hereto.
     “Excluded Environmental Liabilities” means any and all Liabilities relating to environmental, health or safety matters, including all such Liabilities relating to or arising pursuant to Environmental, Health or Safety Requirements, in each case to the extent relating to or arising from: (a) any and all facilities and real property, other than the Facilities, currently or formerly owned, operated, leased or occupied by the Business, Sellers or their respective Affiliates or predecessors prior to the Closing Date (including any Releases of Hazardous Materials therefrom); or (b) the transportation, treatment, storage or disposal of Hazardous Materials or the arrangement for such activities prior to the Closing Date, by, on behalf of, or in connection with: (i) Sellers, (ii) the Business, (iii) any predecessors or Affiliates of Sellers or (iv) any entities previously owned by

Sellers, in each case, at or to any off-site location (for the avoidance of doubt excluding any such disposal or arrangement for disposal at or beneath the Facilities but including any such Hazardous Materials produced or generated for off-site treatment, storage or disposal on or prior to the Closing Date in connection with operations at the Facilities).
     “Excluded Equistar Assets” means (i) all Equistar Accounts Receivable; (ii) all rights of any Seller under Contracts with Equistar and any Seller’s rights under any such Contracts (“Excluded Equistar Contracts”); and (iii) claims, deposits, pre-payments, refunds, causes of action, rights of set-off and rights of recoupment primarily related to any other Excluded Equistar Asset.
     “Excluded Equistar Contracts” has the meaning set forth in the definition of Excluded Equistar Assets.
     “Excluded Equistar Liabilities” means (i) all Equistar Accounts Payable; (ii) all Liabilities related to or arising out of the Excluded Equistar Contracts; (iii) claims, deposits, pre payments, refunds, causes of action, rights of set-off and rights of recoupment primarily related to any other Excluded Equistar Asset; and (iv) all portions of the working fund liability relating to Equistar.
     “Excluded Liabilities” means the following Liabilities of Sellers:
     (a) any Liability not relating to or arising out of the Business, including any Liability primarily relating to or primarily arising out of the Excluded Assets or Seller corporate overhead or administrative and operational functions associated with operating the Business historically provided by Seller (except as provided for in the Transition Services Agreement);
     (b) any Liability for the Retained Litigation Matters;
     (c) any Liability of Sellers for Income Taxes with respect to the Business or otherwise;
     (d) except for such Liabilities to be assumed by Holdings, Newco or Buyer (or any of their respective Subsidiaries) in accordance with Section 6.8 or Section 6.12, all Liabilities relating to employees of Sellers in connection with withheld payroll Taxes, payroll, workman’s compensation benefits and accounts payable employee withholding, in each case, accrued prior to the Closing (other than any such Liabilities set forth on the Conclusive Net Working Capital Statement);
     (e) all Liabilities of Sellers or, for obligations to be performed prior to the Closing, Newco under this Agreement or any Related Agreement and the transactions contemplated hereby or thereby;
     (f) except for such Liabilities to be assumed by Holdings, Newco or Buyer (or any of their respective Subsidiaries) in accordance with Section 6.8 or Section 6.12, all Liabilities of Sellers or any ERISA Affiliate with respect to any Employee Benefit Plan;

     (g) the China Assumed Liabilities (to the extent relating to clause (a) of the definition thereof);
     (h) all Excluded Equistar Liabilities;
     (i) all Liabilities of Sellers to HSBC Securities (USA) Inc. in connection with its engagement by Solutia as a financial advisor in connection with the transactions contemplated hereby;
     (j) all Excluded Environmental Liabilities;
     (k) any indebtedness for borrowed money (for the avoidance of doubt, other than any Liabilities included under Bonding Requirements);
     (l) the payable obligations pursuant to the prepayment letter, dated March 4, 2009, by and between Seller and Monsanto Company, relating to the Chocolate Bayou agreements with Solutia; and
     (m) any Liability for severance, compensation or benefits for any employee who is not a Covered Employee;
provided, however, that, notwithstanding the above, the Excluded Liabilities shall not include any Liability reflected on the Conclusive Net Working Capital Statement.
     “Existing Grandfathered Business” has the meaning set forth in Section 6.6.
     “Expense Reimbursement Letter Agreement” has the meaning set forth in Section 10.2.
     “Facilities” means the Owned Real Property and the Leased Real Property.
     “Factory Indirect Expense” or “FIE” has the meaning set forth in the Equistar U&S Agreement, computed in compliance with the Equistar U&S Agreement and otherwise on a basis that is consistent with the methodologies used to calculate FIE prior to Closing.
     “FIE Allocation” means, with respect to each User, the allocated share of FIE for FIE Services received by such User, computed in compliance with the Equistar U&S Agreement and otherwise on a basis that is consistent with the methodologies used to calculate the FIE Allocation prior to Closing.
     “FIE Services” means those services for which an FIE account is established.
     “Financial Statements” has the meaning set forth in Section 3.6.
     “Financing” has the meaning set forth in Section 4.7(a).
     “Financing Agreements” has the meaning set forth in Section 5.11(a).
     “Financing Commitments” has the meaning set forth in Section 4.7(a).

     “Fixed Costs” means the Fixed Costs (as defined in the Equistar U&S Agreement) actually incurred to provide Utilities and Services, computed in compliance with the Equistar U&S Agreement and otherwise on a basis that is consistent with the methodologies used to calculate Fixed Costs prior to Closing.
     “Fixed Costs Allocation” means, with respect to a User, an amount equal to such User’s Fixed Costs Percentage multiplied by the total Fixed Costs for the Chocolate Bayou Plant.
     “Fixed Costs Percentage” means, with respect to each User, the ratio of such User’s Committed Reserved Capacity to the Aggregate Reserved Capacity, stated as a percentage.
     “Foreign Benefit Plan” means any Employee Benefit Plan maintained primarily for the benefit of Covered Foreign Employees except plans, programs or arrangements that Sellers are required to maintain or contribute to in order to be in compliance with non-United States laws.
     “Furnishings and Equipment” means tangible personal property (other than Inventory and Intellectual Property), including machinery, equipment, computers, furniture, automobiles, trucks, railcars, tractors and trailers.
     “GAAP” means United States generally accepted accounting principles consistently applied.
     “Governmental Authority” means any federal, state, local or foreign governmental or regulatory authority, agency, commission, court, body or other governmental entity.
     “Guest Agreement” has the meaning set forth in Section 3.11(a)(i).
     “Guest Occurrence” has the meaning set forth in Section 8.7(a).
     “Hazardous Material” means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, mold, lead or lead-containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes in any amount or concentration which are regulated under or for which liability can be imposed under any Environmental, Health or Safety Requirements.
     “Holdings” has the meaning set forth in the recitals.
     “Holdings Common Stock” means common stock, par value $0.01 per share, of Holdings.
     “Holdings Contribution Shares” has the meaning set forth in Section 2.6.
     “Holdings Formation Contribution” means the contribution of the assets to Holdings in exchange for the Holdings Contribution Shares as contemplated by Section 2.5 and Section 2.6.
     “Holdings Pension Plan” has the meaning set forth in Section 6.12(b)(i).

     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
     “Income Taxes” means any Tax based on or measured by reference to net income, including any interest, penalty or addition thereto, whether disputed or not.
     “Indemnified Party” means any Buyer Indemnified Party or Seller Indemnified Party, as appropriate.
     “Indemnifying Party” has the meaning set forth in Section 8.4(c).
     “Intellectual Property” means (a) all issued patents and patent applications, together with all reissuances, continuations, continuations-in-part, divisionals, extensions and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, trade names and Internet domain names, together with all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyright registrations and applications for registration therefor and renewals in connection therewith and copyrightable materials; (d) all trade secrets, know-how, technology, improvements and inventions; and (e) all computer software (including data and databases).
     “Intellectual Property Assignments” has the meaning set forth in Section 2.8(a)(iv).
     “Inventory” means inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods.
     “IRC” means the Internal Revenue Code of 1986.
     “Knowledge” of a Person (and other words of similar import) means the actual knowledge of (i) with respect to Seller, Merlin Belnap, Dale Borths, Robert T. DeBolt, James T. Strehl, James R. Voss, Angela Wilson, Nadim Qureshi, Gary Lanser, James Sullivan, D. John Srivisal and Tim Spihlman, or (ii) with respect to Buyer or SK, Barry Siadat, Jamshid Keynejad, Mark N. Delevie, Fred Poses, Brad Cerepak, Peter D’Aloia and Gene Kenyon.
     “Leased Real Property” means any land, buildings, structures, improvements, fixtures or other interest in real property leased by a Seller pursuant to any of the Leases used exclusively in the Business.
     “Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which any Seller holds any leasehold or subleasehold estates and other rights to use or occupy any Leased Real Property.
     “Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due) regardless of when arising, including any liability for Taxes.
     “Lien” means any mortgage, pledge, lien, charge, security interest, option, right of first refusal, easement, security agreement or other encumbrance or restriction on the use or transfer of any property; provided, however, that “Lien” shall not be deemed to include any license of Intellectual Property.
     “Litigation” means any action, suit, claim, investigation, audit, demand, hearing or proceeding, whether civil, criminal, administrative or arbitral, whether at law or in equity and whether before any Governmental Authority.
     “Louvain-La-Neuve Lease” has the meaning set forth in Section 2.8(a)(ix).
     “Maintenance Costs” has the meaning set forth in Section 2.10.
     “Material Adverse Effect” means, when used with respect to a Person or the Business, any effect or change that (i) would be materially adverse to the business, assets, financial condition, operating results or operations of the Person and its Subsidiaries (taken as a whole) or the Business as presently conducted, as applicable; provided, however, that no effects or changes arising from or related to any of the following shall be deemed to constitute a Material Adverse Effect: (a) general business or economic conditions in North America, Europe, the Middle East, Africa or Asia; (b) general business or economic conditions affecting the industry in which such Person or the Business, as applicable, operates; (c) national or international political or social conditions, including the engagement by any country in North America, Europe, the Middle East, Africa or Asia in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon any country in North America, Europe, the Middle East, Africa or Asia, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of any country in North America, Europe, the Middle East, Africa or Asia; (d) financial, banking or securities markets (including any disruption thereof or any decline in the price of securities generally or any market or index); (e) commodities prices; (f) changes in law or changes in generally accepted accounting principles applicable to the financial statements of such Person or the Business; (g) the taking of any action contemplated by this Agreement or any Related Agreement; (h) changes as a result of the announcement or pendency of this Agreement or any Related Agreement; or (i) the failure of the Business to meet any full or partial 2009 projections of earnings, revenues or any other financial measure (regardless of whether such projections were made by Seller or independent third parties); provided, however, that the underlying causes for such failure may, except as otherwise provided herein, be considered for purposes of determining the occurrence of a Material Adverse Effect or (ii) would materially adversely affect the ability of such Person or its Affiliates to consummate the transactions contemplated by this Agreement or the Related Agreements on a timely basis, in the case of either clause (i) or (ii), excluding any effects or changes arising from or related to the breach of the Agreement by Buyer or SK.
     “Material Contract” has the meaning set forth in Section 3.11(a).
     “Maximum Net Contribution” has the meaning set forth in Section 2.9(e).
     “Minimum Claim Amount” has the meaning set forth in Section 8.4(h).
     “Mitigation Actions” has the meaning set forth in Section 6.14(b)(i).

     “Most Recent Balance Sheet” means the balance sheet for the Most Recent Fiscal Quarter End.
     “Most Recent Financial Statements” has the meaning set forth in Section 3.6.
     “Most Recent Fiscal Quarter End” has the meaning set forth in Section 3.6.
     “Most Recent Fiscal Year” means the fiscal year ending on the Most Recent Fiscal Year End.
     “Most Recent Fiscal Year End” has the meaning set forth in Section 3.6.
     “Multiemployer Plans” has the meaning set forth in Sections 3(37) and 4001(a)(3) of ERISA.
     “Multiple Employer Plan” means a “Single Employer Plan” as defined in Section 4001(a)(15) of ERISA that is subject to Title IV of ERISA and that is maintained for Covered Employees and employees of at least one person other than Seller and its ERISA Affiliates.
     “Net Working Capital” means the (A) current assets of the Business (excluding Cash and all Equistar Accounts Receivables) (the “Current Assets”) less (B) current liabilities of the Business (excluding all Equistar Accounts Payables) (the “Current Liabilities”), in either case as determined in accordance with GAAP and the other methods used in preparing the illustrative determination of the Net Working Capital attached as Annex E hereto (including as indicated thereon) and assuming solely for such purposes that the China Business Assets were Contributed Assets and the China Assumed Liabilities (other than those Liabilities contemplated by clause (b) of the definition thereof arising from and after the Closing) were Assumed Liabilities; provided, however, that all intercompany accounts receivable and intercompany accounts payable (or, in either case, credits therefor) shall be disregarded for purposes of determining the Net Working Capital. Any amount of resin inventory in excess of Ninety Million (90,000,000) pounds shall be excluded from the valuation of Inventory included in Current Assets if the Closing occurs at or following April 30, 2009.
     “Neutral Arbitrator” has the meaning set forth in Section 2.9(c).
     “New Pension Plan” has the meaning set forth in Section 6.8(l)(v)(A).
     “Newco” has the meaning set forth in the preamble.
     “Newco’s Flex Plan” has the meaning set forth in Section 6.8(h).
     “Newco Formation Contribution” means the contribution of the Contributed Assets by Seller to Newco contemplated by Section 2.1 and the assumption of the Assumed Liabilities by Newco contemplated by Section 2.2, in exchange for the Newco Formation Contribution Units.
     “Newco Formation Contribution Units” has the meaning set forth in Section 2.4.
     “Newco Subsidiary” means any Subsidiary of Newco.

     “Newco Units” means all capital stock of Newco, which shall be comprised as of the Closing of (x) all equity units of Newco owned by Solutia as of the date hereof and (y) the Newco Formation Contribution Units.
     “Objectionable Items” has the meaning set forth in Section 6.14(b)(iii).
     “Objection Notice” has the meaning set forth in Section 6.14(b)(iii).
     “Only Representative” has the meaning set forth in Section 5.4(c).
     “Other Sellers” means each of those Subsidiaries of Solutia that as of the Closing or, as applicable solely to the China Business Assets, the China Asset Transfer Closing (A) holds or held any asset primarily related to the Business, (B) is or has been party to any Contract primarily related to the Business, (C) conducts or has conducted any activity primarily related to the Business, or (D) is or has been subject to any Liability primarily related to the Business; provided, however, that neither Newco nor any Newco Subsidiary shall be deemed to be an Other Seller.
     “Outside Date” has the meaning set forth in Section 9.1(b)(i).
     “Owned Real Property” means all land owned by Sellers used primarily with respect to the Business, together with any and all buildings, fixtures, structures and improvements located thereon and all rights, privileges, easements, licenses, hereditaments and other appurtenances relating thereto.
     “Party” has the meaning set forth in the preamble.
     “Pension Target Amount” has the meaning set forth in Section 6.12(c).
     “Permit” means any franchise, approval, permit, license, order, registration, certificate, variance or similar right obtained from any government or governmental agency.
     “Permitted Lien” means (a) Liens for Taxes or mechanic’s, workmen’s, repairmen’s, warehousemen’s, carrier’s or other similar Liens, including all statutory liens, arising or incurred in the ordinary course of business, in each case that are not yet delinquent, due or payable, or which are being contested in good faith by appropriate proceedings; (b) with respect to leased or licensed personal property, the terms and conditions of the lease or license applicable thereto; (c) with respect to real property, zoning, building codes and other land use laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the Business, except where any such violation would not reasonably be expected to individually or in the aggregate materially impair the use or operation of the affected property or the conduct of the Business thereon as it is currently being conducted; (d) Liens for any financing secured by an asset, where the financing obligation is an Assumed Liability and such asset is a Contributed Asset; (e) easements, covenants, conditions, restrictions, leases and other similar matters affecting title to real property and other encroachments and title and survey defects that do not or would not, individually or in the aggregate, materially impair the use or occupancy of such real property in the operation of the Business taken as a whole as it is currently conducted; (f) matters set forth on the disclosed survey of the real property; (g) other Liens set forth on Section 3.8 of the Disclosure Schedule; and (h) other Liens that, individually or in the aggregate, do not materially impair the use or operations of the affected property or the conduct of the Business therewith as it is currently being used and conducted.
     “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity, including any Governmental Authority or any group of any of the foregoing.
     “Post-Closing Net Working Capital Statement” has the meaning set forth in Section 2.9(b).
     “Products” means the products manufactured and/or marketed by the Business listed on Annex F hereto.
     “Quarterly Invoice” has the meaning set forth in Section 6.14(b)(ii).
     “Quarterly Statement” has the meaning set forth in Section 6.14(b)(ii).
     “Records” means the books, records, ledgers, invoices, documents, correspondence, lists (including customer lists and supplier lists), plans, drawings, designs, specifications, advertising and promotional materials, reports, data and other printed materials.
     “REACH” means Regulation (EC) No 1907/2006 of the European Parliament and of the Council of December 18, 2006 concerning the Registration, Evaluation, Authorization and Restriction of Chemicals.
     “Related Agreements” means the Bill of Sale, the Assignment and Assumption Agreement, the Transition Services Agreement, the Intellectual Property Assignments, the DPO Operating Agreement, the DME Supply Agreement, the China Asset Transfer Agreement, the Louvain-La-Neuve Lease, the Securityholders Agreement, the Equistar Lease and Subcontract Agreement, and all other Contracts, schedules, certificates or other documents being delivered pursuant to or in connection with this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Transition Services Agreement, the Intellectual Property Assignments, the DPO Operating Agreement, the DME Supply Agreement, the China Asset Transfer Agreement, the Louvain-La-Neuve Lease, the Securityholders Agreement or the Equistar Lease and Subcontract Agreement.
     “Representative” means, when used with respect to a Person, the Person’s controlled Affiliates (including Subsidiaries) and such Person’s and any of the foregoing Persons’ respective officers, directors, managers, members, shareholders, partners, employees, agents, representatives, advisors (including financial advisors, bankers, consultants, legal counsel and accountants) and financing sources.
     “Reserved Capacity” means, with respect to each User, the total capacity for each U&S cost center that is required to support the User’s operation based on usage at capacity rates, plus any additional U&S capacity reserved by such User for future use.

     “Resolution Period” has the meaning set forth in Section 2.9(c).
     “Retained Litigation Matters” means the Litigation matters listed on Section 1.1(b) of the Disclosure Schedule.
     “Scheduled Intellectual Property” has the meaning set forth in Section 3.12.
     “Securities Act” means the Securities Act of 1933.
     “Securityholders Agreement” has the meaning set forth in Section 2.8(c)(i).
     “Seller” has the meaning set forth in the preamble.
     “Seller Advanced Expenses” has the meaning set forth in Section 10.1.
     “Seller Indemnified Party” has the meaning set forth in Section 8.3.
     “Seller Pension Plan” has the meaning set forth in Section 6.12(b).
     “Seller Termination Fee” has the meaning set forth in Section 9.2(b).
     “Seller’s Cafeteria Plan” has the meaning set forth in Section 6.8(h).
     “Sellers” has the meaning set forth in the preamble.
     “SK” has the meaning set forth in the preamble.
     “Solicited Acquisition Proposal” means any Acquisition Proposal other than an Unsolicited Acquisition Proposal.
     “Solutia” has the meaning set forth in the preamble.
     “Solutia Marks” has the meaning set forth in the definition of Excluded Assets.
     “Spun Off Plan” has the meaning set forth in Section 6.12(b).
     “Subject Securities” has the meaning set forth in Section 5.15(a).
     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which, directly or indirectly, (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).
     “Target Net Working Capital Amount” has the meaning set forth in Section 2.9(a).
     “Tax” or “Taxes” means any United States federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the IRC), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty or addition thereto, whether disputed or not.
     “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Third Party Claim” has the meaning set forth in Section 8.5(a).
     “Termination Fee” means either the Buyer Termination Fee or the Seller Termination Fee, as appropriate.
     “Transfer Tax” has the meaning set forth in Section 6.10.
     “Transferred Contracts” has the meaning set forth in the definition of Contributed Assets.
     “Transferred Participant” means each Covered U.S. Employee with an accrued benefit under the Seller Pension Plan.
     “Transferred Permits” has the meaning set forth in the definition of Contributed Assets.
     “Transition Services Agreement” has the meaning set forth in Section 2.8(a)(iii).
     “Treasury Regulations” means the treasury regulations promulgated under the IRC.
     “Underfunded Amount” has the meaning set forth in Section 6.12(c).
     “Underfunded Dispute Notice” has the meaning set forth in Section 6.12(c)(i).
     “Unsolicited Acquisition Proposal” means any Acquisition Proposal made other than as a result of a material breach of Section 5.16(a)(i) by Seller.
     “User” means any user of Utilities and Services including Newco and any third parties that have entered into a Guest Agreement.
     “User Cost Allocation” means, with respect to each User, the sum of the Fixed Costs Allocation and the FIE Allocation which are charged to such User.

     “User Costs” means, collectively, Fixed Costs and FIE.
     “Utilities and Services” or “U&S” means the utilities and services used by Newco and other third parties at the Chocolate Bayou Plant, including the Utilities and Services (as defined in the Equistar U&S Agreement) which Equistar is entitled to under the Equistar U&S Agreement.
     “Valence Group” means The Valence Group, LLC, a party of which SK is a Representative (solely for such purposes, as defined in the Confidentiality Agreement).
     “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.
     “Working Capital Allocation Amount” has the meaning set forth in Section 2.9(e).
     “4044 Allocation” has the meaning set forth in Section 6.12(b)(i).
     Section 1.2 Interpretations. Unless otherwise indicated herein to the contrary:
          (a) When a reference is made in this Agreement to an Article, Section, Annex, Exhibit, Schedule, clause or subclause, such reference shall be to an Article, Section, Annex, Exhibit, Schedule, clause or subclause of this Agreement.
          (b) The words “include,” “includes” or “including” and other words or phrases of similar import, when used in this Agreement, shall be deemed to be followed by the words “without limitation.”
          (c) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.
          (d) The word “if” and other words of similar import shall be deemed, in each case, to be followed by the phrase “and only if.”
          (e) The use of “or” or “any” herein is not intended to be exclusive.
          (f) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa.
          (g) All terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.
          (h) Any reference herein to law or to a legal requirement (or, with respect to any statute, ordinance, code, rule or regulation, any provision thereof) shall be deemed to include reference to all laws and or to such legal requirement and any legal requirement promulgated thereunder (or provision thereof, as applicable), including any successor thereto, respectively, in each case, as may be amended.
          (i) References herein to a Person are also deemed to include its permitted successors and assigns. Any reference herein to a Governmental Authority shall be deemed to include reference to any successor thereto.
          (j) Any reference herein to “Dollars” or “$”means United States dollars.
          (k) A reference to a Contract includes supplements and amendments.
          (l) All amounts payable hereunder shall be paid in Dollars. Any amount to be paid or computed hereunder expressed in any currency other than Dollars shall be paid and/or computed in Dollars by using the Conversion Rate as of the Business Day immediately prior to any such payment or computation.
ARTICLE II
FORMATION OF HOLDINGS
     Section 2.1 Contribution of Assets to Newco. At or prior to the Closing, but in any event prior to the Holdings Formation Contribution, subject to the operation of Section 2.10, and on the terms and subject to the conditions set forth in this Agreement, Seller shall, and shall cause the Other Sellers to, contribute, sell, transfer, assign, convey and deliver to Newco or, as contemplated by Section 2.12 or Section 5.4(d), a designated Newco Subsidiary, and Newco and such Newco Subsidiaries, as applicable, will accept and purchase from Sellers, all of the Contributed Assets in exchange for the consideration specified in Section 2.4.
     Section 2.2 Assumed Liabilities. At or prior to the Closing, but in any event prior to the Holdings Formation Contribution, on the terms and subject to the conditions set forth in this Agreement, Newco will assume and become responsible for the Assumed Liabilities. Newco shall pay, perform, honor and discharge, or cause to be paid, performed, honored and discharged, all Assumed Liabilities in a timely manner in accordance with the terms thereof from and after the Closing.
     Section 2.3 Treatment of Intercompany Accounts. Other than as expressly contemplated by any Related Agreement or Annex E hereof, all intercompany accounts receivable, intercompany accounts payable and other obligations due and owing between any Seller and any of its Affiliates shall be disregarded for purposes of the transactions contemplated hereby and shall not be treated as Assumed Liabilities, Contributed Assets, Excluded Assets or Excluded Liabilities.
     Section 2.4 Newco Formation Contribution Consideration. On or prior to the Closing, as consideration for the Newco Formation Contribution, in addition to the other representations, warranties, covenants and agreements of the Parties hereunder, Newco shall issue to Seller, or such Other Seller as Seller shall direct, One Thousand (1,000) newly issued, duly authorized, validly issued, fully paid and non-assessable common units of Newco upon consummation of the Newco Formation Contribution (the “Newco Formation Contribution Units”).

     Section 2.5 Contribution of Newco Units and Cash to Holdings. At the Closing, immediately following the Newco Formation Contribution, on the terms and subject to the conditions of this Agreement:
          (a) Seller shall, or shall cause any Other Seller holding any Newco Units to, contribute, sell, transfer, assign, convey and deliver to Holdings all of the Newco Units;
          (b) Buyer shall contribute, transfer, assign, convey and deliver to Holdings an amount of cash equal to the Cash Amount by wire transfer or other immediately available funds to an account or accounts of Holdings; and
          (c) the Parties shall cause Holdings to accept and purchase from Seller and Buyer, at the Closing, all of the assets to be contributed pursuant to Section 2.5(a) and Section 2.5(b) for the consideration specified in Section 2.6 and Section 2.14.
     Section 2.6 Holdings Formation Contribution Consideration. At the Closing, as consideration for the Holdings Formation Contribution, in addition to the other representations, warranties, covenants and agreements of the Parties hereunder, the Parties shall cause Holdings to (a) issue Two Hundred Thousand (200,000) newly issued, duly authorized, validly issued, fully paid and non-assessable shares of Holdings Common Stock to Seller; (b) pay to Seller cash in an amount equal to the Cash Amount, paid by wire transfer or other immediately available funds to an account or accounts designated by Seller; and (c) issue Nine Million Eight Hundred Thousand (9,800,000) newly issued, duly authorized, validly issued, fully paid and non-assessable shares of Holdings Common Stock to Buyer (the shares to be issued pursuant to clause (a) and clause (c) collectively, the “Holdings Contribution Shares”), in each case upon consummation of the Holdings Formation Contribution. Buyer and Seller acknowledge their intent to establish an employee equity compensation plan following the Closing authorizing issuance of shares of Holdings Common Stock up to twelve percent (12%) of the aggregate fully diluted outstanding shares of Holdings Common Stock.
     Section 2.7 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place in the order set forth in this Article II at the offices of Kirkland & Ellis LLP located at 153 East 53rd Street, New York, New York (or such other location as shall be mutually agreed upon by Seller and Buyer) commencing at 10:00 a.m. local time on a date (the “Closing Date”) that is the later of (a) April 30, 2009 or (b) if all of the conditions to the obligations of Seller and Buyer to consummate the transactions contemplated hereby set forth in Article VII (other than conditions with respect to actions the Parties will take at the Closing itself) are not satisfied or waived as of such date, the tenth (10th) calendar day following the first date upon which all of the conditions to the obligations of Seller and Buyer to consummate the transactions contemplated hereby set forth in Article VII (other than conditions with respect to actions the Parties will take at the Closing itself, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived (or, in the event such calendar day is not a Business Day, on the next Business Day thereafter), or on such other date as shall be mutually agreed upon by Seller and Buyer prior thereto.

     Section 2.8 Deliveries at Closing.
          (a) At or prior to the Closing, in connection with the Newco Formation Contribution and in any event prior to the issuance of the Holdings Contribution Shares contemplated by Section 2.6, Seller shall, or shall cause the Other Sellers to, deliver to Newco or any Newco Subsidiary, as appropriate, the following duly executed documents and other items:
               (i) a Bill of Sale substantially in the form of Exhibit B hereto (the “Bill of Sale”);
               (ii) an Assignment and Assumption Agreement substantially in the form of Exhibit C hereto (the “Assignment and Assumption Agreement”);
               (iii) a Transition Services Agreement substantially in the form of Exhibit D hereto (the “Transition Services Agreement”);
               (iv) instruments of assignment substantially in the form of Exhibit E hereto for each issued patent, registered trademark, and registered copyright, and for each pending application therefore, that is included in the Contributed Assets (collectively, the “Intellectual Property Assignments”);
               (v) a DPO Operating Agreement substantially in the form of Exhibit F hereto (the “DPO Operating Agreement”);
               (vi) a DME Supply Agreement substantially in the form of Exhibit G hereto (the “DME Supply Agreement”);
               (vii) a China Asset Transfer Agreement substantially in the form of Exhibit H hereto providing for, among other things, payment by Newco or a Newco Subsidiary to a Subsidiary of Seller of an amount of cash expected to be equal to Three Hundred Thousand Dollars ($300,000) at the China Asset Transfer Closing (the “China Asset Transfer Agreement”);
               (viii) a Lease and Subcontract Agreement substantially in the form of Exhibit I hereto (the “Equistar Lease and Subcontract Agreement”);
               (ix) a Louvain-La-Neuve Lease substantially in the form of Exhibit J hereto (the “Louvain-La-Neuve Lease”); and
               (x) a special or limited warranty deed, as customary in the applicable jurisdiction, with respect to each parcel of Owned Real Property.
          (b) At or prior to the Closing, in connection with the Newco Formation Contribution and in any event prior to the issuance of the Holdings Contribution Shares contemplated by Section 2.6, Newco shall, or shall cause an applicable Newco Subsidiary to, deliver to Seller and the Other Sellers (as applicable) the following duly executed documents and other items:
               (i) the Bill of Sale;

               (ii) the Assignment and Assumption Agreement;
               (iii) the Transition Services Agreement;
               (iv) the Intellectual Property Assignments;
               (v) the DPO Operating Agreement;
               (vi) the DME Supply Agreement;
               (vii) the China Asset Transfer Agreement;
               (viii) the Equistar Lease and Subcontract Agreement;
               (ix) the Louvain-La-Neuve Lease; and
               (x) certificates representing all of the Newco Formation Contribution Units, if such Newco Formation Contribution Units are in certificated form.
          (c) At the Closing, in connection with the Holdings Formation Contribution, Seller shall deliver to Holdings and, in the case of clauses (i), (ii) and (iv) below, to Buyer, the following duly executed documents and other items:
               (i) a Securityholders Agreement substantially in the form of Exhibit K hereto, with such changes thereto as requested by equity co-investors of Buyer that are reasonably acceptable to Seller, consent to which shall not be unreasonably withheld (the “Securityholders Agreement”);
               (ii) an officer’s certificate to the effect that (A) each of the conditions specified in Section 7.1(a) and Section 7.1(b) is satisfied; (B) the resolutions adopted by the board of directors of Seller (or a duly authorized committee thereof) authorizing the execution, delivery and performance of this Agreement and the Related Agreements, as attached to the certificate, were duly adopted at a duly convened meeting of such board or committee, at which a quorum was present and acting throughout or by unanimous written consent, remain in full force and effect, and have not been amended, rescinded or modified, except to the extent attached thereto; and (C) each of Seller’s officers executing this Agreement, each of the Related Agreements and each of the other documents necessary for consummation of the transactions contemplated herein, is an incumbent officer, and each specimen signature on such certificate is a genuine signature;
               (iii) a non-foreign affidavit for Seller, dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under Treasury Regulations issued pursuant to Section 1445 of the IRC stating that Seller is not a “foreign person” as defined in Section 1445 of the IRC;
               (iv) evidence of the receipt of all third party consents or sublicenses from third parties and notices to or from third parties that are required to be delivered or obtained pursuant to Section 7.1(c) and delivered by Seller;

               (v) certificates representing all of the Newco Units, duly endorsed or accompanied by stock transfer powers, if such Newco Units in certificated form;
               (vi) duly executed letters of resignation from each member of the board of managers of Newco and any Newco Subsidiary as well as duly executed letters of resignation from each branch manager of any foreign Newco Subsidiary (with the exception of the branch managers in Korea);
               (vii) a good standing certificate in respect of Newco certified by the Secretary of State of the State of Delaware, dated as of a date not more than ten (10) calendar days prior to the Closing Date; and
               (viii) an acknowledgement of the receipt of the Cash Amount in cash.
          (d) At the Closing, in connection with the Holdings Formation Contribution, Buyer shall deliver to Holdings and, in the case of clauses (i), (ii) and (iii) below, to Seller, the following duly executed documents and other items:
               (i) the Securityholders Agreement;
               (ii) an officer’s certificate to the effect that: (A) each of the conditions specified in Section 7.2(a) and Section 7.2(b) are satisfied; (B) the resolutions adopted by the board of managers of Buyer (or a duly authorized committee thereof) authorizing the execution, delivery and performance of this Agreement and the Related Agreements, as attached to the certificate, were duly adopted at a duly convened meeting of such board or committee, at which a quorum was present and acting throughout or by unanimous written consent, remain in full force and effect, and have not been amended, rescinded or modified, except to the extent attached thereto; and (C) each of Buyer’s officers executing this Agreement, each of the Related Agreements and each of the other documents necessary for consummation of the transactions contemplated herein, is an incumbent officer, and each specimen signature on such certificate is a genuine signature;
               (iii) evidence of the receipt of all third party consents or sublicenses from third parties and notices to or from third parties that are required to be delivered or obtained pursuant to Section 7.2(c) and delivered by Buyer; and
               (iv) cash in the amount contemplated by Section 2.5(b).
          (e) At the Closing, in connection with the Holdings Formation Contribution, the Parties shall cause Holdings to deliver to Seller the following duly executed documents and other items:
               (i) the Securityholders Agreement;
               (ii) an acknowledgement of the receipt of the Newco Units;

               (iii) (A) certificates representing all of the Holdings Contribution Shares to be issued to Seller pursuant to Section 2.6(a); and (B) cash in an amount equal to the Cash Amount; and
               (iv) a good standing certificate in respect of Holdings certified by the Secretary of State of the State of Delaware, dated as of a date not more than ten (10) calendar days prior to the Closing Date.
          (f) At the Closing, in connection with the Holdings Formation Contribution, the Parties shall cause Holdings to deliver to Buyer the following duly executed documents and other items:
               (i) the Securityholders Agreement;
               (ii) an acknowledgement of the receipt of cash in the amount of the Cash Amount;
               (iii) certificates representing all of the Holdings Contribution Shares to be issued to Buyer pursuant to Section 2.6(c); and
               (iv) a good standing certificate in respect of Holdings certified by the Secretary of State of the State of Delaware, dated as of a date not more than ten (10) calendar days prior to the Closing Date.
     Section 2.9 Working Capital Payments.
          (a) Pre-Closing Payment. No less than five (5) Business Days prior to the Closing Date, Seller shall cause to be prepared and delivered to Buyer a statement setting forth an estimate of the Net Working Capital as of 12:01 a.m. (Greenwich mean time) on the Closing Date (the “Adjustment Determination Effective Time”) after giving effect to the transactions contemplated hereby (the “Estimated Net Working Capital Amount”) and the components and calculation thereof (the “Estimated Net Working Capital Statement”). The Estimated Net Working Capital Statement shall be subject to the review of Buyer, and Buyer and Seller shall cooperate and negotiate in good faith to resolve any dispute regarding the Estimated Net Working Capital Statement prior to the Closing (the results of any such resolution to be reflected on a new Estimated Net Working Capital Statement, which shall be considered the Estimated Net Working Capital Statement for all further purposes); provided, however, that if any item of dispute regarding the Estimated Net Working Capital Statement is not resolved by agreement in writing between Buyer and Seller not less than two (2) Business Days prior to the Closing, then for purposes of the Closing, the Estimated Net Working Capital Amount shall be deemed to be equal to the Target Net Working Capital Amount. To the extent that the Estimated Net Working Capital Amount set forth on the Estimated Net Working Capital Statement exceeds Two Hundred Forty-Two Million Two Hundred Thousand Dollars ($242,200,000) (the “Target Net Working Capital Amount”), at the Closing, Newco shall, and Buyer shall cause Holdings to cause Newco to, pay to Seller the amount of the excess. To the extent that the Target Net Working Capital Amount exceeds the Estimated Net Working Capital Amount set forth on the Estimated Net Working Capital Statement, at the Closing, Seller shall pay to Newco the amount of the excess; provided, however, that if the Estimated Net Working Capital Amount as otherwise determined in accordance with this Section 2.9(a) is not less than Two Hundred Thirty-Seven Million Two Hundred Thousand Dollars ($237,200,000) nor more than Two Hundred Forty-Seven Million Two Hundred Thousand Dollars ($247,200,000), for purposes of this Section 2.9(a) the Estimated Net Working Capital Amount shall be deemed to be equal to the Target Net Working Capital Amount.
          (b) Post-Closing Net Working Capital Statement. Within thirty (30) calendar days after the Closing Date, Seller shall cause to be prepared and delivered to Newco a statement setting forth the Net Working Capital, after giving effect to the transactions contemplated hereby, as of the Adjustment Determination Effective Time, and the components and calculation thereof (the “Post-Closing Net Working Capital Statement”). During such time (and, if applicable, during the Resolution Period), without limiting Section 6.5, Buyer shall cause Holdings and Newco to give Seller and its Representatives access to all Records, facilities and personnel of Buyer, Holdings, Newco and their respective Representatives as reasonably necessary to undertake the preparation of the Post-Closing Net Working Capital Statement.
          (c) Determination of Conclusive Net Working Capital. Newco shall have forty-five (45) calendar days following the receipt of the Post-Closing Net Working Capital Statement to review the Post-Closing Net Working Capital Statement. During such time, Newco may dispute any items set forth on the Post-Closing Net Working Capital Statement (or specific calculations or methods contemplated thereby). Unless Newco delivers written notice to Seller of dispute thereof on or prior to the forty-fifth (45th) calendar day after Newco’s receipt of the Post-Closing Net Working Capital Statement, Newco shall be deemed to have accepted and agreed to the Post-Closing Net Working Capital Statement and such statement (and the specific calculations or methods contemplated thereby) shall be final, binding and conclusive. If Newco notifies Seller in writing of disputed items contained in the Post-Closing Net Working Capital Statement (or specific calculations or methods contemplated thereby) (the “Disputed Items”) within such forty-five (45) calendar day period, for thirty (30) calendar days following delivery of such notice by Newco to Seller (the “Resolution Period”), Newco and Seller shall attempt in good faith to resolve their differences with respect to the Disputed Items. Upon delivery of any such notice of Disputed Items by Newco, Newco shall be deemed to have accepted and agreed to all items on the Post-Closing Net Working Capital Statement (and the specific calculations or methods contemplated thereby) other than the Disputed Items, and such items (and the specific calculations or methods contemplated thereby) other than the Disputed Items shall be final, binding and conclusive. Any resolution by Newco and Seller during the Resolution Period as to any Disputed Items shall be set forth in writing and will be final, binding and conclusive. If Newco and Seller do not resolve all Disputed Items by the end of the Resolution Period, then all Disputed Items remaining in dispute shall be submitted by either one of the Parties within thirty (30) calendar days after the expiration of the Resolution Period to Ernst & Young or such other national independent accounting firm mutually acceptable to Newco and Seller (the “Neutral Arbitrator”). The Neutral Arbitrator shall act as an arbitrator to determine only those Disputed Items remaining in dispute as of the end of the Resolution Period. In resolving such Disputed Items, the Neutral Arbitrator may not assign a value to any Disputed Item greater than the greatest value for such Disputed Item claimed by any Party or less than the lowest value for such Disputed Item claimed by any Party. All fees and expenses relating to the work, if any, to be performed by the Neutral Arbitrator shall be allocated and borne between Newco and Seller in the same proportion that the aggregate amount of the Disputed Items so submitted to the Neutral

Arbitrator that is unsuccessfully disputed by each such Party (as finally determined by the Neutral Arbitrator) bears to the total amount of such Disputed Items so submitted. In addition, without limiting Section 6.5, Buyer shall, and shall cause Holdings and Newco to, and Seller shall give the Neutral Arbitrator access to all Records, facilities and personnel of such Party and its Affiliates and Representatives as is reasonably necessary to perform its function as arbitrator. Newco and Seller shall use their commercially reasonable efforts to cause the Neutral Arbitrator to deliver to Newco and Seller a written determination (such determination to include an explanation in reasonable detail of the reasons for such determination and a work sheet setting forth all material calculations and methods used in arriving at such determination) of the Disputed Items submitted to the Neutral Arbitrator and the resulting effect thereof on the Post-Closing Net Working Capital Statement within thirty (30) calendar days of receipt of such Disputed Items, which determination will be final, binding and conclusive and upon which judgment may be entered. The final, binding and conclusive Post-Closing Net Working Capital Statement based either upon agreement or deemed agreement by Newco and Seller or the written determination delivered by the Neutral Arbitrator in accordance with this Section 2.9(c) will be the “Conclusive Net Working Capital Statement.”
          (d) Post-Closing Payment. If the amount of the Net Working Capital set forth on the Conclusive Net Working Capital Statement exceeds the Estimated Net Working Capital Amount set forth on the Estimated Net Working Capital Statement, Newco shall, and Buyer shall cause Holdings to cause Newco to, pay to Seller the amount of the excess. If the Estimated Net Working Capital Amount set forth on the Estimated Net Working Capital Statement exceeds the amount of the Net Working Capital set forth on the Conclusive Net Working Capital Statement, Seller shall pay to Newco the amount of the excess. All payments to be made pursuant to this Section 2.9(d) shall be made in immediately available funds no later than the second (2nd) Business Day following the date on which Newco and Seller agree, or are deemed to have agreed to, or the Neutral Arbitrator delivers, the Conclusive Net Working Capital Statement.
          (e) Maximum Payment. Notwithstanding anything to the contrary set forth in this Section 2.9, the maximum net amount that Seller or Newco shall be required to pay to Newco or Seller, respectively, pursuant to this Section 2.9 when giving effect to the payments contemplated by Section 2.9(a) and Section 2.9(d) shall be an amount equal to Forty-Nine Million Dollars ($49,000,000) (the “Maximum Net Contribution”). If any amount to be paid by Seller or Newco pursuant to this Section 2.9, when taken together with all other such payments, shall exceed the Maximum Net Contribution, such payment obligation shall be deemed satisfied in full by the payment of the Maximum Net Contribution; provided, however, that if any amount to be paid by Seller pursuant to this Section 2.9, net of (and when taken together with) all other such payments, is greater than Thirty-Four Million Dollars ($34,000,000), (i) the Maximum Net Contribution for purposes of this Section 2.9(e) shall be the sum of (x) Thirty-Four Million Dollars ($34,000,000) plus (y) the product of (x) 0.75 multiplied by (y) the amount by which the amount to be paid by Seller pursuant to this Section 2.9 as determined without giving effect to this proviso (but in no event greater than the Maximum Net Contribution as determined without giving effect to this proviso) exceeds Thirty-Four Million Dollars ($34,000,000) (such excess amount, “Working Capital Allocation Amount”) (for avoidance of doubt, with the Maximum Net Contribution so calculated being Forty-Five Million Two Hundred Fifty Thousand Dollars ($45,250,000)), and (ii) the aggregate payments contemplated by Section 2.14, shall be reduced by an amount equal to the product of (x) 0.25 multiplied by (y) the Working Capital Allocation

Amount (for avoidance of doubt, with the maximum amount of such reduction being Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000)), with the reduction allocated to the first such scheduled payment (after giving effect to any reduction thereof as contemplated by the proviso in Section 2.14, if applicable) up to the amount thereof and thereafter to subsequent payments until the full reduction has been allocated.
     Section 2.10 Non-Transferability. Nothing contained herein shall be deemed by any Seller, Newco or Buyer to constitute an agreement of any Seller to assign or transfer (including, if applicable, solely for purposes of this Section 2.10, an assignment by operation of a change of control or event giving rise to any successor liability of any Person, or purported change of control or event giving rise to any successor liability of any Person) any Transferred Contract or other Contributed Asset to Newco or any Newco Subsidiary or thereafter to Holdings in connection with the transactions contemplated hereby if an attempted assignment or transfer thereof without the consent of or notice to a third party thereto would constitute a breach or default thereof, cause or permit the acceleration or termination thereof or in any way adversely affect the rights of any Seller (as such rights would have existed prior to the attempted assignment or transfer) or Buyer, Holdings, Newco or any Newco Subsidiary (as such rights would have existed following the attempted assignment or transfer if this Section 2.10 did not apply to the assignment or transfer) thereunder unless such consent has been delivered and/or such notice has been properly made. In the event that any Transferred Contract or Contributed Asset that would otherwise be or be deemed to have been assigned or transferred to Newco or any Newco Subsidiary pursuant to Section 2.1 or to Holdings pursuant to Section 2.5(a) cannot be or could not have been deemed to have been assigned or transferred or a third party shall not provide or have provided its necessary consent to, or receive or have received its notice of, such assignment or transfer, at the Closing, and without any changes to the amounts payable pursuant to any other provision of this Article II, the applicable Seller party to the Transferred Contract or owning such Contributed Asset, as appropriate, shall assign and transfer to Newco or Holdings, as appropriate, to the extent legally possible and without causing any of the consequences to assignment or transfer in the immediately preceding sentence to occur, all of such Seller’s right and title to and interests in and to each such Transferred Contract or Contributed Asset and, where necessary or appropriate, such Seller shall be deemed to be Newco’s or Holdings’ duly appointed agent for the purpose of completing, fulfilling and discharging all of Newco’s or Holdings’ rights and Liabilities arising after the Closing Date with respect to each such Transferred Contract or Contributed Asset. In that event, subject to Section 5.3, Seller shall, and shall cause any applicable Other Seller to, at Newco’s sole cost and expense: (i) provide Newco and Holdings with the benefit in all material respects of each such Transferred Contract or Contributed Asset, including (A) enforcing any rights with respect to any such Transferred Contract or Contributed Asset (including the right to terminate in accordance with the terms thereof upon the request of Newco or Holdings), and (B) permitting Newco or Holdings to enforce any rights as if such Transferred Contract or Contributed Asset had been assigned or transferred to Newco or Holdings, and (ii) to the extent a Seller shall have failed to obtain the consent of all parties or to deliver notice to all parties prior to the Closing with respect to such Transferred Contract or other Contributed Asset necessary to permit the assignment or transfer to Newco or Holdings of each such Transferred Contract or other Contributed Asset without causing any of the consequences to assignment in the first sentence of this Section 2.10 to occur, when all such consents shall have been obtained or notices have been delivered, assign and transfer such Transferred Contract or Contributed Asset to Newco. Subject to Section 5.3, any

Seller shall be entitled to retain from or set-off against amounts due to, or otherwise charge and collect from, Newco or Holdings for all reasonable incremental costs associated with the retention, maintenance and enforcement of rights of any Transferred Contract or other Contributed Asset and all Liabilities arising thereunder to the extent related to the ownership, use or operation thereof from and after the Closing Date contemplated by this Section 2.10 (“Maintenance Costs”), and Buyer will, and will cause Holdings and Newco to, indemnify each Seller Indemnified Party for any Damages resulting from or arising out of any such activities. Notwithstanding anything to the contrary set forth in this Section 2.10, no Seller shall have any obligation whatsoever to directly or indirectly retain any portion of its assets or businesses other than any specific individual Transferred Contract or other Contributed Asset contemplated by this Section 2.10 (but only until such time as the transfer thereof may be effected in accordance with this Agreement) as a result of this Section 2.10 in order to perform or maintain such Transferred Contract or other Contributed Asset.
     Section 2.11 Intellectual Property License. Newco hereby grants to Solutia and to each of Solutia’s Affiliates a worldwide, royalty-free, fully paid-up, non-exclusive, fully transferable, irrevocable and perpetual right and license to use the Intellectual Property set forth on Section 2.11 of the Disclosure Schedule and any other Intellectual Property, excluding trademarks, which is included in the Contributed Assets and identified by Solutia or any of its Affiliates in writing to Newco within nine (9) months after the Closing Date (without any right to grant sublicenses other than in connection with products, processes or services, or other Intellectual Property, owned or controlled by Solutia or any of its Affiliates) in connection with the respective businesses of Solutia and its Affiliates as such businesses are currently conducted and proposed to be conducted as of the Closing Date; provided, however, that (x) such license shall be effective only upon the occurrence of the Closing Date, and (y) such license shall be subject to Section 6.6.
     Section 2.12 Contribution to Newco Subsidiaries. The Parties hereto shall use commercially reasonable efforts to cooperate with any other Party hereto to determine whether, in lieu of any contribution of the Contributed Assets to Newco, certain Contributed Assets should be contributed directly to certain Newco Subsidiaries. Seller shall, and shall cause the Other Sellers, to transfer any such Contributed Assets to a Newco Subsidiary as Buyer shall reasonably request promptly following the date hereof and in any event, no later than April 7, 2009; provided, however, that in no event shall any Seller be obligated to contribute any Contributed Assets to any Newco Subsidiary in lieu of to Newco (except as contemplated by Section 5.4(d)) if doing so could reasonably be expected to (i) prevent or delay the consummation of any transactions contemplated hereby; (ii) adversely affect the rights or benefits of any Seller; or (iii) adversely affect the Tax treatment of any Seller. Upon any such determination to so contribute Contributed Assets to any Newco Subsidiary, if either Party shall request prior to the Closing, the Parties shall prepare an intercompany agreement between Newco and any such Newco Subsidiaries and such other agreements reasonably requested by a Party to effectuate such contributions, which shall, in each case, be in form and substance reasonably acceptable to Seller.
     Section 2.13 Excluded Liabilities. Seller shall pay, perform, honor and discharge, or cause to be paid, performed, honored and discharged, all Excluded Liabilities relating to, or arising from, the Business in a timely manner in accordance with the terms thereof from and after the Closing.
     Section 2.14 Additional Consideration Payable After the Closing. As additional consideration for the Holdings Formation Contribution, except as the following payments shall be reduced pursuant to Section 2.9(e), Buyer shall, or shall cause Holdings or Newco to, pay to Seller cash in an amount equal to One Million Dollars ($1,000,000) on each of September 1, 2011, September 1, 2012, September 1, 2013 and September 1, 2014 for aggregate additional payments under this Section 2.14 of Four Million Dollars ($4,000,000); provided, however, that the payment to be made on September 1, 2011 shall be reduced by the amount by which the consideration actually paid to Solutia International Trading (Shanghai) Co., Ltd. pursuant to Section 2.3(a)(i) of the China Asset Transfer Agreement, if applicable, exceeded Three Hundred Thousand Dollars ($300,000). Such payments shall be paid by wire transfer or other immediately available funds to an account or accounts designated by Seller. Such payments shall not be subject to any right of set-off and shall not be conditioned upon any matter, including the occurrence of any events or any results of operations of the Business.
ARTICLE III
SELLER’S REPRESENTATIONS AND WARRANTIES
     Solutia represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date of this Agreement, except as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”). The Disclosure Schedule has been arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Agreement for the convenience of the Parties.
     Section 3.1 Organization of Sellers and Newco; Good Standing.
          (a) Solutia is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its assets and to carry on its business as now being conducted.
          (b) Newco is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its assets and to carry on its business as now being conducted.
          (c) Each of the Other Sellers is duly formed or organized and validly existing under the laws of the jurisdiction of its incorporation or formation and has all requisite corporate or similar power and authority to own, lease and operate its assets and to carry on its business as now being conducted.
          (d) Each of Solutia and Newco is qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified with respect to the Business. Section 3.1 of the Disclosure Schedule sets forth a list of jurisdictions where Solutia or Newco is registered to do business by reason of registration with the applicable Secretary of State with respect to the Business.

     Section 3.2 Authorization of Transaction.
          (a) Each of Solutia and Newco has, and as of the Closing, each Other Seller will have, full power and authority (including full corporate or other entity power and authority) to execute and deliver (x) in the case of Solutia and Newco, this Agreement and (y) in the case of all Sellers and Newco, all other agreements contemplated hereby to which it is a party (excluding those related to the Financing) and to perform its respective obligations hereunder and thereunder.
          (b) The execution, delivery and performance of (x) in the case of Solutia and Newco, this Agreement and (y) in the case of all Sellers and Newco, all other agreements contemplated hereby to which a Seller or Newco is a party (excluding those related to the Financing), have been duly authorized by such Seller and Newco, as the case may be.
          (c) This Agreement has been duly executed and delivered by Seller and Newco and constitutes, and as of the Closing the Related Agreements (excluding those related to the Financing) will have been duly executed and delivered by each Seller and/or Newco party thereto and will constitute, the valid and legally binding obligation of such Seller and/or Newco, enforceable against such Seller and/or Newco in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.
     Section 3.3 Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the transactions referred to in Article II), will: (i) conflict with or result in a breach of the certificate of incorporation or bylaws, or other organizational documents, of any Seller or Newco; (ii) violate any law or Decree to which any Seller or Newco is, or its respective assets or properties are, subject in respect of the Business; or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any Material Contract to which a Seller is a party or by which it is bound in respect of the Business or to which any of the Contributed Assets is subject, except, in the case of either clause (ii) or (iii), for such conflicts, violations, breaches, defaults, accelerations, rights or failures to give notice as would not, individually or in the aggregate, have a Material Adverse Effect on the Business. Other than filings required under the Exchange Act or applicable laws of China, neither Sellers nor Newco is required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement or any Related Agreement, except where the failure to give notice, file or obtain such authorization, consent or approval would not, individually or in the aggregate, have a Material Adverse Effect on the Business.
     Section 3.4 Title to Contributed Assets. At the Closing and prior to the Newco Formation Contribution, Sellers will have good and valid title to, or the right to use, the Contributed Assets, and Sellers will convey to Newco at the Closing in the Newco Formation Contribution, subject to the operation of Section 2.10, good and valid title to, or Sellers’ right to use, all of the Contributed Assets, free and clear of all Liens (other than Permitted Liens and, with respect to Intellectual Property owned by the Sellers outside the United States, to Seller’s

Knowledge; provided that it is understood and agreed that, if Newco or Buyer notifies Seller in writing at any time after the Closing of any security interest or other Lien filed or recorded with any Governmental Authority (including any patent or trademark office) outside the United States as of the Closing with respect to Intellectual Property owned by Sellers and included in the Contributed Assets, Seller shall use commercially reasonable efforts to obtain a release of any such security interest or other Lien, at Seller’s sole cost and expense, and provide Newco and Buyer a letter confirming that any such security interest or other Lien has been released).
     Section 3.5 Sufficiency of Assets Except as contemplated by this Agreement or by any Related Agreements and except for the China Business Assets, as of the Closing, the Contributed Assets are all of the assets necessary for Newco to operate the Business in a manner substantially equivalent in all material respects to the manner in which Sellers have operated the Business since the Most Recent Fiscal Year End.
     Section 3.6 Financial Statements. Attached hereto as Annex G are the following financial statements (collectively the “Financial Statements”): unaudited consolidated balance sheets, statements of income and statements of cash flow for the Business (the “Most Recent Financial Statements”) as of and for the fiscal year ended December 31, 2008 (the “Most Recent Fiscal Year End” and the “Most Recent Fiscal Quarter End”). The Financial Statements present fairly in all material respects the financial condition of the Business as of such dates and the results of operations of the Business for such periods, are correct and complete in all material respects and are consistent in all material respects with the books and records of the Business and Sellers, except as adjusted as disclosed thereon; provided, however, that the Most Recent Financial Statements are subject to normal-year end adjustments and lack of footnotes and other presentation items; the effect of which are not expected to have a Material Adverse Effect on the Business.
     Section 3.7 Events Subsequent to Most Recent Fiscal Quarter End. Except for actions or events arising in connection with the transactions contemplated hereby, including contribution of the Contributed Assets to, and assumption of the Assumed Liabilities by, Newco, and as set forth on Section 3.7 of the Disclosure Schedule, since January 1, 2009:
          (a) Sellers have not sold, leased, transferred or assigned any material assets of the Business outside the ordinary course of business;
          (b) other than with respect to Covered Employees (which matters are covered below), Sellers have not entered into any Material Contract outside the ordinary course of business which will be a Transferred Contract;
          (c) other than with respect to Covered Employees (which matters are covered below), Sellers have not accelerated, terminated, modified or cancelled any Material Contract outside the ordinary course of business which would otherwise have been a Transferred Contract;
          (d) Sellers have not experienced any material damage, destruction or loss outside the ordinary course of business that is not covered by insurance to its property exclusively related to the Business;

          (e) Sellers have not entered into any material agreement outside the ordinary course of business assigning any material Intellectual Property exclusively related to the Business;
          (f) Sellers have not granted or agreed to grant any increase in any rate or rates of salaries or compensation to any officer or employee of the Business for 2009, or made or agreed to any bonus payment, fringe benefit, retention or severance arrangement with any such officer or employee for 2009; except for (x) raises of salary or wages upon promotions or progression increases made in the ordinary course of business, (y) as required by law or (z) changes of de minimis amounts;
          (g) Sellers have not entered into any employment contract related to any of the Covered U.S. Employees, written or oral, or modified the terms of any existing such contract (except for modifications contemplated by clauses (x), (y) or (z) of Section 3.7(f));
          (h) Sellers have not entered into any collective bargaining agreement related to any of the Covered U.S. Employees, written or oral, or modified the terms of any existing such agreement;
          (i) Sellers have not adopted any new Employee Benefit Plan or provided any material increases in any material benefits under such Employee Benefit Plans with respect to such Covered Employees except in accordance with the terms of such plans or as required under applicable law;
          (j) Sellers have not incurred, assumed or guaranteed any indebtedness for borrowed money with respect to the Business other than in the ordinary course of business;
          (k) none of the Sellers has made any loan, advance or capital contribution to, or investment in, any Person with respect to the Business other than expense advances in the ordinary course of business consistent with past practice;
          (l) none of the Sellers has changed its policy or practice with respect to the methodology for accounting, including with respect to the classification of its Inventory;
          (m) none of the Sellers has made any Tax election, changed its method of Tax accounting or settled any claim for Taxes;
          (n) there has not been any event or occurrence that individually or in the aggregate has had a Material Adverse Effect on the Business; and
          (o) Sellers have not agreed, whether in writing or otherwise, to do any of the foregoing.
     Section 3.8 Real Property.
          (a) Section 3.8(a) of the Disclosure Schedule sets forth a description of each Owned Real Property. Seller has marketable fee simple title to all Owned Real Property, free and clear of any Liens except for Permitted Liens.

          (b) Section 3.8(b) of the Disclosure Schedule sets forth the address of each Leased Real Property, and a list of all Leases. Seller holds a valid leasehold interest in or a valid right to use or occupy each of the Leased Real Property, in each case free and clear of any Liens other than Permitted Liens.
          (c) Seller has not received any written notice from any Governmental Authority or Person of any pending or threatened condemnations, planned public improvements, annexation, special assessments, zoning, or subdivision changes directly affecting the Facilities.
          (d) Other than pursuant to the Guest Agreements and Permitted Liens, no third party is in possession of any of the Facilities or any portion thereof and there are no leases, subleases, licenses, concessions or other contracts granting to any third party the right of use or occupancy of any portion of the Facilities.
          (e) Seller is not a party to any outstanding options or rights of first refusal or other similar contracts or rights to purchase any real property or interest therein relating to, or intended to be used in the operation of, the Business.
     Section 3.9 Furnishings and Equipment. The Furnishings and Equipment presently used in connection with the conduct of the Business as presently conducted by Sellers are free from material defects, have been maintained in accordance with normal industry practice, are in operating condition and repair (subject to normal wear and tear) and are in an operating condition sufficient to conduct the Business as presently conducted by Sellers.
     Section 3.10 Inventory and Current Assets and Current Liabilities.
          (a) The Inventory of the Business is merchantable and fit for the purpose for which it was procured or manufactured in all material respects, except as set forth or reflected in the Conclusive Net Working Capital Statement. The Inventory of the Business does not include any slow-moving, obsolete, damaged or defective items other than as carried on the books and records of the Business in accordance with past custom and practice of the Business. Such Inventory is accounted for under GAAP, consistently applied, and is valued on a FIFO basis, at the lower of cost or market (as defined by GAAP).
          (b) The Sellers’ accounts payable for the purchase of goods and services appearing on the Most Recent Balance Sheet and all accounts payable for the purchase of goods and services created since the Most Recent Fiscal Quarter End represented valid obligations actually made in bona fide arms’-length transactions entered into in the ordinary course of business and consistent with past practices and policies, including with regard to the timing of payment.
          (c) The Sellers’ accounts receivable for the sale of Inventory appearing on the Most Recent Balance Sheet and all accounts receivable for the sale of Inventory created since the Most Recent Fiscal Quarter End represented valid obligations actually made in bona fide arms’-length transactions entered into in the ordinary course of business and consistent with past practices and policies, including with regard to the timing of payment.

     Section 3.11 Material Contracts.
          (a) Section 3.11 of the Disclosure Schedule lists the following Contracts to which a Seller is a party as of the date hereof with respect to the Business that would constitute a Transferred Contract as of the date hereof:
               (i) any utilities and services agreement or lease and operating agreement in either case providing for a third party guest or host arrangement at the Owned Real Property (a “Guest Agreement”);
               (ii) other than any Guest Agreement, any Contract for the lease of personal property to or from any Person providing for lease payments to be unpaid as of the Closing Date in excess of One Million Dollars ($1,000,000) per annum;
               (iii) other than any Guest Agreement, any Contract for the purchase by the Business of raw materials, commodities or supplies with any supplier to whom the Business paid in excess of Twenty-Six Million Dollars ($26,000,000) during the Most Recent Fiscal Year and for which the performance of such Contract will extend over a period of more than one year after the Closing Date, which, when taken together with all Contracts with such suppliers set forth on Section 3.11 of the Disclosure Schedule and all such suppliers for which no such Contract exists, constitute the suppliers to whom the Business paid no less than sixty-six percent (66%) of the aggregate payments to suppliers during such period;
               (iv) other than any Guest Agreement, any Contract for the sale by the Business of products (for avoidance of doubt, not including purchase orders) to a customer from whom the Business received consideration in excess of Seventeen Million Three Hundred Thirteen Thousand Dollars ($17,313,000) during the Most Recent Fiscal Year and for which the performance of such Contract will extend over a period of more than one year after the Closing Date, which, when taken together with all Contracts with such customers set forth on Section 3.11 of the Disclosure Schedule and all such customers for which no such Contract exists, constitute the customers from which the Business received no less than fifty-seven percent (57%) of the aggregate consideration from customers during such period;
               (v) any Contract pursuant to which the Business sells any products providing for any “most favored nation” pricing pursuant to which a Seller is obligated to sell Products to a customer from whom the Business received consideration in excess of Two Million Dollars ($2,000,000) during the Most Recent Fiscal Year at a price that is no less favorable than a price offered to any other customer for such Product;
               (vi) any Contract providing for a partnership or joint venture;
               (vii) any Contract under which it has created, incurred, assumed or guaranteed any indebtedness for borrowed money to be outstanding as of the Closing Date in excess of One Million Dollars ($1,000,000);
               (viii) any Contract expressly restricting the ability of such Seller from competing in any geographic region or with respect to any product;

               (ix) any material license relating to Intellectual Property used primarily in the operation of the Business (other than, if applicable, off-the-shelf computer software with an annual license fee of less than Fifty Thousand Dollars ($50,000));
               (x) any collective bargaining agreement covering the Covered U.S. Employees;
               (xi) any settlement, conciliation or similar agreement, the performance of which will involve payment after the Closing Date by Buyer of consideration in excess of One Million Dollars ($1,000,000);
               (xii) any employment, severance or termination agreement with any Covered U.S. Employee or any individual consultant of the Business pursuant to which Seller is required to make payment in excess of Two Hundred Thousand Dollars ($200,000) in 2008 or any year thereafter (excluding the standard severance policy of the Business) for which the Liability is an Assumed Liability;
               (xiii) any agreement that provides for the future disposition or acquisition of any product line or business of the Business, other than dispositions or acquisitions in the ordinary or usual course of business; or
               (xiv) any agreement that grants to any Person any right of first offer or right of first refusal to purchase all or part of the Facilities.
The Contracts required to be listed on Section 3.11 of the Disclosure Schedule are referred to as the “Material Contracts.”
          (b) With respect to each Material Contract: (i) such Contract constitutes the valid and legally binding obligation of the Seller(s) party thereto and, to Seller’s Knowledge, the counterparty thereto, enforceable against such Seller(s) and, to Seller’s Knowledge, the counterparty thereto in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity; and (ii) neither the Seller(s) party thereto nor, to Seller’s Knowledge, the counterparty thereto is in material breach or default that presently would permit or give rise to a right of termination, modification or acceleration thereunder or for which the counterparty thereto has made a claim against such Seller for contract damages in excess of Five Hundred Thousand Dollars ($500,000) as a result thereof.
     Section 3.12 Intellectual Property. Section 3.12 of the Disclosure Schedule lists all issued patents and pending patent applications, and all registrations and pending applications for registration of copyrights, trademarks and service marks, and all registrations of Internet domain names, owned by Sellers that are exclusively used in or are necessary in all material respects for the operation of the Business as currently conducted and included in the Contributed Assets (“Scheduled Intellectual Property”). All of the Scheduled Intellectual Property is valid, subsisting and, to Seller’s Knowledge, in full force and effect (except for any Scheduled Intellectual Property that expires at the end of its statutory term or is unable to be renewed or is not material to the Business). To Seller’s Knowledge, (a) no use of any Intellectual Property included in the Contributed Assets in the conduct of the Business as currently conducted infringes the Intellectual Property of any Person in any material respect, and (b) no third party is infringing any material Intellectual Property included in the Contributed Assets. There are no suits, actions or proceedings presently pending or, to Seller’s Knowledge, threatened in writing against any Seller that asserts that the conduct of the Business infringes any third party’s Intellectual Property rights, except as would not have a Material Adverse Effect on the Business. To Seller’s Knowledge, all Material Contracts relating to Intellectual Property primarily used in the Business under which any Seller is a licensee are valid and enforceable against it and the other parties thereto in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered a proceeding in equity or at law). Sellers have made reasonable efforts to protect and maintain the proprietary nature of the Intellectual Property primarily related to the Business owned by Sellers.
     Section 3.13 Tax Matters.
          (a) Sellers have duly and timely filed all material Tax Returns that they were required to file in connection with the ownership or operation of the Business. All such Tax Returns were correct and complete with respect to the ownership or operation of the Business in all material respects. All material Taxes owed by Sellers, whether or not shown on such Tax Returns, have been paid to the extent due and payable. Sellers have withheld and paid all material Taxes required to have been withheld with respect to the ownership or operation of the Business, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.
          (b) There are no (i) agreements or consents currently in effect for the extension or waiver of the time for assessment or collection of any Taxes of any Seller; (ii) there is no action, suit, proceeding, investigation, audit or claim currently pending, or to Seller’s Knowledge, threatened, regarding any Taxes relating to any Seller; (iii) during the last five (5) years or, to Seller’s Knowledge, prior thereto, there has not been (w) any ruling expressly addressed to any Seller by any Tax authority that relates to or was obtained in connection with the ownership or operation of the Business, (x) any audit or other examination of the Taxes of any Seller by any Tax authority, (y) any closing agreement entered into by any Seller pursuant to Section 7121 of the IRC or any similar provision of any other applicable Tax law that was entered into in connection with or relates to the ownership or operation of the Business, or (z) any approval received or agreed to or pending with any Tax authority for a change in accounting method with respect to the Taxes of any Seller that would require any form or specific notice in a Tax Return (and which, in the case of any such change more than five (5) years previous to the date hereof is not reflected in the Tax Returns of Seller during the last five (5) years); and (iv) Seller is not a party to any Tax sharing or Tax reimbursement agreement or arrangement (other than property tax escalation clauses in property leases) that relate to the ownership or operation of the Business.
          (c) The unpaid Taxes of Sellers related to the ownership or operation of the Business (i) did not, as of the Most Recent Fiscal Quarter End, exceed by any material amount the reserves for Tax liability (rather than any reserve for deferred Taxes established to reflect the timing difference between book and tax income) set forth on the face of the Most Recent Balance

Sheet (rather than in the notes thereto); and (ii) as of the Closing, will not exceed by any material amount the reserves as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Sellers.
          (d) Neither Newco nor Buyer will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in IRC Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under IRC Section 1502 (or any corresponding or similar provision of state, local or foreign Income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.
          (e) Newco has not elected to be treated as a corporation for U.S. federal Income Tax purposes.
          (f) Seller does not have any liability with respect to the Business or the Contributed Assets under applicable abandoned property, escheat or similar Laws.
          (g) Section 3.13(g) of the Disclosure Schedule provides certain estimated Tax basis information with respect to the Business as of December 31, 2008, including adjusted tax basis, classification and remaining depreciable life (the “Estimated Tax Basis Balance Sheets”). The Estimated Tax Basis Balance Sheets were compiled by Seller’s employees using the best information available to Seller at the time such Estimated Tax Basis Balance Sheets were prepared.
          (h) Notwithstanding anything to the contrary set forth herein, all references to Taxes in this Section 3.13 are limited to Taxes relating to the Business, or Taxes for which Buyer or Newco could become liable as successor to or transferee of the Business or which could become a charge against or Lien on any of the Contributed Assets, and all references to Tax Returns are limited to returns of such Taxes. Notwithstanding anything to the contrary set forth herein, the representations and warranties set forth in this Section 3.13 are the exclusive representations and warranties of Seller regarding Tax matters.
     Section 3.14 Legal Compliance. (a) Sellers are in compliance with all applicable laws relating to the Business (other than Tax matters, environmental, health or safety matters, labor matters and employee and Employee Benefit Plan matters, which are exclusively governed by Section 3.13, Section 3.21, Section 3.22 and Section 3.23, respectively), including, as applicable, laws with respect to approvals, permits and licenses required by Sellers in connection with the conduct of the Business, except for such noncompliance which would not result in any Material Adverse Effect on the Business, and (b) no Litigation has been filed, commenced or, to Seller’s Knowledge, threatened in writing by any Governmental Authority primarily relating to the Business during the two (2) years prior to the date hereof against any of them alleging any failure so to comply which would be reasonably likely to result in any Material Adverse Effect on the Business.

     Section 3.15 Litigation. Section 3.15 of the Disclosure Schedule sets forth each instance in which Sellers (a) are subject to any outstanding Decree or (b) are a party or, to Seller’s Knowledge, are threatened in writing to be made a party to any Litigation (other than any action filed, commenced or threatened in writing by a Governmental Authority), except for such Decrees or Litigation that are not expected to involve future payment of an amount greater than One Million Dollars ($1,000,000) individually or Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate.
     Section 3.16 Product Warranty. No Seller has received any claim in writing with respect to the Business that remains pending from any customer (a) alleging that any of the Products manufactured, sold, leased or delivered by the Business during the one (1) year prior to the date hereof has not conformed in all material respects with applicable contractual commitments or express and implied warranties, or (b) that would be reasonably likely to give rise to a Liability for replacement or repair thereof or other damages in connection therewith, in either case that would be a material Liability of the Business, other than the reserve for product warranty claims set forth on the Most Recent Balance Sheet, as adjusted for operations and transactions since the Most Recent Fiscal Quarter End in accordance with the past custom and practice of the Business.
     Section 3.17 Product Liability. Sellers do not have any material Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by the Business during the three (3) years prior to the date hereof not reflected on the Most Recent Balance Sheet.
     Section 3.18 Affiliate Transactions. Except for any transactions contemplated hereby (including transactions involving Newco or any Newco Subsidiary), to Seller’s Knowledge, no officer or director of Seller or any of its Subsidiaries (nor any ancestor, sibling, descendant or spouse of any of such Person, or any trust, partnership or corporation in which any of such Persons has an economic interest in excess of five percent (5%) of the ownership interests therein), (i) is or was a party to any Contract, commitment or transaction with any of Sellers relating to the Business since January 1, 2007 (other than in his or her capacity as an officer or director of Seller or any of its Subsidiaries), or (ii) has any interest in any Contributed Asset, other than indirectly, as a stockholder of Seller.
     Section 3.19 Customers and Suppliers. Section 3.19 of the Disclosure Schedule lists (i) the ten (10) largest customers (by revenue) of the Business during the Most Recent Fiscal Year and (ii) the ten (10) largest suppliers (by cost) of the Business during the Most Recent Fiscal Year. No such supplier or customer has canceled or otherwise terminated, or, to Seller’s Knowledge, threatened in writing to cancel or otherwise terminate, its relationship with Seller or to decrease materially the quantity of products purchased from or sold to, respectively, the Business outside of the ordinary course of business expressly as a result of the transactions contemplated hereby or otherwise since the Most Recent Fiscal Year End.
     Section 3.20 Insurance. The insurance coverage provided by the insurance policies maintained by Sellers with respect to the Business: (a) is on such terms, (b) covers such categories of risk, (c) contains such deductibles and retentions, and (d) is in such amounts as, with respect to each of the criteria set forth in the foregoing clauses (a) through (d), is suitable and customary for the Business in all material respects. Section 3.20 of the Disclosure Schedule sets forth a list of all insurance policies of Seller in effect as of the date hereof covering the Business or the Contributed Assets and the applicable deductible and minimum limits on each such policy.
     Section 3.21 Environmental, Health or Safety Matters.
          (a) (i) Sellers have obtained, have held and hold all material Permits required pursuant to Environmental, Health or Safety Requirements (“Environmental Permits”) required to be obtained and held by them in connection with the ownership and operation of the Business, the Facilities and the Contributed Assets; and (ii) each such Environmental Permit as of the date hereof is identified on Section 3.21(a) of the Disclosure Schedule.
          (b) Sellers are and have been: (i) in material compliance with all required Environmental Permits, and (ii) in material compliance with all Environmental, Health or Safety Requirements presently or previously in effect, except for such noncompliance that has either (a) been fully and finally resolved and for which no material Liability remains or (b) would not reasonably be expected to result in any Material Adverse Effect on the Business.
          (c) There are no (i) Decrees which could reasonably be expected to have a Material Adverse Effect on the Business, or (ii) material Litigations in each case issued, pending or, to Seller’s Knowledge, threatened against Sellers or with respect to which Sellers have entered into or are subject, that relate to the Facilities, the Business or the Contributed Assets, under or relating to the Environmental, Health or Safety Requirements.
          (d) (i) No Release of Hazardous Materials has occurred and no Person has been exposed to any Hazardous Materials at, from, in, to, on or under any of the Facilities; and (ii) no Hazardous Materials are present in, on or migrating to or from any of the Facilities, in the case of either clause (i) or (ii) hereof, that is reasonably likely to give rise to a Liability or Litigation under Environmental, Health or Safety Requirements to Sellers or Newco except for any Liability or Litigation that would not reasonably be expected to have a Material Adverse Effect on the Business.
          (e) None of the Facilities is listed or, to Seller’s Knowledge, proposed for listing on the National Priorities List (as defined in Comprehensive Environmental Response, Compensation and Liability Act of 1980) or on any similar list of sites requiring investigation or clean up under any Environmental, Health or Safety Requirements, which listing would reasonably be expected to have a Material Adverse Effect on the Business.
          (f) There is no (i) asbestos-containing materials, (ii) polychlorinated biphenyl-containing equipment or materials, or (iii) underground storage tanks on or under any of the Facilities, in any of cases (i) — (iii) above, that would reasonably be expected to have a Material Adverse Effect on the Business.
          (g) Seller has made available to Buyer such material environmental reports, documents, studies, analyses, investigations, audits and reviews in any Sellers’ (or their respective representatives or advisors) possession or control as reasonably necessary to disclose material environmental, health and safety liability issues to Seller’s Knowledge.

          (h) Neither the execution of this Agreement nor any of the Related Agreements nor the consummation of the transactions contemplated hereby or thereby will require any notification to or the consent of any Governmental Authority (other than such notifications as may be required in connection with the transfer or reissuance of any Environmental Permits) or the undertaking of any investigation or remedial actions pursuant to Environmental, Health or Safety Requirements other than those which the failure to comply with would not reasonably be expected to have a Material Adverse Effect on the Business.
          (i) Sellers have not contractually assumed responsibility for or agreed to indemnify or hold harmless any Person for any Liability arising under or relating to any Environmental, Health or Safety Requirements which Liability relating to the Contributed Assets, Facilities or the Business that would reasonably be expected to have a Material Adverse Effect on the Business.
          (j) Notwithstanding anything to the contrary set forth herein, the representations and warranties set forth in this Section 3.21 and Section 3.3, Section 3.6, Section 3.7, Section 3.11, Section 3.20, and Section 3.28 are the exclusive representations and warranties of Seller relating to environmental, health and safety matters, including any matters arising under Environmental, Health or Safety Requirements.
     Section 3.22 Labor Relations.
          (a) Except as would not reasonably be likely to have a Material Adverse Effect on the Business, each Seller is in material compliance with all laws relating to the employment of labor, including those laws relating to wages and hours, collective bargaining, equal opportunity, discrimination, affirmative action, workplace safety, layoffs, vacation, immigration, and the withholding and payment of all employment-related Taxes and other withholdings.
          (b) No Seller is a party to or bound by any collective bargaining agreement covering the Covered U.S. Employees, nor has any of them experienced any strike or material grievance, claim of unfair labor practices or other material labor dispute with respect to the Business within the two (2) years prior to the date hereof. No unfair labor practice charge or complaint of sex, race, or other discrimination claim has been brought since January 1, 2004 against any Seller with respect to the conduct of the Business before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority that would reasonably be expected to result in any material liability.
          (c) No Seller is a party to any Contract with its Covered Employees (or any Person on their behalf) which prohibits Seller from relocating, closing or terminating any of its operations or facilities or any portion thereof. Since the Most Recent Fiscal Quarter End, none of the Sellers has effectuated any plant closings or other employee lay offs in violation of the WARN Act.
          (d) Notwithstanding anything to the contrary set forth herein, the representations and warranties set forth in this Section 3.22 are the exclusive representations and warranties of Seller relating to labor matters.

     Section 3.23 Employee Benefit Plans and Employees.
          (a) Each of the employees listed on Annex C hereto (including all Covered EU Employees and Covered Foreign Employees) has responsibilities as of the date hereof primarily related to the Business except as indicated on Annex C.
          (b) Section 3.23(b) of the Disclosure Schedule lists each Employee Benefit Plan (with specific notations for Foreign Benefit Plans). With respect to each such Employee Benefit Plan:
               (i) Such plan, if intended to meet the requirements of a “qualified plan” under Section 401(a) of the IRC, has received a determination letter (or the prototype form plan document on which such plan is based has received an opinion letter or advisory letter) from the Internal Revenue Service regarding its qualified status under the IRC and, to Seller’s Knowledge, no circumstances exist that would reasonably be expected to adversely affect such qualified status.
               (ii) Seller has made available to Buyer correct and complete copies of the plan documents and summary plan descriptions, the associated Forms 5500 annual returns/reports and the most recent determination letter received from the Internal Revenue Service, as applicable, for each Employee Benefit Plan.
          (c) Each Employee Benefit Plan has been maintained and administered in accordance with its terms and applicable law in all material respects.
          (d) Seller does not have, and does not expect to have, any obligation to make any contribution to any Multiemployer Plans or any Multiple Employer Plans.
          (e) All contributions required by law to have been made under any of the Employee Benefit Plans that are defined benefit plans or money purchase pension plans (without regard to any waivers granted under Section 412 of the IRC) to any funds or trusts established thereunder or in connection therewith have been made in all material respects by the due date thereof (including any valid extension), except any of the Employee Benefit Plans that are defined benefit plans or money purchase pension plans which are either fully funded or for which any estimated underfunding is set forth on Section 3.23(e) of the Disclosure Schedule.
          (f) Neither Seller nor any ERISA Affiliate currently, or in the past six (6) years, has sponsored, maintained, or contributed to an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA or to the minimum funding requirements of Section 412 of the IRC or Part 3 of Subtitle B of Title I of ERISA. Neither Seller nor any ERISA Affiliate has taken any action or failed to take any action, nor has any event occurred to Seller’s Knowledge, with respect to a plan other than an Employee Benefit Plan, which has resulted or would reasonably be expected to result in Seller becoming subject to liability under Title IV of ERISA or the minimum funding requirements of Section 412 of the IRC or Part 3 of Subtitle B of Title I of ERISA, or to any excise taxes under IRC Sections 4971, 4977 or 4980B.

          (g) There is no pending Litigation that has been asserted or instituted, or to Seller’s Knowledge, threatened against any of the Employee Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of any of the Employee Benefit Plans with respect to the operation of such plans (other than routine benefit claims) pursuant to which Buyer would have material liability.
          (h) None of the Employee Benefit Plans is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA that provides for continuing benefits or coverage after termination of employment for any participant or any beneficiary of any participant, except as may be required under COBRA and at the expense of the participant or the participant’s beneficiary.
          (i) Section 3.23(i) of the Disclosure Schedule lists all change of control or retention plans or agreements that would be triggered by the transactions contemplated by this Agreement.
          (j) Sellers have made all payments to Covered Employees under any employment, severance, termination, bonus plan or other similar agreement or arrangement that are due and payable and outstanding.
          (k) Notwithstanding anything to the contrary set forth herein, the representations and warranties set forth in this Section 3.23 are the exclusive representations and warranties of Seller regarding employee and Employee Benefit Plan matters.
     Section 3.24 Brokers’ Fees. Other than the fees and expenses payable to HSBC Securities (USA) Inc. in connection with the transactions contemplated hereby, which shall be borne by Solutia, no Seller has entered into any Contract to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated hereby for which Buyer could become liable or obligated to pay.
     Section 3.25 Newco.
          (a) Newco was formed for the purpose of effecting the transactions contemplated hereby and has not conducted any activities other than in connection with the Business and transactions contemplated hereby.
          (b) Seller has heretofore furnished to Buyer a complete and correct copy of the limited liability company agreement, as amended to date, of Newco.
     Section 3.26 Title to Newco Units. At the Closing, Seller will have good and valid title to Newco Units, and Seller will convey at the Closing good and valid title to all of the Newco Units, free and clear of all Liens (other than Permitted Liens) to Holdings pursuant to the contribution of the Newco Units contemplated by Section 2.5(a).
     Section 3.27 Newco Capitalization.
          (a) As of the date hereof, there is one common unit of Newco issued and outstanding. Other than as contemplated by this Agreement or any Related Agreement, there are no existing preemptive rights, outstanding subscriptions, options, rights, warrants, convertible or exchangeable securities, calls, rights of exchange, plans or other agreements, commitments or claims or other similar rights relating to any equity units or other equity security of Newco of any character providing for the transfer, purchase, issuance or sale of any equity units of Newco, other than as contemplated by this Agreement or any Related Agreement.
          (b) The equity units of Newco have been duly authorized and are validly issued, fully paid, and non-assessable. Other than as contemplated by this Agreement or any Related Agreement, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts that would require Newco to issue, sell, or otherwise cause to become outstanding any of its equity units. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Newco.
     Section 3.28 Solvency. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement and the Related Agreements, at the Closing (a) each of the Sellers will be able to pay its debts as they mature and have sufficient capital (and not unreasonably small capital) to carry on its business consistent with its past practices, and (b) the assets and properties of each of the Sellers at a fair valuation will be greater than its debts and other liabilities.
     Section 3.29 No Undisclosed Liabilities. With respect to the Business, Solutia does not have any Liability that would be an Assumed Liability that would be required by GAAP, as in effect on the date thereof, to be reflected on a consolidated balance sheet of the Business except for: (i) liabilities as reflected or reserved for in the Most Recent Financial Statements; (ii) liabilities incurred in the ordinary course of business since the date of the Most Recent Financial Statements; (iii) liabilities to be reflected on the Conclusive Net Working Capital Statement; (iv) liabilities that arose under, or were incurred in connection with, the transactions contemplated by this Agreement or any Related Agreement; (v) liabilities which have been discharged or paid in full; (vi) liabilities set forth on Section 3.29 of the Disclosure Schedule; and (vii) any liability that is not material to the Business.
     Section 3.30 Seller Information. As of the date hereof, Seller has provided to Buyer true, correct and complete information relating to the businesses and sales of Seller and its Subsidiaries and joint ventures upon which Buyer can reasonably determine whether any objections to the transactions contemplated hereby may be credibly asserted under any Antitrust Law.
     Section 3.31 Disclaimer of Other Representations and Warranties. Except for the representations and warranties contained in this Article III or expressly contained in any Related Agreement, neither Seller nor any other Person shall be deemed to have made any representation or warranty, express or implied, including as to the accuracy or completeness of any information regarding any Seller, Newco, Holdings, the Business, any Contributed Assets, any Assumed Liabilities, the Holdings Contribution Shares, the Newco Units or any other matter.

ARTICLE IV
BUYER’S AND SK’S REPRESENTATIONS AND WARRANTIES
     Buyer and SK, jointly and severally, represent and warrant to Seller that the statements contained in this Article IV are true and correct as of the date of this Agreement.
     Section 4.1 Organization of Buyer and SK; Good Standing.
          (a) SK is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its assets and to carry on its business as now being conducted.
          (b) Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its assets and to carry on its business as now being conducted.
     Section 4.2 Authorization of Transaction.
          (a) Each of SK and Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and all other agreements contemplated hereby to which it is a party, including pursuant to the Financing, and to perform its obligations hereunder and thereunder.
          (b) The execution, delivery and performance of this Agreement and all other agreements contemplated hereby to which SK or Buyer is a party, including pursuant to the Financing, have been duly authorized by SK and Buyer, respectively.
          (c) This Agreement has been duly executed and delivered by SK and Buyer and constitutes the valid and legally binding obligation of SK and Buyer, enforceable against SK and Buyer in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.
     Section 4.3 Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the transactions referred to in Article II), including pursuant to the Financing, will: (i) conflict with or result in a breach of the certificate of incorporation or bylaws, or other organizational documents, of SK or Buyer; (ii) violate any law or Decree to which SK or Buyer is, or its respective assets or properties are, subject, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any Contract to which SK or Buyer is a party or by which it is bound, except, in the case of either clause (ii) or (iii), for such conflicts, breaches, defaults, accelerations, rights or failures to give notice as would not, individually or in the aggregate, have a Material Adverse Effect on Buyer. Other than the filings required under the applicable laws of China, neither SK nor Buyer is required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement or any Related Agreement, except where the failure to give notice, file or obtain such authorization, consent or approval would not, individually or in the aggregate, have a Material Adverse Effect on Buyer.
     Section 4.4 Legal Compliance. (a) SK and Buyer are in compliance with all applicable laws, except for such noncompliance which would not result in any Material Adverse Effect on Buyer, and (b) no Litigation has been filed, commenced or, to Buyer’s Knowledge, threatened in writing by any Governmental Authority primarily relating to SK or Buyer against any of them alleging any failure so to comply which would be reasonably likely to result in any Material Adverse Effect on Buyer.
     Section 4.5 Litigation. Neither SK nor Buyer, nor any of their respective Subsidiaries, (a) is subject to any outstanding Decree or (b) is a party or, to Buyer’s Knowledge, is threatened in writing to be made a party to any Litigation (other than any action filed, commenced or threatened in writing by a Governmental Authority), except for such Decrees or Litigation which would not have a Material Adverse Effect on Buyer.
     Section 4.6 Brokers’ Fees. Neither SK nor Buyer has entered into any Contract to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller or any of its Affiliates could become liable or obligated to pay.
     Section 4.7 Financing; Sufficient Funds.
          (a) SK and Buyer have delivered to Seller a true, accurate and complete copy of a letter of interest from a senior lender (the “Debt Letter of Interest”), which Debt Letter of Interest is attached hereto as Annex H hereto, pursuant to which, and subject to the terms and conditions thereof, the lender parties thereto have indicated an interest to lend the amounts set forth therein to Buyer for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”). SK and Buyer have delivered to Seller a true, accurate and complete copy of an executed commitment letter from SK (the “Equity Commitment Letter” and together with the Debt Letter of Interest, the “Financing Commitments”), pursuant to which SK has committed to invest the amounts set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”), which Equity Commitment Letter is attached hereto as Annex I hereto. The aggregate proceeds from the Financing constitute all of the financing required to be provided to Buyer for the consummation of the transactions contemplated hereby, and are sufficient for the satisfaction of all of SK’s and Buyer’s obligations under this Agreement and the Related Agreements, including the payment of the Cash Amount. The Equity Financing Commitment and the Debt Letter of Interest contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to SK or Buyer on the terms therein. There are no other agreements, side letters or arrangements relating to the Financing except as set forth in the Equity Commitment Letter.
          (b) The Equity Commitment Letter is in full force and effect and has not been withdrawn or terminated or otherwise amended or modified in any respect. The Equity Commitment Letter, in the form so delivered, is a legal, valid and binding obligation of SK and Buyer and the other parties thereto. There are no other agreements, side letters or arrangements relating to the Equity Commitment Letter that could affect the availability of the Equity Financing. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of SK or Buyer under any term or condition of the Equity Commitment Letter, and neither SK nor Buyer has reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Equity Commitment Letter. SK and/or Buyer have fully paid any and all commitment fees or other fees required by the Equity Commitment Letter to be paid on or before the date of this Agreement and the Deposit (as defined in the Debt Letter of Interest).
     Section 4.8 SK Information. As of the date hereof, Buyer and SK have disclosed to Seller any and all potential issues under any Antitrust Law that may be credibly raised about the transactions contemplated hereby. As of the date hereof, Buyer and SK have provided to Seller true, correct and complete information relating to the businesses and sales of SK and its Subsidiaries and joint ventures upon which Seller can reasonably determine whether any objections to the transactions contemplated hereby may be credibly asserted under any Antitrust Law.
     Section 4.9 Acquiring Person; HSR Act. None of SK, Buyer or any other Affiliate of either of the foregoing who would be considered an acquiring person (as such term is used in the HSR Act) satisfies the size-of-person test under the HSR Act.
     Section 4.10 Disclaimer of Other Representations and Warranties. Except for the representations and warranties contained in this Article IV or expressly contained in any Related Agreement, neither SK, Buyer or any other Person shall be deemed to have made any representation or warranty, express or implied, including as to the accuracy or completeness of any information regarding SK, Buyer, the Financing or any other matter.
ARTICLE V
PRE-CLOSING COVENANTS
     The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing (except as otherwise expressly stated to apply to a different period):
     Section 5.1 Reasonable Best Efforts; Cooperation. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby. Without limiting the generality of the foregoing, (i) Seller shall use its reasonable best efforts to cause the conditions set forth in Section 7.1 to be satisfied or fulfilled, and (ii) SK and Buyer shall each use its reasonable best efforts to cause the conditions set forth in Section 7.2 to be satisfied or fulfilled.
     Section 5.2 Regulatory Approvals. Without limiting the generality of Section 5.1:
          (a) Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts to: (i) file any filing or notification required pursuant to any Antitrust Law with respect to the transactions contemplated hereby within ten (10) Business Days after the date hereof; (ii) supply as promptly as practicable any additional information and documentary material that may be requested or required pursuant to any Antitrust Law; and (iii) cause the expiration or termination of the applicable waiting periods under any Antitrust Law as soon as practicable.
          (b) In connection with the efforts referenced in Section 5.1 and this Section 5.2 to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, or any state law, each of the Parties shall use reasonable best efforts to: (i) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other Parties informed in all material respects of any material communication received by such Party from, or given by such Party to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding any of the transactions contemplated hereby; and (iii) permit the other Party to review any material communication given to it by, and consult with each other in advance of any meeting or conference with any Governmental Authority, including in connection with any proceeding by a private party. The foregoing obligations in this Section 5.2(b) shall be subject to the Confidentiality Agreement and any attorney-client, work product or other privilege.
          (c) Without limiting the generality of Section 5.2(b), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted by any Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or if a filing pursuant to Section 5.2(a) is reasonably likely to be rejected or conditioned by a Governmental Authority, each of the Parties shall use reasonable best efforts to resolve such objections or challenges as such Governmental Authority or private party may have to such transactions, including to vacate, lift, reverse or overturn any order, whether temporary, preliminary or permanent, so as to permit consummation of the transactions contemplated by this Agreement as soon as practicable and in any event on or prior to the Outside Date.
          (d) Without limiting the generality of Section 5.2(c), if necessary to obtain any regulatory actions or non-actions, orders, waivers, consents, clearances, extensions and approvals necessary to consummate the transactions contemplated by this Agreement, or if any suit or other action is threatened or instituted by any Person challenging the transactions contemplated by this Agreement or any Related Agreement as violative of any applicable law, upon the request of Seller, SK and Buyer shall, and shall cause their respective Subsidiaries (including, if applicable, from and after the Closing, Newco) to, hold separate or dispose of any portion of their assets or businesses or otherwise conduct their businesses or any portion of their businesses in a specified manner as soon as practicable and in any event on or prior to the Outside Date or take any other actions unless such actions, in the aggregate, would result in a Material Adverse Effect on SK (after giving effect to the consummation of the transactions contemplated hereby).
     Section 5.3 Notices and Consents. Prior to the Closing and as necessary following the Closing:

          (a) Seller will, or will cause the Other Sellers to, give any notices to third parties, and each of the Parties will use its reasonable best efforts to obtain any third party consents or sublicenses and transfer all Permits (or apply for new Permits in the name of Newco) with respect to the Permits that are not transferable) as are necessary and appropriate to consummate the transactions contemplated hereby, including in connection with the matters referred to in Section 5.3(a) of the Disclosure Schedule; provided, however, that: (i) Seller shall, in consultation with Buyer, control all correspondence and negotiations with third parties regarding any such matters; provided, further, that Seller shall periodically update Buyer, at Buyer’s request, on the status of such negotiation and, upon request, provide Buyer copies of written requests delivered to such third parties; (ii) Buyer shall bear any reasonable effects as a result of amendments or modifications to any Transferred Contract (including granting reasonable security interests in related property or rights of entry or easements to related Facilities), including any Maintenance Costs, as is necessary to obtain such consent or sublicense; (iii) Seller and Buyer shall each pay one-half of the reasonable costs incurred to obtain such consent or sublicense; and (iv) solely as to any Environmental Permit set forth on Section 5.3(a) of the Disclosure Schedule which cannot be transferred or reissued prior to Closing despite the Parties’ reasonable best efforts and mutual cooperation, in order to satisfy the condition set forth in Section 7.1(c) and absent an objection by the relevant Governmental Authority to the following arrangement, the Parties agree to enter into an arrangement by which Newco may operate on an interim basis pursuant to Sellers’ Environmental Permit pending transfer or re-issuance, and to apprise the relevant Governmental Authority of such arrangement. Each Party, at the request of any other Party, shall, and shall cause any Subsidiary thereof to, use reasonable best efforts to obtain, or to cause to be obtained, any consent, substitution, or amendment required for any third party to novate any Transferred Contract or to obtain in writing the unconditional release of such third party to such arrangements, so that, in any case, as between Buyer, Newco and such third party, Newco will be solely responsible for performance under such Contracts.
          (b) Without limiting Section 5.2, each of the Parties will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of Governmental Authorities in connection with the matters referred to in Section 5.3(b) of the Disclosure Schedule or as are otherwise necessary and appropriate to consummate the transactions contemplated hereby.
     Section 5.4 Cooperation Regarding Holdings and Newco Formation. Without limiting the generality of Section 5.1, Section 5.2 or Section 5.3:
          (a) Prior to the Closing, the Parties shall cooperate with each other Party regarding the formation of Holdings, shall incorporate Holdings and shall cause Holdings to have the certificate of incorporation of Holdings as of and immediately following the Closing be substantially in the form of Exhibit L hereto and the bylaws of Holdings as of and immediately following the Closing be substantially in the form of Exhibit M hereto. Each of the Parties will take actions so that, as of the Closing, (i) Holdings has full power and authority (including full corporate or other entity power and authority) to execute and deliver all agreements contemplated hereby to which it is, or is to be, a party and to perform its respective obligations hereunder and thereunder, (ii) the execution, delivery and performance of all agreements contemplated hereby to which Holdings is to be a party have been duly authorized by Holdings, and (iii) all agreements contemplated hereby to which Holdings is, or is to be, a party have been duly executed and delivered by Holdings and will constitute the valid and legally binding obligation of Holdings, enforceable against Holdings in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity, and promptly following the Closing, the Parties shall take all actions reasonably necessary to ratify all actions contemplated hereby to be taken by Holdings in connection with the consummation of the transactions contemplated hereby at or prior to such date of ratification, and (iv) to elect the Board of Directors of Holdings effective as of Closing as set forth in the Securityholders Agreement. From the date hereof until the Closing, except as expressly contemplated hereby, the Parties shall not permit or take any action to permit, or enter into or permit Holdings to enter into any agreement to issue any capital stock of Holdings or any security convertible or exchangeable into any such capital stock other than as contemplated by this Agreement or any Related Agreement.
          (b) Prior to the Closing, each of the Parties shall cooperate with each other Party and shall each use its reasonable best efforts to assist each other Party in the contribution by Solutia and the Other Sellers to Newco or any Newco Subsidiary of the Contributed Assets and the assumption of Newco of the Assumed Liabilities and the contribution by Seller of the Newco Units to Holdings so that from and after the Closing, the Business will continue to operate without interruption, including to seek to obtain all material permits and registrations which are not Contributed Assets, to seek to form or obtain qualifications to conduct business of Holdings, Newco, or any Newco Subsidiary, to seek to appoint new managers of any Newco Subsidiary to be appointed upon proposal by Buyer with effect as from the Closing, to seek to register Holdings, Newco or any Newco Subsidiary as a foreign branch office, including the appointment of branch managers to be appointed upon proposal by Buyer with effect as from the Closing, and to make copies of, and obtain consent to transfer, or obtain new licenses for, the software listed on Section 1.1(a)(i) of the Disclosure Schedule as inseparable assets (it being understood that the process and costs of such copies, consents or new licenses shall be treated in the same manner as contemplated by Section 5.3(a)). Section 5.4(b) of the Disclosure Schedule sets forth a list of the foreign branch office registrations that Seller intends to cause Newco or a Newco Subsidiary to file prior to the Closing.
          (c) Prior to the Closing, each of the Parties shall cooperate with each other Party and shall each use its reasonable best efforts to: (i) transfer the benefit of the previously filed pre-registrations of chemical substances manufactured, imported or exported by the Business pursuant to EU chemical regulations (including, the EU Registration, Evaluation, Authorization and Restriction of Chemical Substances Act) to Newco or Holdings (as the case may be) or file new pre-registrations to the extent necessary or appropriate; (ii) disengage the Belgian Limited Liability Company Solutia Europe sprl/bvba as “Only Representative” (as such term is used or defined in REACH); and (iii) cause Holdings or Newco to appoint an EU-based “Only Representative” for complying with EU chemicals rules from and after the Closing and whereby Solutia Europe sprl/bvba is released from any and all Liability in relation to its acting as such an Only Representative.
          (d) Prior to the Closing, Solutia shall, or shall cause the Other Sellers, to take the actions contemplated by Section 5.4(d) of the Disclosure Schedule to effect the transfer of

Contributed Assets (but in no event including the China Business Assets) located outside of the United States of America.
          (e) Buyer and Solutia shall each pay one-half of the costs and expenses (excluding legal fees, except to the extent covered by Section 10.1) incurred by Seller, Holdings, Newco or Buyer in connection with the actions contemplated by this Section 5.4 promptly following request therefor.
     Section 5.5 Preservation of Business. Except as otherwise contemplated hereby or as required by law, Seller will, and will cause the Other Sellers to, use commercially reasonable efforts to keep the Business as conducted as of the date hereof substantially intact in all material respects, including maintaining its present operations, physical facilities, working conditions and relationships with suppliers, customers and employees.
     Section 5.6 Notice of Developments. Each of Seller and Buyer will give prompt written notice to the other Party of: (i) the existence of any fact or circumstance, or the occurrence of any event, of which it has Knowledge which would reasonably be likely to cause a condition to a Party’s obligations to consummate the transactions contemplated hereby set forth in Article VII not to be satisfied as of a reasonably foreseeable Closing Date; or (ii) the receipt of any notice or other communication from any Governmental Authority or any securities market or securities regulator in connection with the transactions contemplated by this Agreement; provided, however, that the delivery of any such notice pursuant to this Section 5.6 shall not be deemed to amend or supplement this Agreement and the failure to deliver any such notice shall not constitute a waiver of any right or condition to the consummation of the transactions contemplated hereby by any Party.
     Section 5.7 Notice of Supplemental Disclosure. Without limiting the obligations of Seller contemplated by Section 5.6, from and after the date hereof but prior to the fifth (5th) Business Day prior to the Closing Date, Seller may inform Buyer pursuant to this Section 5.7 that any representation or warranty of Seller was, may have been or may have been deemed to have been inaccurate when made and provide a proposed supplement to the Disclosure Schedule delivered as of the date hereof to correct such actual or potential inaccuracy as if set forth on the Disclosure Statement as of the date hereof (a “Disclosure Supplement”). If the inaccuracies contemplated by such Disclosure Supplement are sufficiently material to prevent, after a reasonable period in which to cure such inaccuracy, the satisfaction of the condition set forth in Section 7.1(a), Buyer may terminate this Agreement prior to the Closing and in no event later than ten (10) Business Days after receipt by Buyer of such Disclosure Supplement. If Buyer shall not have exercised such right of termination by such date, the Disclosure Schedule shall be deemed to have been amended (effective as of the date of this Agreement) to add such Disclosure Supplement. Prior to the Closing, Seller will deliver to Buyer financial statements for the most recent fiscal quarter end prior to the Closing (if the Closing shall be within forty-five (45) calendar days thereafter).
     Section 5.8 Access; No Contact; Confidentiality.
          (a) Upon the reasonable request of Buyer, Seller will, and will cause the Other Sellers to, permit Buyer and its Representatives to have reasonable access during normal business hours, and in a manner so as not to interfere unreasonably with the normal business operations of Sellers, to all premises, properties (including the Facilities for the purposes of conducting Phase I environmental assessments or environmental compliance reviews (but not for the purposes of conducting intrusive investigations of the sort generally referred to as “Phase II” assessments or investigations)), personnel, Records and Contracts of or related to the Business; provided, however, that, for the avoidance of doubt, the foregoing shall not require any Person to waive, or take any action with the affect of waiving, its attorney-client privilege with respect thereto.
          (b) Except in response to a request contemplated by Section 5.8(a), during the period from the date hereof and ending on the Closing Date, Buyer shall not, and shall cause its Representatives not to, contact any employees, customers, suppliers or licensors of the Business in connection with or pertaining to any subject matter of this Agreement except with the prior written notice to and consent of Seller, which shall not be unreasonably withheld, conditioned or delayed.
          (c) All information obtained pursuant to Section 5.2 or this Section 5.8 shall be Evaluation Material (as such term is defined in the Confidentiality Agreement) subject to the terms and conditions of the Confidentiality Agreement.
     Section 5.9 Press Releases and Public Announcements. The Parties have agreed prior to execution of this Agreement on the initial forms of press release. Hereafter, no Party shall issue any press release or make any public announcement relating to the existence or subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure to the extent practicable and permissible under applicable law); and provided further that each of the Parties may make internal announcements to their respective employees that are not inconsistent in any material respects with the Parties’ prior public disclosures regarding the transactions contemplated by this Agreement.
     Section 5.10 Bulk Transfer Laws. SK, Buyer and Newco acknowledge that none of Sellers, Holdings, Newco or any Newco Subsidiary will comply with the provisions of any bulk transfer laws or similar laws of any jurisdiction in connection with the transactions contemplated by this Agreement, including the United Nations Convention on the Sale of Goods, and SK, Buyer and Newco each hereby waive all claims related to the non-compliance therewith.
     Section 5.11 Buyer Financing.
          (a) SK and Buyer shall each use its reasonable best efforts to (i) arrange the Financing, (ii) enter into definitive agreements with respect thereto, in accordance with the terms set forth in the Financing Commitments, which agreements shall be in effect no later than the Closing, and (iii) consummate the Financing at the Closing. In the event that any portion of the Financing becomes unavailable, (x) Buyer shall notify Seller thereof promptly and in any event within one (1) Business Day, and (y) SK and Buyer shall use their reasonable best efforts to arrange to obtain any such portion from alternative sources, on terms that are no more adverse to

Seller or Newco, as promptly as practicable following the occurrence of such event, including entering into definitive agreements with respect thereto (such definitive agreements entered into pursuant to the first or second sentence of this Section 5.11(a) being referred to as the “Financing Agreements”). SK and Buyer shall, and shall cause their respective Representatives to, comply with the terms, and satisfy on a timely basis the conditions, of the Equity Financing Letter, the Debt Letter of Interest, any alternative financing commitments, and any related fee and engagement letters. SK and Buyer shall not, and shall not permit any of their respective Affiliates to, without the prior written consent of Seller, take or fail to take any action or enter into any transaction, that could reasonably be expected to materially impair, delay or prevent consummation of the Financings. Neither SK nor Buyer shall amend or alter, or agree to amend or alter, the Equity Financing Commitment or any alternative equity financing commitments, without the prior written consent of Seller. Any breach of the Equity Financing Commitment or any alternative financing commitment by SK or Buyer shall be deemed a breach by Buyer of this Section 5.11.
          (b) SK and Buyer shall keep Seller informed with respect to all material activity concerning the status of the Financing contemplated by the Financing Commitments or any alternative financing and shall give Seller prompt notice of any material adverse change with respect thereto. Without limiting the generality of the foregoing, SK and Buyer shall give Seller notice promptly (and in any event no later than two (2) Business Days) following any of the following: (i) any breach by any party of any of the Financing Commitments, any alternative financing commitment or the Financing Agreements of which SK or Buyer becomes aware or any actual or purported expiration or termination thereof; (ii) any notice to SK or Buyer from a financing source that is a party to a Financing Commitment that such source no longer intends to provide financing to Buyer on the terms set forth therein; or (iii) if for any reason SK or Buyer no longer believes in good faith that it will be able to obtain all or any portion of the Financing contemplated by the Financing Commitments on the terms described therein. Buyer shall furnish complete, correct and executed copies of the Financing Agreements promptly upon their execution.
          (c) Seller shall, and shall cause its Subsidiaries and Newco to reasonably cooperate in connection with the arrangement of the Financing as may be reasonably requested by Buyer (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Seller or its Subsidiaries and Buyer shall pay any out-of-pocket expenses in connection with such cooperation), including, at the reasonable request of Buyer, entering into such agreements to be effective as of the Closing, and to use reasonable best efforts to deliver officer’s certificates as of the Closing, in each case as are customary in financings of such type and as are, in the good faith determination of the Persons executing such officer’s certificates, accurate. Furthermore, prior to the Closing, Seller shall use its commercially reasonable efforts to obtain a written opinion from Seller’s counsel, in Seller’s counsel’s customary form, as of the closing of the Debt Financing, with respect to the matters set forth on Section 5.11(c) of the Disclosure Schedule. Notwithstanding anything to the contrary set forth in this Agreement, neither Seller nor any of its Representatives (including Newco) shall be required to pay any commitment or other similar fee or incur any other Liability in connection with the Debt Financing or the Equity Financing.

          (d) SK and Buyer agree that none of Seller, any of its Subsidiaries or any of its or their Representatives shall have any obligation under, or shall be bound by, the Debt Letter of Interest (notwithstanding anything to the contrary set forth in the Debt Letter of Interest purporting to obligate or bind any such Person) and shall not purport to obligate or bind any such Person without such Person’s prior written consent.
     Section 5.12 SK Guarantee. SK hereby irrevocably and unconditionally guarantees to Sellers the due and punctual observance and performance of each and every obligation of Buyer contemplated by this Agreement or any the Related Agreement to be performed prior to the Closing, including the payment of the amounts to be contributed pursuant to Section 2.5(b), all upon the terms and subject to the conditions set forth herein and therein, provided that Seller’s sole remedy with regard to SK’s guarantee is collection of the amount of the Buyer Termination Fee.
     Section 5.13 Seller Guarantee. Seller hereby irrevocably and unconditionally guarantees to Buyer the due and punctual observance and performance of each and every obligation of Newco contemplated by this Agreement or any Related Agreement to be performed prior to the Closing, provided that Buyer’s sole remedy with regard to Seller’s guarantee is collection of the amount of the Seller Termination Fee.
     Section 5.14 Newco Capitalization and Organizational Documents. From the date hereof until the Closing, except as expressly contemplated hereby, Newco shall not, or enter into any agreement to: (a) issue any membership interests or any security convertible or exchangeable into any such membership interests other than as contemplated by this Agreement or any Related Agreement; (b) cause any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to any of its outstanding membership interests; or (c) amend its limited liability company agreement.
     Section 5.15 Investment Acknowledgements. Each of Seller and Buyer hereby acknowledge, for the benefit of each other and Holdings, that:
          (a) Investment Intent. It is acquiring (x) in the case of Holdings, the Newco Formation Contribution Units or (y) in the case of Seller and Buyer, the Holdings Contribution Shares (as applicable, the “Subject Securities”), for investment and is not acquiring such Subject Securities with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act. It will not distribute its applicable Subject Securities in violation of the Securities Act or the applicable securities laws of any state.
          (b) Subject Securities Not Registered. It understands that the applicable Subject Securities that it will acquire hereunder have not been registered under the Securities Act or the securities laws of any state and must be held indefinitely unless subsequently registered under the Securities Act and any applicable state securities laws or unless an exemption from such registration is or becomes available.
          (c) Independent Investment Decision. In formulating a decision to enter into this Agreement, it has relied solely upon: (a) the provisions of this Agreement; (b) an independent investigation of the Business; and (c) consultations with its legal and financial advisors and other advisors with respect to this Agreement and the nature of its investment; and that in entering into this Agreement no reliance was placed by it upon any representations or warranties other than those contained in this Agreement.
          (d) Ability to Hold Investment. It is financially able to hold the Subject Securities it will acquire hereunder for long-term investment, believes that the nature and amount of the Subject Securities it will acquire are consistent with its overall investment program and financial position and recognizes that there are substantial risks involved in the acquisition of the Subject Securities.
          (e) Knowledge and Experience in Financial Matters. It confirms that: (a) it is familiar with the Business; (b) it has had the opportunity to ask questions of the officers, directors and employees of Seller and Newco and to obtain (and that it has received to its satisfaction) such information about the business and financial condition of the Business as it has reasonably requested; and (c) it, either alone or with a representative (as defined in Rule 501(h) promulgated under the Securities Act), has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment in the Subject Securities.
          (f) Accredited Investor. It is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act.
     Section 5.16 Solicitation of Alternative Transactions.
          (a) Except as otherwise contemplated by this Section 5.16, from the date hereof until the Closing, Seller agrees that it shall not, nor shall it direct or cause any of the Other Sellers, any of its or their respective officers or directors or advisors to, directly or indirectly:
               (i) initiate, solicit or knowingly and intentionally encourage or knowingly and intentionally facilitate any inquiries with respect to, or the making of, an Acquisition Proposal;
               (ii) participate or engage in any discussions of a Solicited Acquisition Proposal or negotiations with, or furnish or disclose any material non-public information relating to the Business to, any Person in connection with a Solicited Acquisition Proposal;
               (iii) approve, endorse or recommend any Solicited Acquisition Proposal; or
               (iv) enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to a Solicited Acquisition Proposal.
          (b) Seller shall, and shall cause each of the Other Sellers and its and their respective officers, directors and advisors to, immediately cease any existing solicitations, discussions or negotiations with any Person (other than the Parties hereto) regarding any

Acquisition Proposal that exists as of the date hereof except as may become permitted pursuant to Section 5.16(d).
          (c) In the event that Seller or any of its Subsidiaries or its or their respective Representatives receives an Acquisition Proposal or request for non-public information relating to the Business with respect to a Covered Transaction from the date hereof until the Closing (including any renewal or revision of any Acquisition Proposal or request made prior to the date hereof), Seller shall inform Buyer of such Acquisition Proposal or request within two (2) Business Days following the date on which a senior executive of Seller becomes aware of the receipt thereof.
          (d) Notwithstanding anything to the contrary set forth in this Agreement (including Section 5.16(a) or Section 5.16(c)), if Seller or any of its Subsidiaries or any of its or their respective Representatives receives an Unsolicited Acquisition Proposal or request for non-public information relating to the Business with respect to a Covered Transaction from the date hereof until the Closing (including any renewal or revision of any Acquisition Proposal or request made prior to the date hereof), any Seller or any of its respective Representatives may take any action that might otherwise be restricted by clause (i) through (iv) of Section 5.16(a) with respect thereto, including responding to such Acquisition Proposals or requests, furnishing any non-public information relating to the Business to, engaging in negotiations or discussions with, the Person making such Acquisition Proposal or request and/or terminating this Agreement as and to the extent contemplated by Section 9.1(c)(iv).
ARTICLE VI
OTHER COVENANTS
     The Parties agree as follows with respect to the period from and after the Closing:
     Section 6.1 Cooperation. The Parties shall cooperate with each other, and shall use their commercially reasonable efforts to cause their respective Representatives to cooperate with each other, to provide an orderly transition of the Business from Sellers to Newco and Holdings and to minimize the disruption to the Business and Seller’s and its Subsidiaries’ other businesses resulting from the transactions contemplated hereby as requested by any Party and at the requesting Party’s sole cost and expense (and without liability of any kind to the other Party cooperating with such request in providing such requested actions other than arising from the cooperating Party’s gross negligence, willful misconduct or bad faith in connection therewith).
     Section 6.2 Further Assurances; Inadvertent Transfers of Assets.
          (a) In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or any Related Agreement, at any Party’s request and sole cost and expense, each Party shall take such further action (including the execution and delivery to any other Party of such other reasonable instruments of sale, transfer, conveyance, assignment, assumption and confirmation, providing materials and information) as another Party may reasonably request as shall be reasonably deemed necessary to transfer, convey and assign to Newco or a Newco Subsidiary all of the Contributed Assets and the China

Business Assets and to confirm Newco’s or a Newco Subsidiary’s assumption of the Assumed Liabilities and the China Assumed Liabilities.
          (b) Without limiting the provisions of Section 6.2(a), to the extent that either Buyer or Seller discovers any additional assets or properties, including any Intellectual Property, which should have been transferred or assigned to Newco as the Contributed Assets or the China Business Assets but were not so transferred or assigned, Buyer, Seller and Newco shall cooperate and execute and deliver any instruments of transfer or assignment reasonably necessary to transfer and assign such asset or property to Newco or a Newco Subsidiary. Without limiting the provisions of Section 6.2(a), to the extent that either Buyer, Seller or Newco discovers any assets or properties, including any Intellectual Property, which is an Excluded Asset which was inadvertently or otherwise mistakenly transferred or assigned to Newco or any Newco Subsidiary, Buyer, Seller and Newco shall cooperate and execute and deliver any instruments of transfer or assignment reasonably necessary to transfer and assign such asset or property back to the applicable Seller.
     Section 6.3 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any Litigation commenced by any third party with respect to (i) any transaction contemplated by this Agreement or any Related Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction involving the Business, the other Party will cooperate with the contesting or defending Party and its and its Subsidiaries’ counsel in the contest or defense, make available its and its Subsidiaries’ personnel and provide such testimony and access to its and its Subsidiaries’ books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor pursuant to Article VIII); provided, however, that, for the avoidance of doubt, the foregoing shall not require any Party to take any such action if it (x) may result in a waiver or breach of any attorney/client privilege, (y) could reasonably be expected to result in violation of applicable law, or (z) providing such access or information would be reasonably expected to be unreasonably disruptive to its operations.
     Section 6.4 Run-Off.
          (a) Referrals. From and after the Closing Date and until one (1) year following the date thereof, Seller shall, and shall cause the Other Sellers to, use commercially reasonable efforts to refer all customer or supplier inquiries received by Sellers relating to the Business to Holdings.
          (b) Use of Name. From and after the Closing Date, Buyer will, and will cause Holdings to: (i) use its commercially reasonable efforts to remove any and all Solutia Marks from all Contributed Assets, and (ii) cease all use of such Solutia Marks in each case as promptly as commercially practicable after the Closing Date and in no event later than one hundred eighty (180) calendar days following the date thereof. Notwithstanding the foregoing, from and after the Closing Date, Buyer shall not, and Buyer shall ensure that none of Holdings, Newco or any Newco Subsidiary shall use existing marketing and sales material bearing any Solutia Marks unless appropriately stickered by Holdings, Newco or a Newco Subsidiary to reflect the consummation of the transactions contemplated hereby in a form reasonably satisfactory to Seller.
          (c) Websites. As soon as commercially practicable after the Closing Date, but in no event more than one hundred eighty (180) calendar days thereafter, Buyer shall, or shall cause Holdings, Newco or a Newco Subsidiary to, remove any content, images and links on any of their Internet pages or websites to the extent related to any Seller or any of its respective businesses.
          (d) Affiliation. Buyer shall, and shall cause each of its Affiliates (including Holdings, Newco and any Newco Subsidiary) to, cease to hold itself out as having any affiliation with any Seller or any of its respective Affiliates.
          (e) Phone Numbers. From and after the Closing Date, Seller shall use its commercially reasonable efforts to transfer Seller’s phone numbers at which customers or suppliers contact employees primarily related to the Business to the account of Newco, but in no event including Seller’s phone numbers currently in use at Solutia’s headquarters in St. Louis, Missouri.
     Section 6.5 Access; Enforcement; Record Retention. From and after the Closing, and without limiting Section 5.11(c), upon request by any Party, each other Party will permit the requesting Party and its Representatives to have reasonable access during normal business hours, and in a manner so as not to interfere unreasonably with the normal business operations of the other Party (and in the case of Buyer, Holdings), to all premises, properties, personnel, Records and Contracts of or related to the Business, the Contributed Assets, the China Business Assets, the Assumed Liabilities, the China Assumed Liabilities, Holdings, Newco or any Newco Subsidiary; provided, however, that, for the avoidance of doubt, the foregoing shall not require any Person to take any such action if it (x) may result in a waiver or breach of any attorney/client privilege, (y) could reasonably be expected to result in violation of applicable law, or (z) providing such access or information would be reasonably expected to be unreasonably disruptive to its operations. Without limiting the generality of the immediately preceding sentence, such reasonable access may be for the purposes of (i) monitoring or enforcing rights or obligations of any Party under this Agreement or any of the Related Agreements, or (ii) complying with the requirements of any Governmental Authority. Each Party agrees to maintain, and cause its Subsidiaries to maintain, the files or records which are contemplated by the first sentence of this Section 6.5 in a manner consistent in all material respects with its document retention and destruction policies, as in effect from time to time, for six (6) years following the Closing.
     Section 6.6 Non-Competition. For a period of three (3) years following the Closing, Seller shall not, and shall ensure that none of its Subsidiaries will, directly or indirectly (including as a stockholder, consultant, member or partner), engage in the Business as conducted during the one (1) year prior to the Closing, including any development, design, manufacture, sale or promotion for sale of any Product developed, designed, manufactured, sold or promoted for sale by the Business during the one (1) year prior to the Closing in those countries in which the Business has active operations as of the Closing; provided, however, that for avoidance of doubt, the foregoing shall not restrict Seller or any of its Subsidiaries from in any way conducting any business or operation of any such Person other than the Business as of the date hereof (any such business or operation, an “Existing Grandfathered Business”), including Solutia’s plastic products business or any business that may consume, use, contain, depend upon, any product developed, designed, manufactured, sold or promoted for sale by the Business; and provided further that, for such purposes, (x) no owner of less than five percent (5%) of the outstanding equity or voting interests of any Person and (y) no director (or other equivalent position on an equivalent governing body) of any Person (other than those Persons listed in the definition of Knowledge with respect to Seller who continues to be employed by Seller or any of its Affiliates), and (z) without limiting clause (x) hereof, no pension plan, savings plan or other similar employee benefit plan owning any equity or other interests in a Person for passive investment purposes only, in any such case shall be deemed to be engaged in the business of such Person solely as a result of ownership of such equity or voting interests or such directorship. For the avoidance of doubt, nothing in this Section 6.6 shall (x) require Seller or any of its Subsidiaries from taking or refraining to take any action with respect to Holdings or any of its Subsidiaries incident or relating to Solutia’s equity interest in Holdings, (y) restrict Seller or any of its Subsidiaries from taking any action required to be taken by it pursuant to any Related Agreement, including the Securityholders Agreement or the Transition Services Agreement, or (z) limit any rights of Seller granted pursuant to Section 8.7 or Section 6.14. If a court of competent jurisdiction declares in a final judgment that any term or provision of this Section 6.6 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
     Section 6.7 Non-Solicitation of Employees. For a period of two (2) years following the Closing, Seller shall not, and shall ensure that none of its Subsidiaries will, directly or indirectly, solicit the employment of or employ any Covered Employee as of the Closing Date who is offered employment in accordance with Section 6.8; provided, however, that the foregoing provision shall not prevent Seller or any of its respective Subsidiaries from (x) soliciting any such Covered Employee by a public advertisement placed by it or by a search firm retained by it (provided that the search firm was not instructed or encouraged to target or focus on such Covered Employees) or hiring any Covered Employee responding thereto or (y) soliciting or hiring any Covered Employee whose employment with the Business has been terminated for at least three (3) months. If a court of competent jurisdiction declares in a final judgment that any term or provision of this Section 6.7 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     Section 6.8 Covered Employees.
          (a) Offer of Employment. Prior to the Closing Date, Newco shall make an offer of employment, effective as of the Closing Date, to each of the Covered Employees (initially at the same location and on the same terms and conditions of employment as in effect immediately prior to the Closing); provided, however, that any offer of employment shall be contingent upon the Closing actually occurring; and provided, further, that Newco shall, or shall cause a Newco Subsidiary to, make an offer of employment, effective as of the China Asset Transfer Closing, to each of the Covered China Employees (determined as of such time) in accordance with the China Asset Transfer Agreement. Notwithstanding the foregoing, nothing herein shall be construed as to prevent Newco from terminating the employment of any Covered Employee at any time on or following the Closing Date for any reason (or no reason) provided that such termination is permitted under applicable law and approved by Government Authorities, if applicable. Seller shall not transfer any employee to Newco who is not a Covered Employee and Seller shall be solely responsible for all severance or other compensation for any employee of the Business who is not a Covered Employee.
          (b) Compensation and Benefits.
               (i) Commencing on the Closing Date and continuing until December 31, 2009, Newco or a Newco Subsidiary shall provide or cause to be provided to the Covered Employees (other than, until the China Asset Transfer Closing, any Covered China Employees) compensation and employee benefits that are no less favorable in the aggregate than the compensation, benefits, plans, programs, policies and arrangements (including base salary, incentive bonus opportunities and incentive equity) and employee benefits provided by any Seller or Newco to such Covered Employees immediately prior to the Closing. For clarity, no retiree health benefits shall be required to be provided to Covered Employees.
               (ii) Seller shall pay all Liabilities with respect to the Covered Employees under the Seller’s incentive bonus plans that relate to performance periods ending prior to the Closing Date, other than those Liabilities set forth on the Conclusive Net Working Capital Statement. Seller has represented to Buyer that there it has not established broad-based incentive plan to which the Covered Employees participate for any period ending after the Closing Date. Newco shall, at the times prescribed by, and in accordance with the terms of, the Seller’s employee agreements as in effect as of the Closing Date, make payments to the Covered Employees with respect to achievement of any performance goals therein. In addition, Newco shall provide each Covered Employee with the severance, retention and transaction bonus benefits arising following the Closing that are set forth on Section 6.8(b)(ii)(A) of the Disclosure Schedule applicable to each Covered Employee (other than Covered Employees on furlough or temporary leave as of March 1, 2009, who are set forth on Section 6.8(b)(ii)(B) of the Disclosure Schedule, who are not rehired, returned to active status or otherwise re-employed by Newco in 2009) in accordance with the applicable underlying plans or agreements as in effect immediately prior to the Closing Date. Notwithstanding the preceding sentence, so long as Buyer, Newco or a Newco Subsidiary rehires, returns to active service or otherwise re-employs or continues to employ the Covered Employees specifically listed on Section 6.8(b)(ii)(C) of the Disclosure Schedule for a period of at least sixty (60) calendar days following the Closing, Seller shall be responsible for all costs, including severance benefits that may become payable to such specified individuals in the event of their subsequent termination of employment on or prior to December 31, 2009.
               (iii) Newco or a Newco Subsidiary shall honor and assume, and cause Newco’s Affiliates to honor and assume, in accordance with their current terms, each employment, severance, termination or other similar agreement or arrangement between Seller or any of its Affiliates (including Newco), on the one hand, and any Covered Employee, on the other hand.
          (c) Service Credit. Each Covered Employee shall be given credit for all service with any Seller or Newco or the Business and their respective predecessors (including Monsanto Company) under any employee benefit plans or arrangements of Buyer and its Affiliates, including any such plans providing vacation, sick pay, severance and retirement benefits maintained by Buyer, Holdings or Newco or any of their respective Subsidiaries in which such Covered Employees participate for purposes of eligibility, vesting and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits). Notwithstanding the foregoing, nothing in this Section 6.8(c) shall be construed to require crediting of service that would result in a duplication of benefits.
          (d) Waiver of Pre-Existing Conditions; Crediting of Deductibles. No later than the Closing Date, Holdings or Newco or any of their respective Subsidiaries shall establish or cause to be established, at such Person’s own expense, benefit plans that provide life insurance, health care, dental care, accidental death and dismemberment insurance, disability and other group welfare benefits for Covered Employees. Holdings or Newco or any of their respective Subsidiaries shall cause (i) the waiver of all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Covered Employees under any such welfare benefit plans to the extent that such conditions, exclusions or waiting periods would not apply under the Employee Benefit Plans, and (ii) for the plan year in which the Closing Date occurs (or, if later, in the calendar year in which Covered Employees and their dependents commence participation in the applicable welfare plans), the crediting of each Covered Employee with any co-payments and deductibles paid prior to participation in such welfare plans in satisfying any applicable deductible or out-of-pocket requirements thereunder.
          (e) 401(k) Plan Rollovers. Holdings or Newco or any of their respective Subsidiaries shall cause Holdings’ or Newco’s 401(k) plan to accept a “direct rollover” to Holdings’ or Newco’s 401(k) plan of each Covered Employee’s account balances (including promissory notes evidencing all outstanding loans) under the Sellers’ 401(k) plans if such rollover is elected in accordance with applicable law by such Covered Employee. Buyer further agrees to cause Holdings or Newco to take all actions as may be necessary to cause each Covered Employee that participates in Holdings’ or Newco’s 401(k) plan following the Closing Date to receive full and immediate vesting of all employer contributions made by Holdings or Newco or its Affiliates to the Holdings’ or Newco’s 401(k) plan following the Closing Date. Seller shall take all actions as may be necessary to cause each Covered Employee that participates in the Sellers’ 401(k) plans prior to the Closing Date to receive full and immediate vesting of all employer contributions made by Sellers or their Affiliates to the Sellers’ 401(k)

plans prior to the Closing Date. Nothing herein shall require any future employer contributions to be made by Holdings or Newco or its Affiliates to any Holdings’ or Newco’s 401(k) plan.
          (f) Accrued Vacation. Buyer shall cause Holdings or Newco or any of their respective Subsidiaries to provide each Covered Employee with credit for the same number of vacation and sickness benefit days such Covered Employee has accrued but not used in the calendar year in which the Closing Date occurs, provided that, to the extent required by applicable law, such amount shall be paid by Buyer, Holdings or Newco in cash.
          (g) Welfare Benefit Claims; COBRA. Seller shall be responsible in accordance with its applicable welfare plans (and the applicable welfare plans of its Affiliates) in effect prior to the Closing Date for all reimbursement claims (such as medical and dental claims) for expenses incurred, and for all non-reimbursement claims (such as life insurance claims) incurred, under such plans prior to the Closing Date by the Covered Employees and their dependents. Holdings or Newco shall be responsible in accordance with the applicable welfare plans of Holdings or Newco and its Affiliates for all reimbursement claims (such as medical and dental claims) for expenses incurred, and for all non-reimbursement claims (such as life insurance claims) incurred, on or after the Closing Date (or the date of commencement of employment with Newco or a Newco Subsidiary, if later) by Covered Employees and their dependents. For purposes of this Section 6.8(g), a claim shall be deemed to have been incurred for all purposes on the date of rendition of the initial service to which such claim relates (including the first day of any inpatient stay), except with respect to life, disability or accidental death and dismemberment and business travel accident insurance benefits, in which case the claim is expressly incurred upon the death, disability or accident giving rise to such benefits. Seller and its affiliates shall remain obligated under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) with respect to events occurring on or prior to the Closing Date; provided, however, that to the extent that a dependent of an active Covered Employee is receiving continuation coverage under COBRA as of the Closing Date, Holdings or Newco or a Newco Subsidiary shall continue to provide COBRA continuation coverage to such dependent on and following the Closing Date for the period required under applicable law.
          (h) Flexible Spending Accounts. Holdings’ or Newco’s or any of their respective Subsidiaries’ flexible spending reimbursement account plan (“Newco’s Flex Plan”) shall accept a spin-off of the flexible spending reimbursement accounts from the Seller’s flexible spending reimbursement account plan (“Seller’s Cafeteria Plan”) and to honor and continue through the end of the calendar year in which the Closing Date occurs the elections made by each Covered Employee under the Seller’s Cafeteria Plan in respect of the flexible spending reimbursement accounts that are in effect immediately prior to the Closing Date. As soon as practicable following the Closing Date, Seller shall cause to be transferred from the Seller’s Cafeteria Plan to Newco’s Flex Plan the excess of the aggregate accumulated contributions to the flexible spending reimbursement accounts made prior to the Closing Date during the year in which the Closing Date occurs by Covered Employees over the aggregate reimbursement payouts made prior to the Closing Date for such year from such accounts prior to the Closing Date to the Covered Employees. If the aggregate reimbursement payouts from the flexible spending reimbursement accounts made prior to the Closing Date during the year in which the Closing Date occurs made to Covered Employees exceed the aggregate accumulated contributions to such accounts prior to the Closing Date for such year by the Covered

Employees, Holdings or Newco shall cause such excess to be transferred to Seller as soon as practicable following the Closing Date. On and after the Closing Date, Holdings or Newco shall assume and be solely responsible for all claims for reimbursement by Covered Employees under the flexible spending reimbursement accounts of Seller’s Cafeteria Plan, whether incurred prior to, on or after the Closing Date, that have not been paid in full as of the Closing Date.
          (i) Liabilities. Buyer, Holdings and Newco shall be solely responsible for all employment and employee benefits related Liabilities (including any severance payments) that are incurred or arise as a result of events that occurred on or after the Closing Date and relate to any Covered Employee (or any dependent or beneficiary of any Covered Employee) or in respect of any Employee Benefit Plan and no Seller shall have any responsibility for any such Liability. Except to the extent such Liability is an Assumed Liability (including any Liability set forth on the Conclusive Net Working Capital Statement) or as otherwise provided in this Agreement (including this Section 6.8 and Section 6.12), Seller shall be solely responsible for all employment and employee benefits-related Liabilities that are incurred or arise as a result of events that occurred prior to the Closing Date in respect of Covered Employees (or any dependent or beneficiary thereof) or, to the extent such Liability is not an Assumed Liability, in respect of any Employee Benefit Plan.
          (j) WARN Act. Provided that on or before the Closing Date Sellers have supplied Buyer with a list of all employee layoffs, by date and location, implemented by Sellers or their Affiliates in the ninety- (90-) calendar day period preceding the Closing Date, Buyer shall indemnify and hold harmless Sellers and their respective Affiliates and Representatives with respect to any Liability under the WARN Act with respect to Covered Employees or any employee of any Seller or any of their respective Affiliates arising from the actions of Buyer from and after the Closing Date. Provided that Buyer supplies Seller with a list of all employee layoffs following the Closing, by date and location, implemented by Holdings or their Affiliates promptly following any such layoffs, Seller shall indemnify and hold harmless Holdings and its Affiliates and Representatives with respect to any Liability under the WARN Act with respect to Covered Employees or any employee of any Seller or any of their respective Affiliates arising from the actions of Seller from and after the Closing Date.
          (k) Tax Reporting. Newco shall adopt the “alternate procedure” for preparing and filing Internal Revenue Service Forms W-2 (Wage and Tax Statements), as described in Revenue Procedure 2004-53. Under this procedure, Newco as the successor employer shall provide Forms W-2 to Covered Employees reflecting all wages paid and taxes withheld with respect to such Covered Employees for the calendar year in which the Closing Date occurs. Sellers as the predecessor employers shall have no employment tax reporting responsibilities for the Covered Employees following the Closing Date. Newco shall also adopt the “alternate procedure” of Revenue Procedure 2004-53 for purposes of Internal Revenue Service Forms W-4 (Employee’s Withholding Allowance Certificate) and W-5 (Earned Income Credit Advance Payment Certificate).

          (l) Covered EU Employees.
               (i) Notwithstanding anything to the contrary in Section 6.8(a), each contract of employment of each of the Covered EU Employees shall automatically transfer to Newco in accordance with the EU Transfer Regulations with effect upon the Closing Date.
               (ii) The Parties agree that each Covered EU Employee shall be employed by the Affiliates of Newco that have been organized or established in accordance with applicable local law in a manner that will allow such Affiliates to be able to employ such Covered EU Employees in jurisdictions where the relevant Covered EU Employees are currently employed without causing adverse tax consequences to such Covered EU Employees as a result of such transfer.
               (iii) In the event that the employment of any Covered EU Employees does not transfer automatically to Newco or its Affiliates with effect from the Closing in accordance with the foregoing or any Covered EU Employees otherwise allege that that is the case, Buyer shall, or shall cause one of Newco or one of Buyer’s other Affiliates to, within five (5) Business Days of receiving a written request from Seller, offer to employ the applicable Covered EU Employees as of the Closing on similar terms and conditions as per the above (and with continuity of service preserved) and shall use all reasonable endeavors to encourage the individuals to accept such offers.
               (iv) In all circumstances, Buyer shall be responsible for the Covered Employees as of the date of Closing. Consequently, if a Covered EU Employee refuses to enter the employ of Newco or its Affiliates and makes claims for employment and continued payment of his salary and other emoluments at Seller, Buyer will indemnify Seller against all claims submitted by or with regard to Covered EU Employees including any claims for severance payments. Such indemnity shall extend to all damage and costs incurred by Seller relating to the foregoing sentence, within the framework of legal action taken by the Covered EU Employees and otherwise.
               (v) Notwithstanding anything to the contrary in Section 6.8(b)(i), Newco shall recognize for any and all purposes full past service of the Covered EU Employees at any Seller or its respective predecessors (including Monsanto Company) and shall observe and maintain similar terms and conditions of employment that are no less favorable in the aggregate, including any benefits and occupational pensions, and including the benefits provided for in any Employee Benefit Plan, which the Covered EU Employees enjoy while employed by a Seller as of the Closing Date.
               (vi)
                    (A) With respect to Covered EU Employees employed in Belgium, Seller shall procure that these employees will cease to participate as an active member in any occupational pension plan from Seller with effect from the date of Closing. The Parties agree that, in any event and irrespective of Buyer’s option selected as contemplated below, Seller shall bear no liability with regard to such Covered EU Employees in excess of the accrued benefit obligations as calculated at the date of Closing in accordance with applicable law for each individual concerned (i.e. excluding the impact of any future salary increase). Buyer will, or will cause Holdings or Newco to, at its option, either (i) set up a new pension scheme as at the date of Closing that will provide benefits to the Covered EU Employees employed in Belgium that are at least equivalent to the benefits provided under the corresponding Seller occupational pension plan immediately before the date of Closing (the “New Pension Plan”), or (ii) join the existing multi-employer Seller pension plan. Buyer will inform Seller of the option selected by Buyer no later than April 7, 2009. If these employees request that their accrued benefits be transferred from the applicable pension plan of which the Covered EU Employee was a member while employed with Seller or any of its Affiliates to a pension plan of Buyer or any of its Affiliates (including Newco or Holdings or any of such Person’s respective Affiliate) as applicable, such sums will be calculated on an accrued benefit obligation basis in accordance with the applicable laws at the date of the Closing and Seller shall procure that such benefits be transferred in accordance with the applicable law, with no further Liability on the part of Seller or any of its Affiliates. In any event and irrespective of Buyer’s option selected as contemplated above, and in addition to the above, Buyer will procure that a Newco, either directly or through its Belgium Subsidiary, will bear any and all Liability related to occupational pension schemes and will therefore hold any of the Sellers harmless without any limitation (in time or otherwise) with regard to any liability related to any occupational pension scheme as from the date of Closing.
                    (B) Buyer shall procure that a Belgian Newco Subsidiary will comply with its obligations under the occupational pension scheme it will set up as from the date of Closing onwards. These obligations include all obligations or requirement related to the employment of personnel that an employer needs to comply with in its relation with employees, former employees, employee representatives, trade unions, public authorities, pension funds and insurance companies, whether statutory, regulatory, contractual or otherwise. Buyer shall cause any costs or indemnity charged by the multi-employer Seller pension plan relating to the above to be borne by Buyer, Newco or a Newco Subsidiary.
               (vii) With respect to Covered EU Employees employed in Germany, Buyer shall, or will cause Holdings or Newco or any of such Person’s respective Affiliate to, take over and continue any pension promise granted by Seller or its respective Affiliate, including pension expectancies related to past service. Buyer shall indemnify Seller against all damages and costs in relation to or arising from disputes with the Covered EU Employees that arise from both past and future pension obligations.
               (viii) Except as otherwise set forth in this Section 6.8, (x) Seller shall perform and discharge all of its EU Employer’s Obligations in respect of the Covered EU Employees in respect of all periods up to the Closing Date, and (y) Buyer, Holdings or Newco shall be responsible for performing and discharging all of its EU Employer’s Obligations in respect of the Covered EU Employees in respect of all periods from and after the Closing Date.
               (ix) Any claims from Covered EU Employees made against any Seller, Buyer, Holdings or Newco or any of such Person’s respective Affiliate against more than one of the foregoing from and after the Closing Date or in relation to the transfer shall be for the account and risk of Buyer, Holdings and Newco or any of such Person’s respective Affiliate. Buyer shall, or will cause Holdings or Newco to, assume all Liabilities, costs and expenses in relation to or arising from disputes with the Covered EU Employees that arise from any employment agreement.
               (x) Nothing in this Section 6.8(l) shall limit in any way any obligations of Buyer pursuant to any other provision of this Section 6.8 that may apply with respect to any Covered EU Employee.
          (m) Covered Foreign Employees.
               (i) Without limiting the generality of any other provision of this Section 6.8, Buyer shall, or shall cause Holdings or Newco or any of its respective Subsidiaries to, provide the Covered Foreign Employees with compensation and employee benefits consistent with the provisions of this Section 6.8, as applicable to Covered Foreign Employees (or such greater compensation and employee benefits as may be required by applicable law) and to observe the employment terms and conditions (including the benefits provided for in any Employee Benefit Plan) of the Covered Foreign Employees as in effect immediately prior to the Closing Date or as otherwise enhanced by applicable law.
               (ii) To the extent applicable and as the case may be, Buyer or an Affiliate of Buyer shall, at its cost and in jurisdictions where the relevant Covered Foreign Employees are employed immediately prior to the Closing, or the China Asset Transfer Closing with respect to the Covered China Employees, ensure that it has an entity or affiliate, which are fully established and operational in accordance with local law, capable of fully employing such Covered Foreign Employees in the respective jurisdictions.
               (iii) With respect to Covered Foreign employees employed in Korea, Buyer or its respective Affiliate shall take over and continue any retirement pension plan (i.e. severance pay) granted by Seller or its respective Affiliate, including pension expectancies for the period of employment with Seller. Buyer shall indemnify Seller against all damages and costs in relation to or arising from disputes with the Covered Foreign Employees that arise from both past and future pension obligations.
          (n) Covered China Employees. For purposes of this Section 6.8, with respect to the Covered China Employees, the term “Closing” means “China Asset Transfer Closing” and the terms “Closing Date” means “Completion” (as defined in the China Asset Transfer Agreement).
          (o) No Third Party Beneficiary Rights. The Parties agree that nothing in this Section 6.8, whether express or implied, is intended to create any third party beneficiary rights in any Covered Employee or to amend any employee benefit plan in any respect.
     Section 6.9 Recording of Intellectual Property Assignments. All of the Intellectual Property Assignments shall be recorded and filed by Buyer, Holdings or Newco with the appropriate Governmental Authorities as promptly as practicable following the Closing, with one-half of the costs and expenses of such recording and filing to be borne by each of Buyer and Seller.

     Section 6.10 Transfer Taxes. Buyer and Seller shall each pay one-half of any stamp, documentary, registration, use, transfer (including real estate transfer), value added (to the extent not recoverable within one (1) year of the Closing Date) or other non-income Tax (a “Transfer Tax”) imposed under applicable law in connection with the transactions contemplated hereby. Seller, Buyer and Newco shall cooperate, and Buyer and Seller shall cause Holdings to cooperate, to prepare and timely file any Tax Returns required to be filed in connection with Transfer Taxes described in the immediately preceding sentence.
     Section 6.11 Insurance Matters. Buyer and Newco acknowledge that, upon Closing, all insurance coverage provided in relation to Sellers, Newco and the Business that is maintained by Seller or its Affiliates (whether such policies are maintained with third party insurers or with Seller or its Affiliates) shall cease to provide any coverage to Holdings, Newco, Buyer or the Business and no further coverage shall be available to Holdings, Newco, Buyer or the Business following the Closing under any such policies. Notwithstanding the foregoing, from and after the Closing, if Seller receives any insurance proceeds from a third party insurance policy maintained by Seller prior to the Closing in respect of any Damages arising out of any pending Litigation (x) set forth on Section 3.15 of the Disclosure Schedule (other than the Retained Litigation Matters) or (y) required to have been set forth on Section 3.15 of the Disclosure Schedule with respect to which notice of a claim for recovery of Damages in respect of such Litigation has been made to Seller’s insurance carrier prior to the Closing, Seller will remit to Newco the amount, if any, by which such third party insurance proceeds (net of any deductible or self insured retention under such third party insurance policy) exceeds the amount of the Damages of any Seller Indemnified Party incurred or reasonably expected to be incurred in respect of such pending Litigation. Upon request of Newco from and after the Closing but subject to the last sentence of this Section 6.11, Seller shall use commercially reasonable efforts to notify Seller’s insurance carrier of any available claims for recovery of Damages in respect of pending Litigation required to be listed on Section 3.15 of the Disclosure Schedule which was not so listed and for which notice of a claim in respect of any Damages has not been made to Seller’s insurance carrier prior to the Closing, and Seller will remit to Newco any insurance proceeds which Seller is required by the immediately preceding sentence to remit with respect to such claims made pursuant to this sentence, on the terms and subject to the conditions set forth in the immediately preceding sentence. Nothing herein shall require any Seller to maintain any insurance policy or any part thereof at any time, or to make any claim under any insurance policy not already made by Seller as of the Closing in respect of Damages, or shall confer on any Buyer Indemnified Party any rights, interests or claims under any third party insurance policy maintained by Seller.
     Section 6.12 Business Pension Plan Arrangements.
          (a) Except as provided in this Section 6.12, Seller shall retain all assets and liabilities relating to the retirement plans of Seller.
          (b) Seller shall cause assets and liabilities associated with the Transferred Participants under the defined benefit pension plan maintained by Seller (the “Seller Pension Plan”) to be spun off from the Seller Pension Plan (the “Spun Off Plan”). Each person considered a Transferred Participant for purposes of this Section 6.12 is set forth on Section

6.12(b)(i) of the Disclosure Schedule. On December 31, 2008, Seller filed Form 5310-A with the Internal Revenue Service with respect to the proposed spin off from the Seller Pension Plan.
               (i) Effective as of February 28, 2009, Seller caused the assets and liabilities associated with the Transferred Participants under the Seller Pension Plan to be spun off from the Seller Pension Plan to the Spun Off Plan. The assets of the Spun Off Plan will be segregated into a separate trust within thirty (30) calendar days following the Closing Date. The amount of assets to be segregated will be determined on a termination basis using the applicable interest and mortality assumptions prescribed by the Pension Benefit Guaranty Corporation (the “4044 Allocation”) as provided under Treas. Reg. Section. 1.414(1) 1(b)(5). As soon as practicable after the segregation of assets as described in the preceding two sentences, Buyer shall either (i) cause Holdings to assume the Spun Off Plan, (ii) cause the Spun Off Plan to be merged with and into a defined benefit plan qualified under Section 401(a) of the IRC for the benefit of Transferred Participants (the assumed Spun Off Plan or the new plan established by Holdings, as the case may be, the “Holdings Pension Plan”), including credit for past service with Seller or the Business and their respective predecessors (including Monsanto Company) for early retirement and benefit accrual previously recognized under the Seller Pension Plan, or (iii) cause the Holdings Pension Plan to be merged with and into the Spun Off Plan. If the Spun Off Plan is later merged with a pension plan of Holdings instead of being assumed by Holdings, another Form 5310-A shall be filed with respect to such merger at least thirty (30) calendar days prior to the merger. In the case of such a merger as described herein, Buyer shall cause Holdings to, or Seller shall, as appropriate, file a Form 5310-A with the Internal Revenue Service describing the proposed merger of the Holding Pension Plan into the Spun Off Plan or the proposed merger of the Spun Off Plan into the Holdings Pension Plan.
               (ii) All assets transferred under this Section 6.12 shall be in cash. From and after the Closing Date until the assumption of the Spun Off Plan by Holdings or the merger of the Spun Off Plan with and into the Holdings Pension Plan or the merger of the Holdings Pension Plan with and into the Spun Off Plan, any benefits that would otherwise be payable to Transferred Participants under the Holding Pension Plan shall be paid or continue to be paid out of the Seller Pension Plan, and the amounts to be transferred to the Spun Off Plan shall be reduced by the amount of such payments. After the assumption or merger of the Spun Off Plan, any pension benefits that accrued under the Seller Pension Plan that would have otherwise been payable to the Transferred Participants under the Seller Pension Plan shall instead be payable to such Transferred Participants under the Holdings Pension Plan.
               (iii) The Holdings Pension Plan shall be liable for benefits with respect to service recognized under the Seller Pension Plan prior to the Closing Date solely with respect to Transferred Participants, contingent upon the spin off from the Seller Pension Plan and the assumption by Holdings or the merger of the Spun Off Plan with the Holding Pension Plan as provided in Section 6.12. Buyer, on its own behalf and on behalf of Holdings and Newco from and after the Closing, agrees that neither Seller nor the Seller Pension Plan shall have any further responsibility with respect to the assets and liabilities that are spun off from the Seller Pension Plan to the Spun Off Plan following the assumption of the Spun Off Plan by Holdings or the merger of the Spun Off Plan with the Holdings Pension Plan. Seller agrees that neither Buyer, Holdings or Newco shall have any further responsibility with respect to the assets and liabilities of the Seller Plan.

          (c) The Spun Off Plan was spun off from the Seller Pension Plan effective February 28, 2009. The term “Underfunded Amount” means the amount by which the present value of the liabilities of the Spun Off Plan determined as of February 28, 2009 exceed the pension assets to be transferred from the Seller Pension Plan to the Spun Off Plan determined as of February 28, 2009, with the assumption that an additional contribution of One Million Five Hundred Thousand Dollars ($1,500,000) will be made on April 15, 2009, thus reducing the Underfunded Amount by One Million Five Hundred Thousand Dollars ($1,500,000), and otherwise determined in accordance with the actuarial assumptions set forth on Section 6.12(c) of the Disclosure Schedule. Seller’s actuary will determine the Underfunded Amount in accordance with its normal procedures and practices in preparing Seller’s actuarial report and such determination will be reviewed by the actuary for the Holdings Pension Plan. If the Underfunded Amount exceeds Eighty Million Dollars ($80,000,000) (“Pension Target Amount”), determined as of February 28, 2009, Seller will pay to Holdings the difference between the Underfunded Amount and the Pension Target Amount, in cash, within five (5) Business Days of the final determination of such excess amount.
               (i) If the difference between the Underfunded Amount determined by Seller’s actuary and the Underfunded Amount determined by Buyer’s or Holdings’ actuary is less than two percent (2%) of the Underfunded Amount determined by Seller’s actuary, then Seller’s determination of the Underfunded Amount shall be conclusive; provided, however, that Seller shall provide Buyer and Holdings with the material factors, methods and assumptions used in its determination and, to the extent such factors, methods and assumptions are materially incorrect or unreasonable and inconsistent with the assumptions and methods set forth on Section 6.12(c) of the Disclosure Schedule, Seller and Holdings shall cooperate in good faith to minimize the difference between the Underfunded Amount as determined by Seller’s actuary and by Buyer’s or Holdings’ actuary. If such difference is greater than two percent (2%), then the actuaries retained by Seller and Buyer or Holdings shall attempt in good faith to reach agreement to resolve the difference. Unless Buyer or Holdings delivers written notice to Seller of dispute hereunder on or prior to the forty-fifth (45th) calendar day after the delivery to Buyer’s or Holdings’ actuary of Seller’ determination (the “Underfunded Dispute Notice”), Buyer and Holdings shall be deemed to have accepted and agreed to the Underfunded Amount as determined by Seller’ actuary and such determination shall be final, binding and conclusive. If Buyer or Holdings notifies Seller in writing of disputed items contained in the determination of the Seller’s actuary within such forty-five (45) calendar day period, for thirty (30) calendar days following delivery of such notice by Buyer or Holdings to Seller, Buyer’s or Holdings’ actuary and Seller’s actuary shall attempt in good faith to resolve their differences.
               (ii) If the actuaries retained by Seller and Buyer or Holdings cannot resolve all disputes with respect to a determination within such period and the disputes involve more than two percent (2%) of the Underfunded Amount as determined by Seller, Seller and Buyer or Holdings will appoint a third actuary from a nationally recognized actuarial firm to resolve their differences (the costs of the third actuary will be shared equally by Seller and Holdings). The third actuary’s determination of any dispute will be final. In reaching such resolution, the third actuary will consider only the issues of disagreement between the first two actuaries, it being understood that the third actuary will not be retained to conduct its own independent review but rather will be retained to resolve specific differences between Buyer’s or Holdings actuary and Seller’s actuary as set forth in the Underfunded Dispute Notice. The actuarial assumptions and methods used by Seller’s actuary in determining the Underfunded Amount will not be subject to dispute unless such assumptions and methods are materially incorrect or unreasonable and inconsistent with the assumptions and methods set forth on Section 6.12(c) of the Disclosure Schedule.
     Section 6.13 Replacement Bonding Requirements. On or prior to the Closing Date, Buyer shall, or shall cause Holdings to, use reasonable best efforts to provide replacement guarantees, standby letters of credit or other assurances of payment with respect to all Bonding Requirements, in form and substance satisfactory to Seller and any banks, financial institutions or other counterparty thereto (including, if necessary, through posting cash collateral to obtain such guarantees, letters of credit or other assurances), and to terminate the then existing Bonding Requirements and obtain a release in form and substance reasonably satisfactory to Seller and any bank or other financial institution issuing such Bonding Requirements. To the extent Buyer is unable to make such arrangements with respect to any Bonding Requirements prior to the Closing, with Seller’s consent in lieu thereof, Buyer shall, or shall cause Holdings to, deliver to Seller (or, at Seller’s request, the bank or financial institution currently issuing the Bonding Requirements) either, at Seller’s option, but in either case, in form and substance reasonably satisfactory to such bank or financial institution: (x) an irrevocable, unconditional standby letter of credit in favor of Seller (or such bank or financial institution) in an amount equal to the amount of such Bonding Requirements, issued by a bank rated “A” or better by Standard and Poor’s, in form and substance reasonably satisfactory to Seller (or such bank or financial institution), or (y) cash collateral, in an amount equal to the amount of such Bonding Requirements, and, in each case, enter into reimbursement agreements, letter of credit agreements, cash collateral agreements, and any related documentation with respect to all Bonding Requirements with such bank or financial institution, and provide any such bank or financial institution with any required information in connection therewith, until all such arrangements for replacements and termination can be made from and after the Closing; provided, however, that Buyer shall, or shall cause Holdings to, use reasonable best efforts to make such arrangements in order to terminate the Bonding Requirements within one hundred eighty (180) calendar days after the Closing, but, in any event, no later than December 31, 2009. Upon termination of each of the Bonding Requirements, the amount of any cash collateral delivered in respect of such Bonding Requirement pursuant to the preceding sentence shall be released pursuant to mechanics to be agreed upon by Seller and Buyer and such bank or financial institution that have the effect of returning (x) the amount of cash collateral that may have been provided by Seller in excess of the amount of such Bonding Requirement to Seller and (y) the amount of cash collateral that has been provided by Buyer in respect of the amount of such Bonding Requirement to Buyer. Seller shall be solely responsible for any fees charged by Seller’s existing bank or financial institution and Holdings shall be solely responsible for any fees charged by Buyer’s bank or financial institution, in either case, in connection with the Bonding Requirements and the transition of the Bonding Requirements.
     Section 6.14 Equistar Arrangements.
          (a) At the Closing, Seller and Buyer will enter into the Equistar Lease and Subcontract Agreement under which Buyer will lease back to Seller the Leased Premises (as defined in the Equistar Land Lease) and will agree to continue providing, as a subcontractor of

Solutia, Utilities and Services (as such term is defined in the Equistar U&S Agreement) to Equistar on the terms and conditions set forth in the Equistar U&S Agreement.
          (b) On the terms and subject to the conditions set forth in this Section 6.14(b), Seller agrees to reimburse Newco for any Equistar Residual Costs during the period commencing on the Contract Rejection Effective Date and ending on December 31, 2010 (the “Covered Period”).
               (i) Newco shall use its best efforts to reduce and minimize the amount of Equistar Residual Costs, including taking the following actions (each, a “Mitigation Action”): (A) perform all of its obligations under the Equistar Lease and Subcontract Agreement, (B) effective in the first month of the Covered Period reallocate to the Users other than Equistar, the User Cost Allocation that would have been charged to Equistar prior to the Covered Period, and (C) as soon as reasonably practicable after the Contract Rejection Effective Date, implement headcount reductions and related restructuring actions, including those actions described in Section 6.14(b) of the Disclosure Schedule. The calculation of the User Costs that are eliminated by a Mitigation Action will be exclusive of the costs and expenses incurred by Newco to complete such Mitigation Action. Upon the request of Seller from time to time but no more frequently than monthly, Newco shall provide a written progress report to Seller describing in reasonable detail the status of the implementation of the Mitigation Actions including an explanation of the steps that will be taken to overcome any actual or reasonably foreseeable delays.
               (ii) Within ten (10) Business Days after the end of each calendar quarter during the Covered Period in which Newco incurs any Equistar Residual Costs, Newco shall prepare and deliver to Seller an invoice for the amount of Equistar Residual Costs incurred by Newco for the immediately preceding calendar quarter, prorated for any partial calendar quarter (the “Quarterly Invoice”), together with a written statement setting forth in good faith and in reasonable detail the calculation of and the basis for such Equistar Residual Costs (the “Quarterly Statement”). The payment terms for the Quarterly Invoice shall be net forty-five (45) days receipt of invoice, except as may otherwise be provided for disputed invoices under Section 6.14(b)(iii). Newco shall maintain and furnish to Seller together with the Quarterly Statement, information and documents sufficient to permit Seller to independently calculate and verify the amount of and the basis for such Equistar Residual Costs, and Newco shall provide to Seller and its representatives and accountants reasonable access to any additional information and documents and to the facilities and personnel of Newco reasonably requested by Seller in connection with its review of such Equistar Residual Costs.
               (iii) If Seller notifies Newco of its objection to any items (the “Objection Notice”) contained in the Quarterly Statement (or specific calculations contained therein) within forty-five (45) days following its receipt of the Quarterly Statement, Seller and Newco shall, within twenty (20) days after Seller’s delivery of the Objection Notice (the “Equistar Resolution Period”), attempt in good faith to resolve their differences with respect to the disputed items (or calculations) specified in the Objection Notice (the “Objectionable Items”). Any resolution by Seller and Newco during the Equistar Resolution Period as to any Objectionable Items shall be final, binding and conclusive on Seller and Newco and shall be documented in a written acknowledgment signed by both parties. If Seller and Newco do not resolve all Objectionable Items by the end of the Equistar Resolution Period, then all Objectionable Items remaining in dispute will be submitted with twenty (20) calendar days after the expiration of the Equistar Resolution Period to the Neutral Arbitrator. The Neutral Arbitrator shall act as an arbitrator to determine only those Objectionable Items remaining in dispute, and shall request a statement from Seller and Newco regarding such Objectionable Items. In resolving Objectionable Items, the Neutral Arbitrator may not assign a value to any Objectionable Item greater than the greatest value for such Objectionable Item claimed by any party or less than the lowest value for such Objectionable Item claimed by any party. All fees and expenses relating to the work, if any, to be performed by the Neutral Arbitrator will be allocated between Seller and Newco in the same proportion that the aggregate amount of the Objectionable Items so submitted to the Neutral Arbitrator that is unsuccessfully disputed by each such party (as finally determined by the Neutral Arbitrator) bears to the total amount of such Objectionable Items so submitted. In addition, Seller and Newco shall provide to the Neutral Arbitrator any and all information and documents in the possession and control of such party reasonably necessary to enable the Neutral Arbitrator to perform its function as arbitrator. If either Seller or Newco fails to submit a statement regarding any Objectionable Item submitted to the Neutral Arbitrator or otherwise fails to provide to the Neutral Arbitrator any information or documents referred to in the preceding sentence, in each case within the time determined by the Neutral Arbitrator, then the Neutral Arbitrator shall render a decision based solely on the statement and other information and documents timely submitted. The Neutral Arbitrator will deliver to Seller and Newco a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information timely provided to the Neutral Arbitrator by Seller and Newco) of the Objectionable Items submitted to the Neutral Arbitrator within thirty (30) calendar days of receipt of such Objectionable Items, which determination will be final, binding and conclusive and judgment may be entered on the award. The final, binding and conclusive Quarterly Statement for any quarter, based either upon agreement between Seller and Newco or the written determination delivered by the Neutral Arbitrator in accordance with this Section, will be the “Conclusive Quarterly Statement.” Seller shall pay the amount set forth in the Conclusive Quarterly Statement within five (5) Business Days of such Quarterly Statement becoming final, binding and conclusive.
     Section 6.15 Tax Matters.
          (a) Cooperation. Buyer, Seller and Newco shall cooperate fully, and Buyer and Seller shall cause Holdings to cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of any Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. Seller, Holdings and Newco agree to retain all books and records with respect to Tax matters pertinent to Holdings, Newco and the Business relating to any taxable period beginning prior to the Closing Date until the expiration of the applicable statute of limitations (and, if notified by Buyer, Seller, Holdings or Newco, any extensions thereof), and to abide by all record retention agreements entered into with any taxing authority. The Parties agree to give each other Party reasonable written notice prior to transferring, destroying or discarding any such books and records, and if another Party so requests, to give such other Party possession of such books and records. In addition, Seller agrees to provide to Buyer, Newco and Holdings information regarding the adjusted Tax basis, classification and remaining depreciable life of the Contributed Assets as of the Closing Date.
          (b) Section 351 Contribution and Exchange. Each of the Parties intends that the transactions contemplated by the Holdings Formation Contribution shall be treated for the United States federal Income Tax purposes as part of an exchange of property for stock of Holdings described in IRC Section 351(a), and that (i) the Holdings Contribution Shares issued to Seller and Buyer pursuant to Section 2.6 constitute stock issued as part of such exchange; (ii) each of Seller and Buyer is a transferor of property to Holdings in such exchange; and (iii) each of Seller and Buyer is part of the group of holders of shares of Holdings Common Stock that “control” (within the meaning of IRC Section 368(c)) Holdings immediately after the consummation of the transactions contemplated by this Agreement. Each of the Parties shall, to the extent permitted by applicable law, file all Tax Returns in a manner consistent with such treatment, and each such Party shall provide the information required under Treasury Regulations Section 1.351-3 in such Party’s United States federal income Tax Return for such Party’s taxable year that includes the Closing Date. Each of Seller and Buyer represents and warrants as to itself that, as of the date hereof and at all times from the date hereof through and including the Closing Date, it has, and shall have, no plan or intention to sell, convey, assign, transfer, or otherwise dispose of any of the shares of Holdings Common Stock. Each of Seller, Buyer and Holdings shall make (i) an irrevocable election under IRC Section 362(e)(2) so that IRC Section 362(e)(2)(A) does not apply to the property contributed pursuant to Section 2.5 and, if permitted by law, so that each of Seller and Buyer has an initial tax basis in the Holdings Contribution Shares issued to it hereunder in an amount not exceeding the fair market value of such Holdings Contribution Shares on the Closing Date; (ii) a protective election under Treasury Regulations Section 1.1502-36(e)(5)(viii), made in the manner provided under Treasury Regulations Section 1.1502-36(d)(6); and (iii) such other elections or filings as may be reasonably requested by Buyer or Seller so as to achieve the tax characterization described in this Section 6.15(b).
     Section 6.16 Implementation by Holdings. From and after the Closing, Buyer shall take all actions necessary to cause Holdings to comply with observance and performance of each and every obligation of Holdings contemplated by this Agreement or any Related Agreement to be performed from and after the Closing.
     Section 6.17 Acknowledgements.
          (a) Each of SK and Buyer acknowledges that it has received or may receive from Seller certain projections, forecasts and prospective or third party information relating to Sellers, Newco, Holdings, the Business, the Contributed Assets, the Assumed Liabilities, the Newco Units, the Holdings Contribution Shares and/or other related topics. Without limiting the generality of Section 3.31 each of SK and Buyer acknowledges that neither any Seller nor any other Person makes any representations or warranties with respect to such projections, forecasts or information.

          (b) Without limiting any representation, warranty or covenant of Seller expressly set forth herein, each of SK and Buyer acknowledges that it has waived and hereby waives as a condition to the Closing any further due diligence reviews, inspections or examinations with respect to any Seller, Newco, Holdings, the Business, the Contributed Assets, the Assumed Liabilities, the Newco Units, the Holdings Contribution Shares or any other matter, including with respect to engineering, environmental, title, survey, financial, operational, regulatory and legal compliance matters.
ARTICLE VII
CONDITIONS TO OBLIGATION TO CLOSE
     Section 7.1 Conditions to Buyer’s Obligations. Buyer’s obligation to consummate the transactions contemplated hereby in connection with the Closing is subject to satisfaction or waiver of the following conditions:
          (a) (i) the representations and warranties set forth in Section 3.2 (Authorization of Transaction), Section 3.3 (Noncontravention), Section 3.5 (Sufficiency of Assets), Section 3.6 (Financial Statements), Section 3.11(a) (Material Contracts), Section 3.14 (Legal Compliance), Section 3.15 (Litigation) and Section 3.17 (Product Liability) shall have been true and correct on the date hereof and shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (in either case except to the extent expressly made as of an earlier date, in which case as of such date as if made at and as of such date); and (ii) the other representations and warranties set forth in Article III shall have been true and correct on the date hereof and shall be true and correct at and as of the Closing Date as if made at and as of such time (in either case except to the extent expressly made as of an earlier date, in which case as of such date as if made at and as of such date), in either case contemplated by this clause (ii) except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “material” or “Material Adverse Effect” set forth therein) has not resulted in a Material Adverse Effect on the Business;
          (b) Seller and Newco shall have performed and complied with their covenants hereunder through the Closing in all material respects;
          (c) (i) all notices to third parties contemplated by Section 5.3(a) of the Disclosure Schedule to have been delivered on or prior to the Closing shall have been delivered, and all third party consents or sublicenses or permits contemplated by Section 5.3(a) of the Disclosure Schedule to have been received on or prior to the Closing shall have been received, except where the failure to deliver such notices or to receive such consents or sublicenses or permits does not have a material adverse impact on the Business or result in a material liability to Buyer, Newco or Holdings, and (ii) Buyer shall have received evidence of each of the foregoing reasonably satisfactory to it;
          (d) (i) all applicable waiting periods (and any extensions thereof) under any Antitrust Law shall have expired or otherwise been terminated and Sellers, Holdings, Newco and Buyer shall have received all other authorizations, consents, clearances and approvals of Governmental Authorities contemplated by Section 5.3(b) of the Disclosure Schedule to have been received on or prior to the Closing, where the failure to have received such other authorizations, consents, clearances and approvals would have a Material Adverse Effect on the Business or Buyer, and (ii) Buyer shall have received evidence of each of the foregoing reasonably satisfactory to it;
          (e) no Decree shall be in effect which (i) prohibits consummation of any of the transactions contemplated by this Agreement, or (ii) would be reasonably expected to result in any of the transactions contemplated by this Agreement being rescinded following consummation thereof;
          (f) each delivery contemplated by Section 2.8 to be delivered by Seller, Newco or Holdings to Buyer, Newco or Holdings shall have been delivered;
          (g) Buyer shall have received the aggregate proceeds from the Equity Financing pursuant to the terms of the Equity Financing Commitment and borrowing available pursuant to the Debt Financing of at least Seventy-Five Million Dollars ($75,000,000) under the ABL; and
          (h) Buyer shall have received evidence of the release of the Liens (i) under the security documents contemplated by the credit agreements of Solutia and certain of its Subsidiaries, dated February 28, 2008, with respect to any Contributed Assets or any Newco Units and (ii) under the caption “Intellectual Property Liens” set forth in Section 3.4 of the Disclosure Schedules, but only to the extent such Liens contemplated by this clause (ii) are material to the Business.
     Section 7.2 Conditions to Seller’s Obligation. Seller’s obligation to consummate the transactions contemplated hereby in connection with the Closing are subject to satisfaction or waiver of the following conditions:
          (a) the representations and warranties set forth in Article IV shall have been true and correct on the date hereof and shall be true and correct at and as of the Closing Date as if made at and as of such time in either case (in either case except to the extent expressly made as of an earlier date, in which case as of such date as if made at and as of such date), in either case except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “material” or “Material Adverse Effect” set forth therein) has not resulted in a Material Adverse Effect on Buyer or diminution of the benefits of Seller hereunder;
          (b) SK and Buyer shall have performed and complied with their covenants hereunder through the Closing in all material respects;
          (c) (i) all notices to third parties contemplated by Section 5.3(a) of the Disclosure Schedule to have been delivered on or prior to the Closing shall have been delivered, and all third party consents or sublicenses or permits contemplated by Section 5.3(a) of the Disclosure Schedule to have been received on or prior to the Closing shall have been received, except where the failure to deliver such notices or to receive such consents or sublicenses or permits does not have a material adverse impact on the Business or result in a material liability to Sellers, and (ii) Seller shall have received evidence of each of the foregoing reasonably satisfactory to it;

          (d) (i) all applicable waiting periods (and any extensions thereof) under any Antitrust Law shall have expired or otherwise been terminated and Sellers, Holdings, Newco and Buyer shall have received all other authorizations, consents, clearances and approvals of Governmental Authorities contemplated by Section 5.3(b) of the Disclosure Schedule to have been received on or prior to the Closing, where the failure to have received such other authorizations, consents, clearances and approvals would have a Material Adverse Effect on the Business or Seller, and (ii) Seller shall have received evidence of each of the foregoing reasonably satisfactory to it;
          (e) no Decree shall be in effect which (i) prohibits consummation of any of the transactions contemplated by this Agreement, or (ii) would be reasonably expected to result in any of the transactions contemplated by this Agreement being rescinded following consummation thereof;
          (f) with respect to each Bonding Requirement, at the Closing, Buyer or Holdings shall have delivered to Seller either (x) an irrevocable, unconditional standby letter of credit or (y) cash collateral, in compliance with the requirements in Section 6.13, and, in each case, shall have entered into reimbursement agreements with respect to all Bonding Requirements with such bank or financial institution in accordance with Section 6.13;
          (g) Seller shall have received evidence of the release of the Liens under the security documents contemplated by the credit agreements of Solutia and certain of its Subsidiaries, dated February 28, 2008, with respect to any Contributed Assets or any Newco Units; and
          (h) each delivery contemplated by Section 2.8 to be delivered by Buyer, Newco or Holdings to Seller, Newco or Holdings shall have been delivered.
     Section 7.3 No Frustration of Closing Conditions. Neither Buyer nor Seller may rely on the failure of any condition to its obligation to consummate the transactions contemplated hereby set forth in Section 7.1 or Section 7.2, as the case may be, to be satisfied if such failure was caused by such Party’s or its Affiliates’ failure to use its reasonable best efforts (or best efforts or commercially reasonable efforts, as applicable) to satisfy the conditions to the consummation of the transactions contemplated hereby or by any other breach of a representation, warranty or covenant hereunder.
ARTICLE VIII
INDEMNIFICATION
     Section 8.1 No Survival of Representations and Warranties. Except as otherwise expressly set forth in any Related Agreement and except that the disclaimers set forth in Section 3.31 and Section 4.10 shall survive the Closing, none of the representations and warranties of the Parties set forth in, or deemed made pursuant to, this Agreement or any Related Agreement (other than the Transition

Services Agreement, the DPO Operating Agreement, the DME Supply Agreement, the Securityholders Agreement, the Louvain-La-Neuve Lease, the Equistar Lease and Subcontract Agreement, the China Asset Transfer Agreement (but surviving only through the China Asset Transfer Closing) or any other Related Agreement arising under the Transition Services Agreement, the DPO Operating Agreement, the DME Supply Agreement, the Securityholders Agreement, the Louvain-La-Neuve Lease, the Equistar Lease and Subcontract Agreement or the China Asset Transfer Agreement) will survive the Closing, and from and after the Closing, such representations and warranties shall be of no further force or effect and no claim for indemnification or otherwise may be made with respect to breaches thereof. Each Party acknowledges that it expressly intends to shorten the statute of limitations for claims or causes of action based upon, directly or indirectly, any of such representations and warranties as provided in this Section 8.1.
     Section 8.2 Indemnification Provisions for Buyer’s Benefit. Subject to the limitations set forth in this Article VIII, from and after the Closing, Seller shall defend and hold Buyer, its Affiliates and its and their respective officers, directors, stockholders, employees, agents and other Representatives (each, a “Buyer Indemnified Party”) harmless from and against any and all actual losses, claims, liabilities, debts, damages, fines, penalties, costs (in each case, including reasonable actual out-of-pocket expenses (including reasonable actual fees and expenses of counsel) (collectively, “Damages”) incurred by a Buyer Indemnified Party as a result of:
          (a) any failure to perform any covenant or agreement of Seller or, solely with respect to covenants and agreements to be performed prior to the Closing, Newco set forth in this Agreement or any Related Agreement (other than the Transition Services Agreement, the DPO Operating Agreement, the DME Supply Agreement, the Securityholders Agreement, the Louvain-La-Neuve Lease or the Equistar Lease and Subcontract Agreement or any other Related Agreement arising under the Transition Services Agreement, the DPO Operating Agreement, the DME Supply Agreement, the Securityholders Agreement, the Louvain-La-Neuve Lease or the Equistar Lease and Subcontract Agreement);
          (b) any of the Excluded Liabilities (other than, from and after the China Asset Transfer Closing, any of the China Assumed Liabilities); or
          (c) any material Liability, whether or not required by GAAP to be reflected on a consolidated balance sheet of the Business, (i) that is actually Known by any of the Seller Knowledge designees as of the date hereof, (ii) that is required to be disclosed in the Disclosure Schedules based on the representations and warranties of Seller made under Article III as of the date hereof, (iii) that is not disclosed or described on any Disclosure Schedule or the Financial Statements, and (iv) for which the existence thereof would not reasonably be inferred to exist from information otherwise provided to Buyer.
     Section 8.3 Indemnification Provisions for Seller’s Benefit. Subject to the limitations set forth in this Article VIII, from and after the Closing, Buyer shall defend and hold each Seller, its respective Affiliates and its and their respective officers, directors, stockholders, employees, agents and other Representatives (each, a “Seller Indemnified Party”) harmless from and against any and all Damages incurred by a Seller Indemnified Party as a result of:
          (a) any failure to perform any covenant or agreement of SK, Buyer or, solely with respect to covenants and agreements to be performed at or following the Closing, Holdings or Newco set forth in this Agreement or any Related Agreement (other than the Transition Services Agreement, the DPO Operating Agreement, the DME Supply Agreement, the

Securityholders Agreement, the Louvain-La-Neuve Lease or the Equistar Lease and Subcontract Agreement or any other Related Agreement arising under the Transition Services Agreement, the DPO Operating Agreement, the DME Supply Agreement, the Securityholders Agreement, the Louvain-La-Neuve Lease or the Equistar Lease and Subcontract Agreement), including any failure to perform any Transferred Contract; or
          (b) any of the Assumed Liabilities and, from and after the China Asset Transfer Closing, any of the China Assumed Liabilities.
     Section 8.4 Limitations on Indemnification; Calculation of Damages. Notwithstanding anything to the contrary set forth in this Article VIII:
          (a) The Buyer Indemnified Parties and the Seller Indemnified Parties shall not be entitled to recover from Seller or Buyer, respectively, Damages that are punitive Damages, Damages for lost profits or diminution in value or consequential, exemplary or special Damages, other than consequential damages that a third party is seeking to recover pursuant to any Third Party Claim.
          (b) The Buyer Indemnified Parties shall not be entitled to recover from Seller Damages to the extent reflected as a Liability on the Conclusive Net Working Capital Statement.
          (c) The amount of any Damages for which indemnification is provided under this Article VIII shall be computed net of any (x) net Tax benefit realized by the Indemnified Party and (y) third party insurance proceeds and recoveries in respect of third party indemnification obligations actually received by the Indemnified Party in connection with such Damages. Each Indemnified Party agrees to use its commercially reasonable efforts to obtain recovery in respect of any Damages from any third party insurance or third party indemnity which is available in respect of Damages. If an Indemnified Party receives such insurance proceeds or indemnification recoveries in connection with Damages for which it has been indemnified hereunder, the Indemnified Party shall notify the Seller or Buyer who has provided or is providing such indemnification hereunder, as appropriate (the “Indemnifying Party”), and refund to the Indemnifying Party the amount of such insurance proceeds or indemnification recoveries when received, up to the amount for which indemnification was paid hereunder.
          (d) Each Indemnified Party shall take all reasonable steps to mitigate any Damages in respect of which a claim could be made under this Article VIII. The amount of any Damages pursuant to which an Indemnified Party shall be entitled to seek indemnification hereunder shall be deemed reduced by the amount of the Damages resulting from any failure to mitigate such Damages.
          (e) No Buyer Indemnified Party may seek indemnification pursuant to this Article VIII with respect to any Damages of any Buyer Indemnified Party who is or was an officer or director of Seller or any of its Subsidiaries resulting from any right of contribution, indemnification or other similar right against Seller or such Subsidiary that such Buyer Indemnified Party may have by virtue of his or her status as an officer or director of Seller or such Subsidiary, whether arising from any breach of any representation, warranty or covenant set forth in this Agreement or any Related Agreement or otherwise. Buyer, on behalf of each Buyer

Indemnified Party, agrees that no Buyer Indemnified Party shall make any such claim for contribution or indemnification or make a claim for recovery against any directors’ and officers’ liability insurance policy of Seller or any of its Affiliates with respect to matters covered by the foregoing matters.
          (f) For the avoidance of doubt, if Buyer or any other Buyer Indemnified Party other than Holdings or Newco, any of their respective Subsidiaries or their or their respective officers, directors, stockholders, employees, agents or other Representatives (in such capacity) seeks to be indemnified pursuant to this Article VIII for any Damages of Holdings, Newco or any of their respective Subsidiaries, Buyer or such other Buyer Indemnified Party shall only be entitled to seek indemnification pursuant to this Article VIII for and recover Damages equal to the product of (x) the amount of the Damage incurred by such Person multiplied by (y) a fraction, the numerator of which is the number of shares of Holdings Common Stock owned by such Indemnified Party immediately following the Closing and the denominator of which is the total number of shares of Holdings Common Stock outstanding immediately following the Closing.
          (g) No Buyer Indemnified Party shall be entitled to recover from Seller for any claim for indemnity in respect of Damages arising under Section 8.2(c) unless and until, and then only to the extent that, the total of all such claims against Buyer in respect of such Damages exceeds One Million Dollars ($1,000,000) (the “Basket”), and in such event only for the amount of such excess.
          (h) No Buyer Indemnified Party shall be entitled to recover from Seller, or include for purposes of determining if Damages have met or exceeded the Basket, any claim for indemnity under Section 8.2(c) in respect of any individual Damage arising unless and until the indemnity claim against Seller in respect of such Damage exceeds Two Hundred Thousand Dollars ($200,000) (the “Minimum Claim Amount”).
          (i) The Buyer Indemnified Parties shall not be entitled to recover from Seller any Damages based on indemnity claims under Section 8.2(c) in excess of Ten Million Dollars ($10,000,000) in the aggregate (the “Cap”).
          (j) The Buyer Indemnified Parties shall not be entitled to recover from Seller Damages arising under Section 8.2(c) to the extent the breach of the representation or warranty, or the fact giving rise to such breach, that is the basis for the indemnity claim was actually known by Buyer or any of its officers as of the Closing Date or otherwise provided to Buyer or any of its Representatives (including placement in the electronic data room to the extent such fact would reasonably be inferred from such information).
          (k) No Buyer Indemnified Party shall be entitled to make a claim for indemnification under Section 8.2(c) from and after December 31, 2010.
          (l) Notwithstanding anything herein to the contrary, the Buyer Indemnified Parties shall not be entitled to recover from Seller any Damages arising under Section 8.2(c) to the extent such Damages relate to or arise out of the ownership or operation of the Facilities or otherwise relate to or arise out of the past, current or future conduct of the Business with respect to environmental, health or safety matters, including any Liabilities arising pursuant to Environmental, Health or Safety Requirements.
     Section 8.5 Matters Involving Third Parties.
          (a) If any third party shall notify any Indemnified Party of any third party claim, demand, assessment or the commencement of any Litigation (each, a “Third Party Claim”) which may give rise to a claim for indemnification pursuant to this Article VIII, the Indemnified Party shall promptly (and in any event within ten (10) Business Days after receiving notice of the Third Party Claim or the commencement of Litigation with respect thereto) notify the Indemnifying Party thereof in writing stating that the Third Party Claim may give rise to a claim for indemnification against the Indemnifying Party and specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.
          (b) The Indemnifying Party will have the right at any time to assume the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party and control the defense of such Third Party Claim so long as the Indemnifying Party conducts such defense in a reasonably diligent manner.
          (c) From and after the date that the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with Section 8.5(b), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in, but not control, the defense of the Third Party Claim; (ii) the Indemnifying Party and the Indemnified Party shall cooperate fully with each other and their respective counsel in connection with the defense, negotiation or settlement of any such Third Party Claim, including providing access to any relevant books and records, properties, employees and Representatives; provided, however, that, for the avoidance of doubt, the foregoing shall not require any Party to waive, or take any action which has the affect of waiving, its attorney-client privilege with respect thereto; (iii) the Indemnifying Party will not consent to the entry of, or intentionally permit a default leading to, any judgment on or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) unless the judgment or proposed settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation; and (iv) the Indemnified Party will not consent to the entry of, or intentionally permit a default leading to, any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed).
          (d) In the event that the Indemnifying Party has not assumed the defense of the Third Party Claim after notice thereof, (i) the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate; (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses actually incurred) to the extent such costs are Damages for which the Indemnified Party is actually entitled to indemnification hereunder; and (iii) the Indemnifying Party will remain responsible for any costs the Indemnified Party may incur resulting from the Third Party Claim to the extent such costs are Damages for which the Indemnified Party is actually entitled to indemnification hereunder.
          (e) Notwithstanding anything to the contrary in this Section 8.5, the Parties agree that from and after Closing, (i) Seller shall assume and control the defense of the Retained Litigation Matters without the need for any written notice to Buyer of such Third Party Claims; and (ii) Newco shall assume and control the defense of the Litigation of the Business other than the Retained Litigation Matters, without the need for any written notice to Seller of such Third Party Claims.
     Section 8.6 Claims and Payment; Treatment of Payments. On each occasion that any Indemnified Party shall be entitled to indemnification under this Article VIII, the Indemnifying Party shall, at each such time, promptly pay the amount of such indemnification following the receipt of notice of a claim therefor. All notices of claims for indemnification hereunder by any Indemnified Party shall be made with reasonable particularity and shall state the amount of Damages sought thereunder. Any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the consideration contributed to Holdings in the Holdings Formation Contribution pursuant to Section 2.5, unless otherwise required by applicable law. At the time at which any payment pursuant to Section 2.14 is required to be made, Seller has (x) received notice of a claim from a Buyer Indemnified Party, (y) at such time, Seller has agreed with the Buyer Indemnified Party that amounts are due and payable by Seller thereunder (and in no event including contingent obligations) for which neither the validity nor amounts thereof are in dispute or at such time as such dispute has been decided by a court of competent jurisdiction, and (z) Seller has failed to promptly pay such amounts, Buyer may withhold payment of, and set-off such indemnification claims against, the payment required to be paid pursuant to Section 2.14 upon notice to Seller for up to the undisputed amount due and payable as of such time in lieu of payment for such unpaid indemnification claim.
     Section 8.7 Guest Operations. Notwithstanding anything to the contrary in the Securityholders Agreement or in this Agreement, including under Section 8.4, Section 8.5, Section 6.6 or the proviso in the first sentence of Section 6.5, and in addition to Seller’s rights under Section 6.5, Seller shall have the rights and remedies set forth in this Section 8.7 with respect to any Guest Agreements for which a novation or an unconditional release of Seller thereunder has not been obtained as contemplated by the last sentence of Section 5.3(a) (each, an “Applicable Guest Agreement”).
          (a) At any time and from time to time, if Seller reasonably believes that (i) Holdings, Newco or any Newco Subsidiary (or any of their respective successors) or any assignee or transferee thereof under an Applicable Guest Agreement (each, a “Buyer Counterparty”) is failing or refusing, or is reasonably likely to fail or refuse, to perform its obligations under any Applicable Guest Agreement, and (ii) as a result thereof any Seller Indemnified Party has incurred, is incurring, or is reasonably likely to incur, Damages with respect to such Applicable Guest Agreement (the satisfaction of both of the conditions in clauses (i) and (ii) hereinafter referred to as a “Guest Occurrence”), then Seller may deliver written notice to Buyer of such Guest Occurrence. The Buyer Counterparty shall have five (5) Business

Days following delivery of the foregoing notice to cure such Guest Occurrence to the reasonable satisfaction of Seller, or if such Guest Occurrence cannot be cured within such time, then such additional time as may be necessary if, within such five (5) Business Days, the Buyer Counterparty has commenced and is diligently pursuing the remedies necessary to cure such Guest Occurrence to the reasonable satisfaction of Seller.
          (b) In the event that, and for so long as, the Guest Occurrence continues beyond the applicable cure period in Section 8.7(a), then (i) upon written notice to Buyer, Holdings or Newco, without the execution of any further instruments on the part of Seller, Buyer or any Buyer Counterparty, Seller shall have the right, but not the obligation, such right exercisable in Seller’s sole and absolute discretion, and Buyer, Holdings and Newco each hereby expressly authorizes Seller as attorney-in-fact for the applicable Buyer Counterparty, to take any and all reasonable actions, in the name and on behalf of such Buyer Counterparty, as Seller may deem appropriate in its reasonable discretion to avert or mitigate any Damages under Section 8.7(a)(ii), including enforcing any obligations and curing the nonperformance of such Buyer Counterparty, inter alia, by contacting and meeting with the counterparty to the relevant Applicable Guest Agreement, entering the applicable Facility, directing operations at all or a portion of such Facility, and using Seller’s or the applicable Buyer Counterparty’s personnel to inspect, maintain, repair or operate all or a portion of such Facility; and (ii) Buyer, Holdings and Newco shall, and shall cause the applicable Buyer Counterparty and its employees to, permit Seller to take any action contemplated by clause (i) and to comply with the instructions of Seller in the exercise of its rights hereunder. If Seller shall exercise its rights contemplated by this Section 8.7(b), Seller shall keep Buyer, Holdings and Newco reasonably informed of the actions taken thereunder and upon request of Buyer, Holdings or Newco, consult with Buyer, Holdings or Newco with respect to the applicable matter giving rise to such rights.
          (c) For the avoidance of doubt, Seller’s exercise of its rights under this Section 8.7 shall be without prejudice to its right to indemnification under Section 8.3, and all Liabilities relating to or arising out of the Applicable Guest Agreements from and after the Closing Date shall constitute Assumed Liabilities, and any and all losses, claims, liabilities, debts, damages, fines, penalties, costs, in each case, including reasonable actual out-of-pocket expenses (including reasonable attorneys’ fees and expenses) incurred by Seller in exercising its rights under this Section 8.7 shall constitute Damages for which Seller is entitled to indemnification from Buyer under Section 8.3. Seller shall be entitled to retain from or set-off against amounts due to, or otherwise charge and collect from, Buyer, Newco or Holdings (or any of their respective successors) all Damages incurred by Seller in the exercise of the rights contemplated by this Section 8.7.
          (d) The Parties intend to create, and are hereby creating, an equitable remedy of Seller under this Section 8.7. Buyer shall not, nor shall it permit any other Buyer Counterparty to, enter into or amend any Contract or otherwise take any action that purports to restrict, limit or impair the right of Seller to exercise its rights under this Section 8.7. The rights of Seller under this Section 8.7 shall not be affected by any act, omission, matter or thing which, but for this provision, might operate to modify, restrict, limit or otherwise impair Seller’s rights and remedies hereunder.

     Section 8.8 Exclusive Remedy. From and after the Closing, the remedies set forth in this Article VIII shall be the sole and exclusive remedy of the Indemnified Parties for Damages relating to the subject matter hereof (other than the Transition Services Agreement, the DPO Operating Agreement, the DME Supply Agreement, the Securityholders Agreement, the Louvain-La-Neuve Lease or the Equistar Lease and Subcontract Agreement or any other Related Agreement arising under the Transition Services Agreement, the DPO Operating Agreement, the DME Supply Agreement, the Securityholders Agreement, the Louvain-La-Neuve Lease or the Equistar Lease and Subcontract Agreement). Without limiting the generality of the foregoing, Buyer and Seller hereby waive any statutory, equitable or common law rights or remedies relating to any environmental, health or safety matters relating to the subject matter hereof, including any such matters arising under the Comprehensive Environmental Response, Compensation and Liability Act or any other Environmental, Health or Safety Requirements.
ARTICLE IX
TERMINATION
     Section 9.1 Termination of Agreement. The Parties may terminate this Agreement at any time prior to the Closing as provided below:
          (a) Buyer and Seller may terminate this Agreement by mutual written consent;
          (b) Buyer may terminate this Agreement by giving written notice to Seller:
               (i) if the Closing shall not have occurred prior to June 30, 2009 (the “Outside Date”);
               (ii) if any event, circumstance, condition, fact or effect has occurred or exists which (A) would result in a failure of a condition to Buyer’s obligations to consummate the transactions contemplated hereby set forth in Section 7.1 (unless the failure results primarily from SK or Buyer itself breaching any representation, warranty or covenant set forth in this Agreement), and (B) cannot reasonably be cured prior to the Outside Date; provided, however, that Buyer shall have given Seller written notice, delivered at least ten (10) Business Days prior to such termination stating its intention to terminate this Agreement pursuant to this Section 9.1(b)(ii) and the basis for such termination with reasonable particularity and provided the opportunity to cure any breach giving rise to the effects set forth in clauses (A) and (B) above during such time; or
               (iii) as and to the extent Buyer has a right of termination pursuant to Section 5.7;
          (c) Seller may terminate this Agreement by giving written notice to Buyer:
               (i) if the Closing shall not have occurred prior to the Outside Date;
               (ii) if any event, circumstance, condition, fact or effect has occurred or exists which (A) would result in a failure of a condition to Seller’s obligations to consummate the transactions contemplated hereby set forth in Section 7.2 (unless the failure results primarily from Seller itself breaching any representation, warranty or covenant set forth in this Agreement), and (B) cannot reasonably be cured prior to the Outside Date; provided, however, that Seller shall have given Buyer written notice thereof, delivered at least ten (10) Business Days prior to such termination stating its intention to terminate this Agreement pursuant to this Section 9.1(c)(ii) and the basis for such termination with reasonable particularity and provided the opportunity to cure any breach giving rise to the effects set forth in clauses (A) and (B) above during such time;
               (iii) without limiting the generality of Section 9.1(c)(i), if (A) the conditions to Buyer’s obligations to consummate the transactions contemplated hereby set forth in Section 7.1 (other than those conditions that by their terms are to be satisfied at Closing or that have been waived by Buyer) have been satisfied and Buyer has failed to consummate the transactions contemplated hereby within five (5) Business Days after the date on which Seller notifies Buyer that all such conditions have been satisfied, or (B) the Equity Commitment Letter is actually or is purported to be terminated, modified or amended (whether or not permissible under the terms thereof or this Agreement) without Seller’s prior written consent; or
               (iv) if the board of directors of Seller has determined to terminate this Agreement to enter into a transaction contemplated by an Unsolicited Acquisition Proposal.
     Section 9.2 Termination Fees.
          (a) In the event that this Agreement is terminated (i) by Seller pursuant to Section 9.1(c)(ii) based on the failure of the condition to Seller’s obligations to consummate the transactions contemplated hereby set forth in Section 7.2(a) (other than the failure of such condition relating to any untruth or inaccuracy of any representation or warranty as of any date deemed made other than the date hereof) or Section 7.2(b) to reasonably be cured prior to the Outside Date or (ii) by Seller pursuant to Section 9.1(c)(iii), then in such event, Buyer shall pay Seller a termination fee in an aggregate amount of Five Million Dollars ($5,000,000) (the “Buyer Termination Fee”). Upon any termination of this Agreement giving rise to the payment of the Buyer Termination Fee, within one (1) Business Day following such termination, Buyer shall pay the Buyer Termination Fee to Seller. Upon the payment of the Buyer Termination Fee, neither SK nor Buyer shall have any further Liability relating to or arising out of this Agreement, any other Contract contemplated hereby or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise. For the avoidance of doubt, in no event shall Buyer be obligated to pay, or cause to be paid, the Buyer Termination Fee on more than one occasion.
          (b) In the event that this Agreement is terminated (i) by Buyer pursuant to Section 9.1(b)(ii) based on the failure of the condition to Buyer’s obligations to consummate the transactions contemplated hereby set forth in Section 7.1(a) (other than the failure of such condition relating to any untruth or inaccuracy of any representation or warranty as of any date deemed made other than the date hereof) or Section 7.1(b) to reasonably be cured prior to the Outside Date, or (ii) by Seller pursuant to Section 9.1(c)(iv), then in such event, Seller shall pay Buyer a termination fee in an aggregate amount of Five Million Dollars ($5,000,000) (the “Seller Termination Fee”). Upon any termination of this Agreement giving rise to the payment of the Seller Termination Fee, within one (1) Business Day following such termination (in the case of clause (i) above) or simultaneously with such termination (in the case of clause (ii) above), Seller shall pay the Seller Termination Fee to Buyer. Upon the payment of the Seller Termination Fee, neither Seller nor any of its Subsidiaries (including Newco) shall have any further Liability relating to or arising out of this Agreement, any other Contract contemplated hereby or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise. For the avoidance of doubt, in no event shall Seller be obligated to pay, or cause to be paid, the Seller Termination Fee on more than one occasion.
     Section 9.3 Effect of Termination. If any Party terminates this Agreement pursuant to Section 9.1, all rights and obligations of the Parties hereunder shall terminate upon such termination and shall become null and void (except that Article I (Definitions), Section 3.31 (Disclaimer of Other Representations and Warranties), Section 4.10 (Disclaimer of Other Representations and Warranties), Section 5.8(c) (Access; No Contact; Confidentiality), Section 5.12 (SK Guarantee), Section 5.13 (Seller Guarantee), Section 6.17 (Acknowledgements), Section 9.2 (Termination Fees), Section 9.4 (Maximum Recovery), Article X (Miscellaneous) and this Section 9.3 (Effect of Termination) shall survive any such termination) and, for the avoidance of doubt, the Confidentiality Agreement shall survive any such termination) and no Party shall have any Liability to the other Party hereunder; provided, however, that, subject to the limitation of remedies and liability set forth in Section 9.2 and Section 9.4, nothing in this Section 9.3 shall relieve any Party from Liability for any breach occurring prior to any such termination of any of the representations and warranties (but solely to the extent such breach would result in a failure of the condition set forth in Section 7.1(a) or Section 7.2(a), as appropriate) or covenants (but solely to the extent such breach would result in a failure of the condition set forth in Section 7.1(b), or Section 7.2(b), as appropriate) set forth in this Agreement. The Parties hereby agree to cause the China Asset Transfer Agreement to be terminated concurrently with the termination of this Agreement.
     Section 9.4 Maximum Recovery. Notwithstanding anything to the contrary in this Agreement or any other Contract contemplated hereby:
          (a) prior to the Closing (including from and after the termination of this Agreement), the aggregate Liability of Seller and its Subsidiaries (including Newco) to SK and Buyer and the aggregate Liability of SK and Buyer to Seller and Newco, in either case relating to or arising out of this Agreement, any other Contract contemplated hereby or the transactions contemplated hereby (including any Liability to pay any Termination Fee), shall in each case be Five Million Dollars ($5,000,000); and no such Party shall have any further or other Liability to any other Parties relating to or arising out of any such matter, whether at law or equity, in contract, in tort or otherwise; and
          (b) other than Seller, Newco, SK and Buyer (and for such Parties, subject to Section 9.4(a)), none of such Party’s respective Affiliates, nor any former, current or future direct or indirect equity holders, controlling persons, directors, officers, employees, agents, members, managers, assignees, successors or other Representatives of such Parties shall have any Liability relating to or arising out of this Agreement, any other Contract contemplated hereby, whether at law or equity, in contract, in tort or otherwise.

ARTICLE X
MISCELLANEOUS
     Section 10.1 Expenses. Except as otherwise expressly set forth herein or in the Securityholders Agreement, each Party will bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of law firms, commercial banks, investment banks, accountants, public relations firms, experts and consultants. Notwithstanding the foregoing, within five (5) Business Days following the presentment of documentation thereof from and after the date hereof, Seller shall pay to SK the amount of the reasonable, documented out-of pocket expenses incurred by SK from March 6, 2009 through and including March 18, 2009 contemplated to be reimbursed pursuant to the Expense Reimbursement Letter Agreement (the “Seller Advanced Expenses”); provided, however, that the maximum amount of the Seller Advanced Expenses shall be Seven Hundred Thousand Dollars ($700,000); and provided further that at the Closing, SK shall reimburse Seller for the amount of the Seller Advanced Expenses paid to SK pursuant to this sentence, for which SK shall thereafter be entitled to collect the Seller Advanced Expenses from Newco as and to the extent provided for in the Securityholders Agreement.
     Section 10.2 Entire Agreement. This Agreement, the Related Agreements and the Confidentiality Agreement constitute the entire agreement between the Parties and supersede any prior understandings, agreements or representations (whether written or oral) by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof. For the avoidance of doubt, except as provided in Section 10.1, none of (i) the letter agreement dated as of December 5, 2008 by and between Seller and SK, (ii) the letter agreement dated as of March 18, 2009 by and between Seller and SK (the “Expense Reimbursement Letter Agreement”), and (iii) any agreement to reimburse expenses deemed to exist by virtue of the term sheet exchanged between Seller and SK on March 5, 2009, in any such case shall be of any further force and effect as of the execution and delivery of this Agreement, and the Parties agree that no payment is or ever shall become due thereunder. To the extent there is any conflict between this Agreement and the China Asset Transfer Agreement, this Agreement shall prevail.
     Section 10.3 Incorporation of Annexes, Exhibits and Disclosure Schedule. The Annexes and Exhibits to this Agreement and the Disclosure Schedule are incorporated herein by reference and made a part hereof.
     Section 10.4 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each Party except as expressly provided herein. No waiver of any breach of this Agreement shall be construed as an implied amendment or agreement to amend or modify any provision of this Agreement. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation or breach of warranty or covenant. No conditions, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless this Agreement is amended or modified in writing pursuant to the first sentence of this Section 10.4 except as expressly provided herein. Except where a specific period for action or inaction is provided herein, no delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.
     Section 10.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other Parties.
     Section 10.6 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing except as expressly provided herein. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient; (ii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); (iii) upon receipt of confirmation of receipt if sent by facsimile transmission; or (iv) three (3) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller:	Solutia Inc. 575 Maryville Centre Drive P.O. Box 66760 St. Louis, Missouri 63166 Attention: General Counsel Facsimile: (314) 674-5469

With a copy (which shall not constitute notice to Seller) to:

Kirkland & Ellis LLP Citigroup Center 153 East 53rd Street New York, New York 10022 Attention: Frederick Tanne, P.C., Esq. Andrew E. Nagel, Esq. William B. Sorabella, Esq. Facsimile: (212) 446-6460

If to Newco prior to the Closing:
NyCo LLC c/o Solutia Inc. 575 Maryville Centre Drive P.O. Box 66760 St. Louis, Missouri 63166 Attention: General Counsel Facsimile: (314) 674-5469

With a copy (which shall not constitute notice to Newco) to:

Kirkland & Ellis LLP Citigroup Center 153 East 53rd Street New York, New York 10022 Attention: Frederick Tanne, P.C., Esq. Andrew E. Nagel, Esq. William B. Sorabella, Esq. Facsimile: (212) 446-6460

If to SK, Buyer or, following the Closing, Newco:

SK Capital Partners II, L.P. 400 Park Avenue, Suite 810 New York, New York 10022 Attention: General Counsel Facsimile: (212) 867-4525

With a copy (which shall not constitute notice to SK, Buyer or Newco) to:

Morgan, Lewis & Bockius LLP 502 Carnegie Center Princeton, New Jersey 08540 Attention: Steven M. Cohen, Esq. Facsimile: (609) 919-6701
Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner set forth in this Section 10.6.
     Section 10.7 Governing Law; Governing Language.
          (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.
          (b) Notwithstanding anything to the contrary herein or in any Related Agreement, the English language version of any Related Agreement shall govern the interpretation of any Related Agreement.
     Section 10.8 Submission to Jurisdiction; Service of Process. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of any state or federal court sitting in New York, New York in any Litigation arising out of or relating to this Agreement or any Related Agreement and agrees that all claims in respect of such Litigation may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement or any Related Agreement other than the China Asset Transfer Agreement in any other court. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue in, and any defense of inconvenient forum to the maintenance of, any Litigation so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10.6; provided, however, that nothing in this Section 10.8 shall affect the right of any Party to serve legal process in any other manner permitted by law or in equity. Each Party agrees that a final judgment in any Litigation so brought shall be conclusive and may be enforced by Litigation or in any other manner provided by law or in equity. The Parties intend that all foreign jurisdictions will enforce any Decree of any state or federal court sitting in New York, New York in any Litigation arising out of or relating to this Agreement or any Related Agreement other than the China Asset Transfer Agreement.
     Section 10.9 Waivers of Jury Trial. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 10.10 Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached, so that, in addition to any other remedy that a Party may have under law or equity, a Party shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement applicable to the Parties from and after Closing or termination of this Agreement, including Section 9.2 and Section 9.4, and to enforce specifically such provisions of this Agreement and the terms and provisions thereof. No Party shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement applicable to the Parties at or prior to the Closing or prior to the termination of this Agreement or to enforce specifically such provisions of this Agreement or the terms and provisions thereof.
     Section 10.11 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions shall be limited or eliminated only to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.
     Section 10.12 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, the Other Sellers and the respective successors and permitted assigns of the foregoing.

     Section 10.13 Mutual Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
     Section 10.14 Disclosure Schedule. All capitalized terms not defined in the Disclosure Schedule shall have the meanings ascribed to them in this Agreement. Each representation and warranty of Seller in this Agreement is made and given, and the covenants are agreed to, subject to the disclosures and exceptions set forth on the Disclosure Schedule. The disclosure of any matter in any section of the Disclosure Schedule shall be deemed to be a disclosure for all purposes of this Agreement and all other sections of the Disclosure Schedule to which such disclosure reasonably would be inferred. The listing of any matter shall expressly not be deemed to constitute an admission by any Seller, or to otherwise imply, that any such matter is material, is required to be disclosed under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any Contract or law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of any matter in the Disclosure Schedule be deemed or interpreted to expand the scope of Seller’s representations, warranties and/or covenants set forth in this Agreement. All attachments to the Disclosure Schedule are incorporated by reference into the Disclosure Schedule in which they are directly or indirectly referenced. The information contained in the Disclosure Schedule is in all events provided subject to the Confidentiality Agreement.
     Section 10.15 Headings; Table of Contents. The section headings and the table of contents contained in this Agreement and the Disclosure Schedule are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     Section 10.16 Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.
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     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SOLUTIA INC.

By:	/s/ Jeffry N. Quinn Name: Jeffry N. Quinn
Title: President and CEO

NYCO LLC

By:	/s/ Paul J. Berra, III Name: Paul J. Berra, III
Title: Senior Vice President, General Counsel and Chief Administrative Officer

SK CAPITAL PARTNERS II, L.P.

By:	SK Capital Investment II, LLC its General Partner

By:	/s/ Barry B. Siadat Name: Barry B. Siadat
Title: President

SK TITAN HOLDINGS LLC

By:	/s/ Barry B. Siadat Name: Barry B. Siadat
Title: President
{Signature Page to Transaction Agreement}

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